Exhibit 99.1

EXPLANATORY NOTE

Johnson Controls, Inc. (the "Company") is filing this exhibit (the "Exhibit") to revise certain financial information and related disclosures included in the Annual Report on Form 10-K of the Company for the year ended September 30, 2015 ("Annual Report"), which was filed with the Securities and Exchange Commission ("SEC") on November 18, 2015. Effective October 1, 2015, the Company reorganized the reportable segments within its Building Efficiency business to align with its new management reporting structure and business activities. Prior to this reorganization, Building Efficiency was comprised of three reportable segments for financial reporting purposes: North America Systems and Service, Asia and Other. As a result of this change, Building Efficiency is now comprised of four reportable segments for financial reporting purposes: Systems and Service North America, Products North America, Asia and Rest of World. In addition, during the quarter ended December 31, 2015, the Company early adopted Financial Accounting Standards Board Accounting Standards Update (ASU) No. 2015-17, "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes," and applied the change retrospectively to all periods.

This Exhibit is being filed solely to recast segment reporting financial information and revise certain related disclosures contained in the Annual Report to reflect the segment changes implemented during the Company's first quarter of 2016, and the retrospective changes for all periods presented for the adoption of ASU No. 2015-17.

All other information in the Annual Report remains unchanged. Unaffected items and unaffected portions of the Annual Report have not been repeated in, and are not amended or modified by, this Exhibit. The information in this Exhibit with respect to the Company should be read in conjunction with the Annual Report and the subsequent Quarterly Report on Form 10-Q of the Company for the quarterly period ended December 31, 2015, which was filed with the SEC on February 1, 2016. This Exhibit does not reflect events that may have occurred subsequent to the original filing date of the Annual Report, and does not modify or update in any way the disclosures made in the Annual Report other than as required to reflect the segment changes and the retrospective changes of the adoption of ASU No. 2015-17 as described above. For information on developments since the filing of the Annual Report, please refer to the Company's filings with the SEC. The information contained within this Exhibit is not an amendment to, or a restatement of, the Annual Report.

JOHNSON CONTROLS, INC.
Index to Revised Portions of Annual Report on Form 10-K
Year Ended September 30, 2015

PART I

ITEM 1	BUSINESS

General

Johnson Controls is a global diversified technology and industrial leader serving customers in more than 150 countries. The Company creates quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and seating and interior systems for automobiles.

Johnson Controls was originally incorporated in the state of Wisconsin in 1885 as Johnson Electric Service Company to manufacture, install and service automatic temperature regulation systems for buildings. The Company was renamed to Johnson Controls, Inc. in 1974. In 1978, the Company acquired Globe-Union, Inc., a Wisconsin-based manufacturer of automotive batteries for both the replacement and original equipment markets. The Company entered the automotive seating industry in 1985 with the acquisition of Michigan-based Hoover Universal, Inc. In 2005, the Company acquired York International, a global supplier of heating, ventilating, air-conditioning and refrigeration equipment and services. In 2014, the Company acquired Air Distribution Technologies, Inc. (ADT), one of the largest independent providers of air distribution and ventilation products in North America.

The Company is going through a multi-year portfolio transformation. Included in this transformation are several strategic transactions which occurred during fiscal 2015 including the divestiture of its Global Workplace Solutions (GWS) business and the contribution of its Automotive Experience Interiors business to the newly created joint venture with Yanfeng Automotive Trim Systems. Additionally, the Company intends to pursue the separation of its Automotive Experience business through a spin-off.

The Building Efficiency business is a global market leader in designing, producing, marketing and installing integrated heating, ventilating and air conditioning (HVAC) systems, building management systems, controls, security and mechanical equipment. In addition, the Building Efficiency business provides technical services and energy management consulting. The Company also provides residential air conditioning and heating systems and industrial refrigeration products.

The Automotive Experience business is one of the world’s largest automotive suppliers, providing innovative seating and interior systems through our design and engineering expertise. The Company’s technologies extend into virtually every area of the interior including seating, door systems, floor consoles and instrument panels. Customers include most of the world’s major automakers.

The Power Solutions business is a leading global supplier of lead-acid automotive batteries for virtually every type of passenger car, light truck and utility vehicle. The Company serves both automotive original equipment manufacturers (OEMs) and the general vehicle battery aftermarket. The Company also supplies advanced battery technologies to power start-stop, hybrid and electric vehicles.

Financial Information About Business Segments

Accounting Standards Codification (ASC) 280, "Segment Reporting," establishes the standards for reporting information about segments in financial statements. In applying the criteria set forth in ASC 280, the Company has determined that it has seven reportable segments for financial reporting purposes. The Company’s seven reportable segments are presented in the context of its three primary businesses - Building Efficiency, Automotive Experience and Power Solutions.

Refer to Note 19, "Segment Information," of the notes to consolidated financial statements for financial information about business segments.

For the purpose of the following discussion of the Company’s businesses, the four Building Efficiency reportable segments and the two Automotive Experience reportable segments are presented together due to their similar customers and the similar nature of their products, production processes and distribution channels.

Products/Systems and Services

Building Efficiency

Building Efficiency is a global leader in delivering integrated control systems, mechanical equipment, products and services designed to improve the comfort, safety and energy efficiency of non-residential buildings and residential properties with operations in 52 countries. Revenues come from technical services, and the replacement and upgrade of HVAC controls and mechanical equipment in the existing buildings market, where the Company’s large base of current customers leads to repeat business, as well as with installing controls and equipment during the construction of new buildings. Customer relationships often span entire building lifecycles.

Building Efficiency sells its control systems, mechanical equipment and services primarily through the Company’s extensive global network of sales and service offices. Some building controls, products and mechanical systems are sold to distributors of air-conditioning, refrigeration and commercial heating systems throughout the world. In fiscal 2015, approximately 65% of Building Efficiency’s sales were derived from HVAC products and installed control systems for construction and retrofit markets, including 14% of total sales related to new commercial construction. Approximately 35% of its sales in fiscal 2015 originated from its service offerings. In fiscal 2015, Building Efficiency accounted for 28% of the Company’s consolidated net sales.

The Company’s systems include York® chillers, industrial refrigeration products, air handlers and other HVAC mechanical equipment that provide heating and cooling in non-residential buildings. The Metasys® control system monitors and integrates HVAC equipment with other critical building systems to maximize comfort while reducing energy and operating costs. The Company also produces air conditioning and heating equipment and products, including Titus® and Ruskin® brands, for the residential market. As the largest global supplier of HVAC technical services, Building Efficiency staffs, optimizes and repairs building systems made by the Company and its competitors. The Company offers a wide range of solutions such as performance contracting under which guaranteed energy savings are used by the customer to fund project costs over a number of years.

Automotive Experience

Automotive Experience designs and manufactures interior products and systems for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles. The business produces automotive interior systems for OEMs and operates approximately 230 wholly- and majority-owned manufacturing or assembly plants, with operations in 32 countries worldwide. Beginning in the fourth quarter of fiscal 2015, the Automotive Experience Interiors business is predominantly in an unconsolidated partially-owned affiliate. Additionally, the business has other partially-owned affiliates in Asia, Europe, North America and South America.

Automotive Experience products and systems include complete seating systems and interior components, including instrument panels, floor consoles, and door systems. In fiscal 2015, Automotive Experience accounted for 54% of the Company’s consolidated net sales.

The business operates assembly plants that supply automotive OEMs with complete seats on a "just-in-time/in-sequence" basis. Seats are assembled to specific order and delivered on a predetermined schedule directly to an automotive assembly line. Certain of the business’s other automotive interior systems are also supplied on a "just-in-time/in-sequence" basis. Foam, metal and plastic seating components, seat covers, seat mechanisms and other components are shipped to these plants from the business’s production facilities or outside suppliers.

Power Solutions

Power Solutions services both automotive OEMs and the battery aftermarket by providing energy storage technology, coupled with systems engineering, marketing and service expertise. The Company is the largest producer of lead-acid automotive batteries in the world, producing and distributing approximately 146 million lead-acid batteries annually in approximately 61 wholly- and majority-owned manufacturing or assembly plants, distribution centers and sales offices in 22 countries worldwide. Investments in new product and process technology have expanded product offerings to absorbent glass mat (AGM) and enhanced flooded battery (EFB) technologies that power start-stop vehicles, as well as lithium-ion battery technology for certain hybrid and electric vehicles. The business has also invested to develop sustainable lead and poly recycling operations in the North American and European markets. Approximately 74% of unit sales worldwide in fiscal 2015 were to the automotive replacement market, with the remaining sales to the OEM market.

Power Solutions accounted for 18% of the Company’s fiscal 2015 consolidated net sales. Batteries and key components are manufactured at wholly- and majority-owned plants in North America, South America, Asia and Europe.

Competition

Building Efficiency

The Building Efficiency business conducts its operations through thousands of individual contracts that are either negotiated or awarded on a competitive basis. Key factors in the award of contracts include system and service performance, quality, price, design, reputation, technology, application engineering capability and construction or project management expertise. Competitors for HVAC equipment and controls in the residential and non-residential marketplace include many regional, national and international providers; larger competitors include Honeywell International, Inc.; Siemens Building Technologies, an operating group of Siemens AG; Schneider Electric SA; Carrier Corporation, a subsidiary of United Technologies Corporation; Trane Incorporated, a subsidiary of Ingersoll-Rand Company Limited; Daikin Industries, Ltd.; Lennox International, Inc.; GC Midea Holding Co, Ltd.; Gree Electric Appliances, Inc. and Greenheck Fan Corporation. In addition to HVAC equipment, Building Efficiency competes in a highly fragmented HVAC services market, which is dominated by local providers. The loss of any individual contract would not have a material adverse effect on the Company.

Automotive Experience

The Automotive Experience business faces competition from other automotive suppliers and, with respect to certain products, from the automobile OEMs who produce or have the capability to produce certain products the business supplies. The automotive supply industry competes on the basis of technology, quality, reliability of supply and price. Design, engineering and product planning are increasingly important factors. Independent suppliers that represent the principal Automotive Experience Seating competitors include Lear Corporation, Faurecia SA and Magna International Inc. The Automotive Experience Interiors business primarily competes with Faurecia SA, Grupo Antolin - Irausa SA and International Automotive Components Group SA.

Power Solutions

Power Solutions is the principal supplier of batteries to many of the largest merchants in the battery aftermarket, including Advance Auto Parts, AutoZone, Robert Bosch GmbH, DAISA S.A., Costco, NAPA, O’Reilly/CSK, Interstate Battery System of America, Sears, Roebuck & Co. and Wal-Mart stores. Automotive batteries are sold throughout the world under private labels and under the Company’s brand names (Optima®, Varta®, LTH® and Heliar®) to automotive replacement battery retailers and distributors and to automobile manufacturers as original equipment. The Power Solutions business competes with a number of major domestic and international manufacturers and distributors of lead-acid batteries, as well as a large number of smaller, regional competitors. The Power Solutions business primarily competes in the battery market with Exide Technologies, GS Yuasa Corporation, Camel Group Company Limited, East Penn Manufacturing Company and Banner Batteries GB Limited. The North American, European and Asian lead-acid battery markets are highly competitive. The manufacturers in these markets compete on price, quality, technical innovation, service and warranty.

Backlog

The Company’s backlog relating to the Building Efficiency business is applicable to its sales of systems and services. At September 30, 2015, the backlog was $4.5 billion, the majority of which relates to fiscal 2016. The backlog as of September 30, 2014 was $4.8 billion. The decline in backlog year over year was primarily due to declines in the Rest of World, Products North America, and Systems and Service North America segments. The backlog amount outstanding at any given time is not necessarily indicative of the amount of revenue to be earned in the upcoming fiscal year.

Raw Materials

Raw materials used by the businesses in connection with their operations, including lead, steel, tin, aluminum, urethane chemicals, copper, sulfuric acid and polypropylene, were readily available during fiscal 2015, and the Company expects such availability to continue. In fiscal 2016, commodity prices could fluctuate throughout the year and could significantly affect the results of operations.

Intellectual Property

Generally, the Company seeks statutory protection for strategic or financially important intellectual property developed in connection with its business. Certain intellectual property, where appropriate, is protected by contracts, licenses, confidentiality or other agreements.

The Company owns numerous U.S. and non-U.S. patents (and their respective counterparts), the more important of which cover those technologies and inventions embodied in current products or which are used in the manufacture of those products. While the Company believes patents are important to its business operations and in the aggregate constitute a valuable asset, no single patent, or group of patents, is critical to the success of the business. The Company, from time to time, grants licenses under its patents and technology and receives licenses under patents and technology of others.

The Company’s trademarks, certain of which are material to its business, are registered or otherwise legally protected in the U.S. and many non-U.S. countries where products and services of the Company are sold. The Company, from time to time, becomes involved in trademark licensing transactions.

Most works of authorship produced for the Company, such as computer programs, catalogs and sales literature, carry appropriate notices indicating the Company’s claim to copyright protection under U.S. law and appropriate international treaties.

Environmental, Health and Safety Matters

Laws addressing the protection of the environment (environmental laws) and workers’ safety and health (worker safety laws) govern the Company’s ongoing global operations. They generally provide for civil and criminal penalties, as well as injunctive and remedial relief, for noncompliance or require remediation of sites where Company-related materials have been released into the environment.

The Company has expended substantial resources globally, both financial and managerial, to comply with environmental laws and worker safety laws and maintains procedures designed to foster and ensure compliance. Certain of the Company’s businesses are, or have been, engaged in the handling or use of substances that may impact workplace health and safety or the environment. The Company is committed to protecting its workers and the environment against the risks associated with these substances.

The Company’s operations and facilities have been, and in the future may become, the subject of formal or informal enforcement actions or proceedings for noncompliance with environmental laws and worker safety laws or for the remediation of Company-related substances released into the environment. Such matters typically are resolved with regulatory authorities through commitments to compliance, abatement or remediation programs and, in some cases, payment of penalties. Historically, neither such commitments nor such penalties have been material. (See Item 3, "Legal Proceedings," of this report for a discussion of the Company’s potential environmental liabilities.)

Environmental Capital Expenditures

The Company’s ongoing environmental compliance program often results in capital expenditures. Environmental considerations are a part of all significant capital expenditure decisions; however, expenditures in fiscal 2015 related solely to environmental compliance were not material. It is management’s opinion that the amount of any future capital expenditures related solely to environmental compliance will not have a material adverse effect on the Company’s financial results or competitive position in any one year.

Employees

As of September 30, 2015, the Company employed approximately 139,000 employees, of whom approximately 91,000 were hourly and 48,000 were salaried.

Seasonal Factors

Certain of Building Efficiency’s sales are seasonal as the demand for residential air conditioning equipment generally increases in the summer months. This seasonality is mitigated by the other products and services provided by the Building Efficiency business that have no material seasonal effect.

Sales of automotive seating and interior systems and of batteries to automobile OEMs for use as original equipment are dependent upon the demand for new automobiles. Management believes that demand for new automobiles generally reflects sensitivity to overall economic conditions with no material seasonal effect.

The automotive replacement battery market is affected by weather patterns because batteries are more likely to fail when extremely low temperatures place substantial additional power requirements upon a vehicle’s electrical system. Also, battery life is shortened by extremely high temperatures, which accelerate corrosion rates. Therefore, either mild winter or moderate summer temperatures may adversely affect automotive replacement battery sales.

Financial Information About Geographic Areas

Refer to Note 19, "Segment Information," of the notes to consolidated financial statements for financial information about geographic areas.

Research and Development Expenditures

Refer to Note 1, "Summary of Significant Accounting Policies," of the notes to consolidated financial statements for research and development expenditures.

Available Information

The Company’s filings with the U.S. Securities and Exchange Commission (SEC), including annual reports on Form 10-K, quarterly reports on Form 10-Q, definitive proxy statements on Schedule 14A, current reports on Form 8-K, and any amendments to those reports filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, are made available free of charge through the Investor Relations section of the Company’s Internet website at http://www.johnsoncontrols.com as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC. Copies of any materials the Company files with the SEC can also be obtained free of charge through the SEC’s website at http://www.sec.gov, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, or by calling the SEC’s Office of Investor Education and Advocacy at 1-800-732-0330. The Company also makes available, free of charge, its Ethics Policy, Corporate Governance Guidelines, Board of Directors committee charters and other information related to the Company on the Company’s Internet website or in printed form upon request. The Company is not including the information contained on the Company’s website as a part of, or incorporating it by reference into, this Annual Report on Form 10-K.

PART II

ITEM 6	SELECTED FINANCIAL DATA

The following selected financial data reflects the results of operations, financial position data and common share information for the fiscal years ended September 30, 2011 through September 30, 2015 (dollars in millions, except per share data). Certain amounts have been revised to reflect the retrospective application of the classification of the Building Efficiency Global Workplace Solutions (GWS) segment as a discontinued operation and to reflect the retrospective application of the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2015-17, for all periods presented.

	Year ended September 30,
	2015	2014	2013	2012	2011
OPERATING RESULTS
Net sales	$37,179	$38,749	$37,145	$36,310	$35,390
Segment income (1)	3,258	2,721	2,511	2,227	2,088
Income from continuing operations attributable to Johnson Controls, Inc. (6)	1,439	1,404	992	1,003	1,317
Net income attributable to Johnson Controls, Inc.	1,563	1,215	1,178	1,184	1,415
Earnings per share from continuing operations (6)
Basic	$2.20	$2.11	$1.45	$1.47	$1.94
Diluted	2.18	2.08	1.44	1.46	1.92
Return on average shareholders’ equity attributable to Johnson Controls, Inc. (2) (6)	13%	12%	8%	9%	12%
Capital expenditures	$1,135	$1,199	$1,377	$1,831	$1,325
Depreciation and amortization	860	955	952	824	731
Number of employees	139,000	168,000	170,000	170,000	162,000

FINANCIAL POSITION
Working capital (3)	$278	$464	$499	$1,816	$1,220
Total assets	29,595	32,785	31,643	31,014	29,931
Long-term debt	5,745	6,357	4,560	5,321	4,533
Total debt	6,610	6,680	5,498	6,068	5,146
Shareholders' equity attributable to Johnson Controls, Inc.	10,376	11,311	12,314	11,625	11,154
Total debt to capitalization (4)	39%	37%	31%	34%	32%
Net book value per share (5)	$16.03	$17.00	$17.99	$17.04	$16.40

COMMON SHARE INFORMATION
Dividends per share	$1.04	$0.88	$0.76	$0.72	$0.64
Market prices
High	$54.52	$52.50	$43.49	$35.95	$42.92
Low	38.48	39.42	24.75	23.37	25.91
Weighted average shares (in millions)
Basic	655.2	666.9	683.7	681.5	677.7
Diluted	661.5	674.8	689.2	688.6	689.9
Number of shareholders	35,425	36,687	38,067	40,019	43,340

(1)
Segment income is calculated as income from continuing operations before income taxes and noncontrolling interests excluding net financing charges, significant restructuring and impairment costs, and net mark-to-market adjustments on pension and postretirement plans.

(2)
Return on average shareholders’ equity attributable to Johnson Controls, Inc. (ROE) represents income from continuing operations attributable to Johnson Controls, Inc. divided by average shareholders’ equity attributable to Johnson Controls, Inc.

(3)
Working capital is defined as current assets less current liabilities, excluding cash, short-term debt, the current portion of long-term debt, and the current portion of assets and liabilities held for sale.

(4)	Total debt to total capitalization represents total debt divided by the sum of total debt and shareholders’ equity attributable to Johnson Controls, Inc.

(5)	Net book value per share represents shareholders’ equity attributable to Johnson Controls, Inc. divided by the number of common shares outstanding at the end of the period.

(6)
Income from continuing operations attributable to Johnson Controls, Inc. includes $397 million, $324 million, $903 million and $271 million of significant restructuring and impairment costs in fiscal year 2015, 2014, 2013 and 2012, respectively. It also includes $422 million, $237 million, $(407) million, $494 million and $310 million of net mark-to-market charges (gains) on pension and postretirement plans in fiscal year 2015, 2014, 2013, 2012 and 2011, respectively. The preceding amounts are stated on a pre-tax basis.

ITEM 7	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

The Company operates in three primary businesses: Building Efficiency, Automotive Experience and Power Solutions. Building Efficiency provides facility systems and services including comfort and energy management for the residential and non-residential buildings markets. Automotive Experience designs and manufactures interior products and systems for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles. Power Solutions designs and manufactures automotive batteries for the replacement and original equipment markets.

This discussion summarizes the significant factors affecting the consolidated operating results, financial condition and liquidity of the Company for the three-year period ended September 30, 2015. This discussion should be read in conjunction with Item 8, the consolidated financial statements and the notes to consolidated financial statements.

At March 31, 2015, the Company determined that its Building Efficiency Global Workplace Solutions (GWS) segment met the criteria to be classified as a discontinued operation, which required retrospective application to financial information for all periods presented. Refer to Note 3, "Discontinued Operations," of the notes to consolidated financial statements for further information regarding the Company's discontinued operations.

Effective October 1, 2015, the Company reorganized the reportable segments within its Building Efficiency business to align with its new management reporting structure and business activities. Prior to this reorganization, Building Efficiency was comprised of three reportable segments for financial reporting purposes: North America Systems and Service, Asia and Other. As a result of this change, Building Efficiency is now comprised of four reportable segments for financial reporting purposes: Systems and Service North America, Products North America, Asia and Rest of World. Historical information has been revised to reflect the new Building Efficiency reportable segments. Refer to Note 6, "Goodwill and Other Intangible Assets," and Note 19, "Segment Information," of the notes to consolidated financial statements for further information.

During the quarter ended December 31, 2015, the Company early adopted Accounting Standards Update (ASU) No. 2015-17, "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes." ASU No. 2015-17 requires that deferred tax liabilities and assets be classified as noncurrent in the consolidated statements of financial position. The change has been reported through retrospective application of ASU No. 2015-17 to all periods presented. Refer to Note 1, "Summary of Significant Accounting Policies," of the notes to consolidated financial statements for further information.

Outlook

On October 29, 2015, the Company gave a preliminary outlook of its market and financial expectations for fiscal 2016, saying that it expects fiscal 2016 first quarter earnings from continuing operations, excluding transaction, integration, separation and non-recurring items, to be $0.80-$0.83 per diluted share. The Company will provide further detailed fiscal 2016 guidance at an analyst meeting on December 1, 2015, which will be accessible to the public in a manner that the Company will disclose in advance.

On July 24, 2015, the Company announced its intent to pursue a separation of the Automotive Experience business through a spin-off to shareholders. The proposed spin-off is subject to various conditions, is complex in nature, and may be affected by unanticipated developments, credit and equity markets, or changes in market conditions. Completion of the proposed spin-off will be contingent upon customary closing conditions, including final approval from our Board of Directors.

On October 1, 2015, the Company formed a joint venture with Hitachi to expand its Building Efficiency product offerings.

FISCAL YEAR 2015 COMPARED TO FISCAL YEAR 2014

Net Sales

	Year Ended September 30,
(in millions)	2015	2014	Change
Net sales	$37,179	$38,749	-4%

The decrease in consolidated net sales was due to the unfavorable impact of foreign currency translation ($2.5 billion) and lower sales in the Automotive Experience business ($344 million), partially offset by higher sales in the Building Efficiency business ($839 million) and Power Solutions business ($408 million). Excluding the unfavorable impact of foreign currency translation, consolidated net sales increased 2% as compared to the prior year. The favorable impacts of higher Automotive Experience volumes globally, incremental sales related to the prior year acquisition of ADT in the Building Efficiency business, higher Building Efficiency volumes in North America and the Middle East markets, and higher global battery shipments and favorable product mix in the Power Solutions business, were partially offset by the deconsolidation of the majority of the Automotive Experience Interiors business on July 2, 2015. The incremental sales related to business acquisitions were $751 million across the Building Efficiency and Automotive Experience segments. Refer to the segment analysis below within Item 7 for a discussion of net sales by segment.

Cost of Sales / Gross Profit

	Year Ended September 30,
(in millions)	2015	2014	Change
Cost of sales	$30,732	$32,444	-5%
Gross profit	6,447	6,305	2%
% of sales	17.3%	16.3%

The decrease in cost of sales year over year corresponds to the sales decrease described above. Foreign currency translation had a favorable impact on cost of sales of approximately $2.2 billion. Gross profit in the Building Efficiency business was favorably impacted by incremental gross profit related to the ADT acquisition, favorable margin rates, prior year contract related charges in the Middle East and higher market demand in North America. Gross profit in the Power Solutions business was favorably impacted by higher volumes and lower operating costs. Gross profit in the Automotive Experience business was favorably impacted by higher volumes globally, lower purchasing costs and favorable commercial settlements, partially offset by higher operating costs and unfavorable mix. Net mark-to-market adjustments on pension and postretirement plans had a net unfavorable year over year impact on cost of sales of $113 million ($156 million charge in fiscal 2015 compared to a $43 million charge in fiscal 2014) primarily due to unfavorable U.S. investment returns versus expectations and the adoption of new mortality rate changes in the U.S. in the current year. Refer to the segment analysis below within Item 7 for a discussion of segment income by segment.

Selling, General and Administrative Expenses

	Year Ended September 30,
(in millions)	2015	2014	Change
Selling, general and administrative expenses	$3,986	$4,216	-5%
% of sales	10.7%	10.9%

Selling, general and administrative expenses (SG&A) decreased by $230 million year over year, and SG&A as a percentage of sales decreased 20 basis points. Net mark-to-market adjustments on pension and postretirement plans had a net unfavorable year over year impact on SG&A of $72 million ($266 million charge in fiscal 2015 compared to a $194 million charge in fiscal 2014) primarily due to unfavorable U.S. investment returns versus expectations and the adoption of new mortality rate changes in the U.S. in the current year. The Automotive Experience business SG&A decreased primarily due to gains on business divestitures, a prior year net loss on business divestitures, lower engineering expenses and lower employee related costs, partially offset by transaction, integration and separation costs. The Building Efficiency business SG&A increased primarily due to incremental SG&A related to the prior year acquisition of ADT, current year transaction and integration costs, and higher investments. The Power Solutions business SG&A increased primarily due to higher employee related expenses. Foreign currency translation had a favorable impact on SG&A of $189 million. Refer to the segment analysis below within Item 7 for a discussion of segment income by segment.

Restructuring and Impairment Costs

	Year Ended September 30,
(in millions)	2015	2014	Change
Restructuring and impairment costs	$397	$324	23%

Refer to Note 16, "Significant Restructuring and Impairment Costs," of the notes to consolidated financial statements for further disclosure related to the Company's restructuring plans.

Net Financing Charges

	Year Ended September 30,
(in millions)	2015	2014	Change
Net financing charges	$288	$244	18%

Net financing charges increased in fiscal 2015 as compared to fiscal 2014 primarily due to higher average borrowing levels related to the acquisition of ADT and the share repurchase program.

Equity Income

	Year Ended September 30,
(in millions)	2015	2014	Change
Equity income	$375	$395	-5%

The decrease in equity income was primarily due to prior year gains on acquisitions of partially-owned affiliates in the Power Solutions business ($19 million) and Building Efficiency business ($19 million), partially offset by higher current year income at certain Automotive Experience partially-owned affiliates. Refer to the segment analysis below within Item 7 for a discussion of segment income by segment.

Income Tax Provision

	Year Ended September 30,
(in millions)	2015	2014	Change
Income tax provision	$600	$407	47%

The effective rate is below the U.S. statutory rate for fiscal 2015 primarily due to the benefits of continuing global tax planning initiatives, income in certain non-U.S. jurisdictions with a tax rate lower than the U.S. statutory tax rate and adjustments due to tax audit resolutions, partially offset by the tax consequences of business divestitures, and significant restructuring and impairment costs. The effective rate is below the U.S. statutory rate for fiscal 2014 primarily due to the benefits of continuing global tax planning initiatives and income in certain non-U.S. jurisdictions with a tax rate lower than the U.S. statutory tax rate partially offset by the tax consequences of business divestitures, significant restructuring and impairment costs, and valuation allowance adjustments. Refer to Note 18, "Income Taxes," of the notes to consolidated financial statements for further details.

Valuation Allowances

The Company reviews the realizability of its deferred tax asset valuation allowances on a quarterly basis, or whenever events or changes in circumstances indicate that a review is required. In determining the requirement for a valuation allowance, the historical and projected financial results of the legal entity or consolidated group recording the net deferred tax asset are considered, along with any other positive or negative evidence. Since future financial results may differ from previous estimates, periodic adjustments to the Company’s valuation allowances may be necessary.

In the fourth quarter of fiscal 2015, the Company performed an analysis related to the realizability of its worldwide deferred tax assets. As a result, and after considering tax planning initiatives and other positive and negative evidence, the Company determined that it was more likely than not that certain deferred tax assets primarily within Spain, Germany and the United Kingdom would not be realized and it is more likely than not that certain deferred tax assets of Poland and Germany will be realized. The impact of the net valuation allowance provision offset the benefit of valuation allowance releases and, as such, there was no net impact to income tax expense in the three month period ended September 30, 2015.

In the fourth quarter of fiscal 2014, the Company performed an analysis related to the realizability of its worldwide deferred tax assets. As a result, and after considering tax planning initiatives and other positive and negative evidence, the Company determined that it was more likely than not that deferred tax assets within Italy would not be realized. Therefore, the Company recorded $34 million of net valuation allowances as income tax expense in the three month period ended September 30, 2014.

In the first quarter of fiscal 2014, the Company determined that it was more likely than not that the deferred tax asset associated with a capital loss in Mexico would not be utilized. Therefore, the Company recorded a $21 million valuation allowance as income tax expense.

Uncertain Tax Positions

The Company is subject to income taxes in the U.S. and numerous foreign jurisdictions. Judgment is required in determining its worldwide provision for income taxes and recording the related assets and liabilities. In the ordinary course of the Company’s business, there are many transactions and calculations where the ultimate tax determination is uncertain. The Company is regularly under audit by tax authorities.

During fiscal 2015, the Company settled a significant number of tax examinations in Germany, Mexico and the U.S., impacting fiscal years 1998 to fiscal 2012. The settlement of unrecognized tax benefits included cash payments for approximately $440 million and the loss of various tax attributes. The reduction for tax positions of prior years is substantially related to foreign exchange rates. In the fourth quarter of fiscal 2015, income tax audit resolutions resulted in a net $99 million benefit to income tax expense.

The Company’s federal income tax returns and certain non-U.S. income tax returns for various fiscal years remain under various stages of audit by the IRS and respective non-U.S. tax authorities. Although the outcome of tax audits is always uncertain, management believes that it has appropriate support for the positions taken on its tax returns and that its annual tax provisions included amounts sufficient to pay assessments, if any, which may be proposed by the taxing authorities. At September 30, 2015, the Company had recorded a liability for its best estimate of the probable loss on certain of its tax positions, the majority of which is included in other noncurrent liabilities in the consolidated statements of financial position. Nonetheless, the amounts ultimately paid, if any, upon resolution of the issues raised by the taxing authorities may differ materially from the amounts accrued for each year.

Other Tax Matters

During fiscal 2015 and 2014, the Company incurred significant charges for restructuring and impairment costs. Refer to Note 16, "Significant Restructuring and Impairment Costs," of the notes to consolidated financial statements for additional information. A substantial portion of these charges cannot be benefited for tax purposes due to our current tax position in these jurisdictions and the underlying tax basis in the impaired assets, resulting in $52 million and $75 million incremental tax expense in fiscal 2015 and 2014, respectively.

In the fourth quarter of fiscal 2015, the Company completed its global automotive interiors joint venture with Yanfeng Automotive Trim Systems. Refer to Note 2, "Acquisitions and Divestitures," of the notes to consolidated financial statements for additional information. In connection with the divestiture of the Interiors business, the Company recorded a pre-tax gain on divestiture of $145 million, $38 million net of tax. The tax impact of the gain is due to the jurisdictional mix of gains and losses on the divestiture, which resulted in non-benefited expenses in certain countries and taxable gains in other countries. In addition, in the third and fourth quarters of fiscal 2015, the Company provided income tax expense for repatriation of foreign cash and other tax reserves associated with the Automotive Experience Interiors joint venture transaction, which resulted in a tax charge of $75 million and $223 million, respectively.

During the fourth quarter of fiscal 2014, the Company recorded a discrete tax benefit of $51 million due to change in entity status.

In the third quarter of fiscal 2014, the Company disposed of its Automotive Experience Interiors headliner and sun visor product lines. Refer to Note 2, "Acquisitions and Divestitures," of the notes to consolidated financial statements for additional information.

As a result, the Company recorded a pre-tax loss on divestiture of $95 million and income tax expense of $38 million. The income tax expense is due to the jurisdictional mix of gains and losses on the sale, which resulted in non-benefited losses in certain countries and taxable gains in other countries.

Impacts of Tax Legislation and Change in Statutory Tax Rates

The "look-through rule," under subpart F of the U.S. Internal Revenue Code, expired for the Company on September 30, 2015. The "look-through rule" had provided an exception to the U.S. taxation of certain income generated by foreign subsidiaries. It is generally thought that this rule will be extended with the possibility of retroactive application. The “look-through rule” previously expired for the Company on September 30, 2014 but was extended retroactively to the beginning of the Company’s 2015 fiscal year.

In the second quarter of fiscal 2015, tax legislation was adopted in Japan which reduced its statutory income tax rate. As a result of the law change, the Company recorded income tax expense of $17 million in the second quarter of fiscal 2015. Tax legislation was also adopted in various other jurisdictions during the fiscal year ended September 30, 2015. These law changes did not have a material impact on the Company's consolidated financial statements.

As a result of changes to Mexican tax law in the first quarter of fiscal 2014, the Company recorded a benefit to income tax expense of $25 million. Tax legislation was also adopted in various other jurisdictions during the fiscal year ended September 30, 2014. These law changes did not have a material impact on the Company's consolidated financial statements.

Income (Loss) From Discontinued Operations, Net of Tax

	Year Ended September 30,
(in millions)	2015	2014	Change
Income (loss) from discontinued operations, net of tax	$128	$(166)	*
* Measure not meaningful

Refer to Note 3, "Discontinued Operations," of the notes to consolidated financial statements for further information.

Income Attributable to Noncontrolling Interests

	Year Ended September 30,
(in millions)	2015	2014	Change
Income from continuing operations attributable to noncontrolling interests	$112	$105	7%
Income from discontinued operations attributable to noncontrolling interests	4	23	-83%

The increase in income from continuing operations attributable to noncontrolling interests for fiscal 2015 was primarily due to higher income at a Power Solutions partially-owned affiliate.

Refer to Note 3, "Discontinued Operations," of the notes to consolidated financial statements for further information regarding the Company's discontinued operations.

Net Income Attributable to Johnson Controls, Inc.

	Year Ended September 30,
(in millions)	2015	2014	Change
Net income attributable to Johnson Controls, Inc.	$1,563	$1,215	29%

The increase in net income attributable to Johnson Controls, Inc. was primarily due to higher income from continuing and discontinued operations, partially offset by an increase in the income tax provision. Fiscal 2015 diluted earnings per share attributable to Johnson Controls, Inc. was $2.36 compared to $1.80 in fiscal 2014.

Segment Analysis

Management evaluates the performance of its business units based primarily on segment income, which is defined as income from continuing operations before income taxes and noncontrolling interests excluding net financing charges, significant restructuring and impairment costs, and net mark-to-market adjustments on pension and postretirement plans.

Building Efficiency

	Net Sales for the Year Ended September 30,			Segment Income (Loss) for the Year Ended September 30,
(in millions)	2015	2014	Change	2015	2014	Change
Systems and Service North America	$4,184	$4,098	2%	$375	$354	6%
Products North America	2,450	1,807	36%	306	238	29%
Asia	1,985	2,077	-4%	191	270	-29%
Rest of World	1,891	2,103	-10%	51	(45)	*
	$10,510	$10,085	4%	$923	$817	13%
 * Measure not meaningful

Net Sales:

•
The increase in Systems and Service North America was due to higher volumes of controls systems and service ($129 million), partially offset by the unfavorable impact of foreign currency translation ($43 million).

•
The increase in Products North America was due to incremental sales related to the ADT acquisition ($587 million), and higher volumes of residential and commercial products ($65 million), partially offset by the unfavorable impact of foreign currency translation ($9 million).

•
The decrease in Asia was due to the unfavorable impact of foreign currency translation ($107 million), and lower volumes of equipment and controls systems ($80 million), partially offset by incremental sales due to business acquisitions ($58 million) and higher service volumes ($37 million).

•
The decrease in Rest of World was due to the unfavorable impact of foreign currency translation ($255 million) and lower volumes in Latin America ($72 million), partially offset by higher volumes in the Middle East ($71 million) and Europe ($22 million), and incremental sales related to the ADT acquisition ($22 million).

Segment Income:

•
The increase in Systems and Service North America was due to higher volumes ($30 million), net unfavorable prior year contract related charges ($9 million) and a prior year pension settlement loss ($3 million), partially offset by higher selling, general and administrative expenses net of a current year gain on business divestiture ($13 million), current year transaction and integration costs ($4 million), and the unfavorable impact of foreign currency translation ($4 million).

•
The increase in Products North America was due to incremental operating income related to the ADT acquisition ($53 million), prior year acquisition related costs ($27 million), higher volumes ($22 million), higher equity income ($2 million), a prior year pension settlement loss ($1 million) and the favorable impact of foreign currency translation ($1 million), partially offset by higher selling, general and administrative expenses net of current year gains on business divestitures ($28 million), current year transaction and integration costs ($8 million), and unfavorable mix and margin rates ($2 million).

•
The decrease in Asia was due to higher selling, general and administrative expenses ($26 million), current year transaction and integration costs ($24 million), a prior year gain on acquisition of partially-owned affiliates ($19 million), lower volumes ($17 million) and the unfavorable impact of foreign currency translation ($17 million), partially offset by favorable mix and margin rates ($17 million), and incremental operating income due to business acquisitions ($7 million).

•
The increase in Rest of World was due to net unfavorable prior year contract related charges in the Middle East ($50 million), favorable mix and margin rates ($49 million), higher equity income ($7 million), higher volumes ($4 million), lower selling, general and administrative expenses ($1 million), and incremental operating income due to business acquisitions ($1 million), partially offset by the unfavorable impact of foreign currency translation ($15 million) and current year transaction costs ($1 million).

Automotive Experience

	Net Sales for the Year Ended September 30,			Segment Income (Loss) for the Year Ended September 30,
(in millions)	2015	2014	Change	2015	2014	Change
Seating	$16,539	$17,531	-6%	$928	$853	9%
Interiors	3,540	4,501	-21%	254	(1)	*
	$20,079	$22,032	-9%	$1,182	$852	39%
* Measure not meaningful

Net Sales:

•
The decrease in Seating was due to the unfavorable impact of foreign currency translation ($1.4 billion), partially offset by higher volumes ($280 million), incremental sales related to a business acquisition ($57 million), and net favorable pricing and commercial settlements ($51 million).

•
The decrease in Interiors was due to the deconsolidation of the majority of the Interiors business on July 2, 2015 ($924 million), lower volumes related to a prior year business divestiture ($248 million), the unfavorable impact of foreign currency translation ($229 million) and unfavorable sales mix ($138 million), partially offset by higher volumes ($506 million), net favorable pricing and commercial settlements ($45 million), and incremental sales related to business acquisitions ($27 million).

Segment Income:

•
The increase in Seating was due to net favorable pricing and commercial settlements ($65 million), lower purchasing costs ($64 million), higher volumes ($56 million), lower selling, general and administrative expenses ($30 million), lower engineering expenses ($29 million), higher equity income ($20 million), a gain on a business divestiture ($10 million), incremental operating income related to a business acquisition ($7 million) and a prior year pension settlement loss ($5 million), partially offset by higher operating costs ($117 million), the unfavorable impact of foreign currency translation ($47 million), unfavorable mix ($31 million) and current year separation costs ($16 million).

•
The increase in Interiors was due to a net gain on a business divestiture ($145 million), a prior year net loss on business divestitures ($86 million), higher volumes ($67 million), lower operating costs ($23 million), lower selling, general and administrative expenses ($16 million), lower purchasing costs ($6 million), lower engineering expenses ($5 million), higher equity income ($3 million), incremental operating income related to business acquisitions ($3 million) and a prior year pension settlement loss ($1 million), partially offset by current year transaction and integration costs ($38 million), unfavorable mix ($27 million), lower operating income related to a current year business divestiture ($19 million), net unfavorable pricing and commercial settlements ($12 million), and the unfavorable impact of foreign currency translation ($4 million).

Power Solutions

	Year Ended September 30,
(in millions)	2015	2014	Change
Net sales	$6,590	$6,632	-1%
Segment income	1,153	1,052	10%

•
Net sales decreased due to the unfavorable impact of foreign currency translation ($450 million), partially offset by higher sales volumes ($291 million), and favorable pricing and product mix ($117 million).

•
Segment income increased due to higher volumes ($90 million), lower operating costs ($79 million), favorable pricing and product mix ($16 million), a prior year pension settlement loss ($5 million) and higher equity income ($2 million), partially offset by the unfavorable impact of foreign currency translation ($52 million), higher selling, general and administrative expenses ($20 million), and a prior year gain on acquisition of a partially-owned affiliate ($19 million).

FISCAL YEAR 2014 COMPARED TO FISCAL YEAR 2013

Net Sales

	Year Ended September 30,
(in millions)	2014	2013	Change
Net sales	$38,749	$37,145	4%

The increase in consolidated net sales was due to higher sales in the Automotive Experience business ($1.5 billion) and Power Solutions business ($244 million), and the favorable impact of foreign currency translation ($48 million), partially offset by lower sales in the Building Efficiency business ($172 million). Excluding the favorable impact of foreign currency translation, consolidated net sales increased 4% as compared to the prior year. The favorable impacts of higher Automotive Experience volumes globally, and higher global battery shipments and improved pricing in the Power Solutions business were partially offset by lower market demand for Building Efficiency in North America, the Middle East, Latin America and Europe. The incremental sales related to business acquisitions were $622 million across all segments. Refer to the segment analysis below within Item 7 for a discussion of net sales by segment.

Cost of Sales / Gross Profit

	Year Ended September 30,
(in millions)	2014	2013	Change
Cost of sales	$32,444	$30,999	5%
Gross profit	6,305	6,146	3%
% of sales	16.3%	16.5%

The increase in cost of sales year over year corresponds to the sales growth noted above, with gross profit percentage decreasing by 20 basis points. Gross profit in the Automotive Experience business was favorably impacted by higher volumes globally, and lower operating and purchasing costs due to improved operational performance, partially offset by net unfavorable pricing and commercial settlements. Gross profit in the Power Solutions business was impacted by favorable pricing and product mix including lead acquisition costs and battery cores, and increased benefits of vertical integration. Gross profit in the Building Efficiency business was unfavorably impacted by lower market demand in North America, the Middle East, Latin America and Europe, and contract related charges in the Middle East, partially offset by strong operating performance in Asia due to cost and pricing initiatives. Foreign currency translation had an unfavorable impact on cost of sales of approximately $51 million. Net mark-to-market adjustments on pension and postretirement plans had a net unfavorable year over year impact on cost of sales of $227 million ($43 million charge in fiscal 2014 compared to a $184 million gain in fiscal 2013) primarily due to a decrease in year over year discount rates. Refer to the segment analysis below within Item 7 for a discussion of segment income by segment.

Selling, General and Administrative Expenses

	Year Ended September 30,
(in millions)	2014	2013	Change
Selling, general and administrative expenses	$4,216	$3,627	16%
% of sales	10.9%	9.8%

Selling, general and administrative expenses (SG&A) increased by $589 million year over year, and SG&A as a percentage of sales increased 110 basis points. Net mark-to-market adjustments on pension and postretirement plans had a net unfavorable year over year impact on SG&A of $417 million ($194 million charge in fiscal 2014 compared to a $223 million gain in fiscal 2013) primarily due to a decrease in year over year discount rates. Net pension settlement activity had a net unfavorable year over year impact on SG&A of $84 million ($15 million charge in fiscal 2014 compared to a $69 million gain in fiscal 2013) primarily related to lump-sum buyouts of participants in the U.S. pension plan. The Automotive Experience business SG&A increased primarily due to a net loss on business divestitures and higher employee related expenses, partially offset by lower engineering expenses, prior year distressed supplier costs and the benefits of cost reduction initiatives. The Power Solutions business SG&A increased primarily due to prior year net favorable legal settlements and higher employee related expenses. The Building Efficiency business SG&A decreased primarily due to lower employee related expenses and other cost reduction initiatives, partially offset by transaction-related costs. Foreign currency translation was consistent year over year. Refer to the segment analysis below within Item 7 for a discussion of segment income by segment.

Restructuring and Impairment Costs

	Year Ended September 30,
(in millions)	2014	2013	Change
Restructuring and impairment costs	$324	$903	-64%

Refer to Note 16, "Significant Restructuring and Impairment Costs," of the notes to consolidated financial statements for further disclosure related to the Company's restructuring plans.

Net Financing Charges

	Year Ended September 30,
(in millions)	2014	2013	Change
Net financing charges	$244	$247	-1%

Net financing charges decreased slightly in fiscal 2014 as compared to fiscal 2013 primarily due to lower interest expense as a result of lower interest rates, partially offset by higher average borrowing levels.

Equity Income

	Year Ended September 30,
(in millions)	2014	2013	Change
Equity income	$395	$399	-1%

The decrease in equity income was primarily due to prior year gains on acquisitions of a partially-owned affiliates in the Automotive Experience business ($106 million) and lower current year income at certain Power Solutions and Building Efficiency partially-owned affiliates, partially offset by higher current year income at certain Automotive Experience partially-owned affiliates and gains on acquisitions of partially-owned affiliates in the Power Solutions business ($19 million) and Building Efficiency business ($19 million). Refer to the segment analysis below within Item 7 for a discussion of segment income by segment.

Income Tax Provision

	Year Ended September 30,
(in millions)	2014	2013	Change
Income tax provision	$407	$674	-40%

The effective rate is below the U.S. statutory rate for fiscal 2014 primarily due to the benefits of continuing global tax planning initiatives and income in certain non-U.S. jurisdictions with a tax rate lower than the U.S. statutory tax rate partially offset by the tax consequences of business divestitures, significant restructuring and impairment costs, and valuation allowance adjustments. The effective rate is above the U.S. statutory rate for fiscal 2013 primarily due to the tax consequences of significant restructuring and impairment costs, and valuation allowance and uncertain tax position adjustments, partially offset by favorable tax audit resolutions, the benefits of continuing global tax planning initiatives and income in certain non-U.S. jurisdictions with a tax rate lower than the U.S. statutory tax rate. Refer to Note 18, "Income Taxes," of the notes to consolidated financial statements for further details.

Valuation Allowances

The Company reviews the realizability of its deferred tax asset valuation allowances on a quarterly basis, or whenever events or changes in circumstances indicate that a review is required. In determining the requirement for a valuation allowance, the historical and projected financial results of the legal entity or consolidated group recording the net deferred tax asset are considered, along with any other positive or negative evidence. Since future financial results may differ from previous estimates, periodic adjustments to the Company’s valuation allowances may be necessary.

In the fourth quarter of fiscal 2014, the Company performed an analysis related to the realizability of its worldwide deferred tax assets. As a result, and after considering tax planning initiatives and other positive and negative evidence, the Company determined that it was more likely than not that deferred tax assets within Italy would not be realized. Therefore, the Company recorded $34 million of net valuation allowances as income tax expense in the three month period ended September 30, 2014.

In the first quarter of fiscal 2014, the Company determined that it was more likely than not that the deferred tax asset associated with a capital loss in Mexico would not be utilized. Therefore, the Company recorded a $21 million valuation allowance as income tax expense.

In the fourth quarter of fiscal 2013, the Company determined that it was more likely than not that deferred tax assets within Germany and Poland would not be realized. The Company also determined that it was more likely than not that the deferred tax assets within two French Power Solutions entities would be realized. Therefore, the Company recorded $145 million of net valuation allowances as income tax expense in the three month period ended September 30, 2013.

In the second quarter of fiscal 2013, the Company determined that it was more likely than not that a portion of the deferred tax assets within Brazil and Germany would not be realized. Therefore, the Company recorded $94 million of valuation allowances as income tax expense.

Uncertain Tax Positions

The Company is subject to income taxes in the U.S. and numerous foreign jurisdictions. Judgment is required in determining its worldwide provision for income taxes and recording the related assets and liabilities. In the ordinary course of the Company’s business, there are many transactions and calculations where the ultimate tax determination is uncertain. The Company is regularly under audit by tax authorities.

In the third quarter of fiscal 2013, tax audit resolutions resulted in a net $79 million benefit to income tax expense.

As a result of foreign law changes during the second quarter of fiscal 2013, the Company increased its total reserve for uncertain tax positions, resulting in income tax expense of $17 million.

The Company’s federal income tax returns and certain non-U.S. income tax returns for various fiscal years remain under various stages of audit by the IRS and respective non-U.S. tax authorities. Although the outcome of tax audits is always uncertain, management believes that it has appropriate support for the positions taken on its tax returns and that its annual tax provisions included amounts sufficient to pay assessments, if any, which may be proposed by the taxing authorities. At September 30, 2014, the Company had recorded a liability for its best estimate of the probable loss on certain of its tax positions, the majority of which is included in other noncurrent liabilities in the consolidated statements of financial position. Nonetheless, the amounts ultimately paid, if any, upon resolution of the issues raised by the taxing authorities may differ materially from the amounts accrued for each year.

Other Tax Matters

During fiscal 2014 and 2013, the Company incurred significant charges for restructuring and impairment costs. Refer to Note 16, "Significant Restructuring and Impairment Costs," of the notes to consolidated financial statements for additional information. A substantial portion of these charges cannot be benefited for tax purposes due to our current tax position in these jurisdictions and the underlying tax basis in the impaired assets, resulting in $75 million and $238 million incremental tax expense in fiscal 2014 and 2013, respectively.

During the fourth quarter of fiscal 2014, the Company recorded a discrete tax benefit of $51 million due to change in entity status.

In the third quarter of fiscal 2014, the Company disposed of its Automotive Experience Interiors headliner and sun visor product lines. Refer to Note 2, "Acquisitions and Divestitures," of the notes to consolidated financial statements for additional information. As a result, the Company recorded a pre-tax loss on divestiture of $95 million and income tax expense of $38 million. The income tax expense is due to the jurisdictional mix of gains and losses on the sale, which resulted in non-benefited losses in certain countries and taxable gains in other countries.

In the third quarter of fiscal 2013, the Company resolved certain Mexican tax issues, which resulted in a $61 million benefit to income tax expense.

Impacts of Tax Legislation and Change in Statutory Tax Rates

The "look-through rule," under subpart F of the U.S. Internal Revenue Code, expired for the Company on September 30, 2014 but was extended retroactively to the beginning of the Company's 2015 fiscal year. The "look-through rule" provides an exception to the U.S. taxation of certain income generated by foreign subsidiaries. The "look-through rule" previously expired for the Company on September 30, 2012 but was extended in January 2013 retroactive to the beginning of the Company's 2013 fiscal year.

As a result of changes to Mexican tax law in the first quarter of fiscal 2014, the Company recorded a benefit to income tax expense of $25 million. Tax legislation was also adopted in various other jurisdictions during the fiscal year ended September 30, 2014. These law changes did not have a material impact on the Company's consolidated financial statements.

As a result of foreign law changes during the second quarter of fiscal 2013, the Company increased its total reserve for uncertain tax positions, resulting in income tax expense of $17 million.

Income (Loss) From Discontinued Operations, Net of Tax

	Year Ended September 30,
(in millions)	2014	2013	Change
Income (loss) from discontinued operations, net of tax	$(166)	$203	*
* Measure not meaningful

Refer to Note 3, "Discontinued Operations," of the notes to consolidated financial statements for further information.

Income Attributable to Noncontrolling Interests

	Year Ended September 30,
(in millions)	2014	2013	Change
Income from continuing operations attributable to noncontrolling interests	$105	$102	3%
Income from discontinued operations attributable to noncontrolling interests	23	17	35%

The increase in income from continuing operations attributable to noncontrolling interests for fiscal 2014 was primarily due to higher income at certain Automotive Experience partially-owned affiliates, partially offset by lower income at certain Power Solutions partially-owned affiliates and the effects of an increase in ownership percentage in a Power Solutions partially-owned affiliate.

Refer to Note 3, "Discontinued Operations," of the notes to consolidated financial statements for further information regarding the Company's discontinued operations.

Net Income Attributable to Johnson Controls, Inc.

	Year Ended September 30,
(in millions)	2014	2013	Change
Net income attributable to Johnson Controls, Inc.	$1,215	$1,178	3%

The increase in net income attributable to Johnson Controls, Inc. was primarily due to lower restructuring and impairment costs, a decrease in the income tax provision and higher gross profit, partially offset by higher selling, general and administrative expenses, and a loss from discontinued operations. Fiscal 2014 diluted earnings per share attributable to Johnson Controls, Inc. was $1.80 compared to $1.71 in fiscal 2013.

Segment Analysis

Management evaluates the performance of its business units based primarily on segment income, which is defined as income from continuing operations before income taxes and noncontrolling interests excluding net financing charges, significant restructuring and impairment costs, and net mark-to-market adjustments on pension and postretirement plans.

Building Efficiency

	Net Sales for the Year Ended September 30,			Segment Income (Loss) for the Year Ended September 30,
(in millions)	2014	2013	Change	2014	2013	Change
Systems and Service North America	$4,098	$4,238	-3%	$354	$365	-3%
Products North America	1,807	1,489	21%	238	209	14%
Asia	2,077	2,023	3%	270	233	16%
Rest of World	2,103	2,576	-18%	(45)	38	*
	$10,085	$10,326	-2%	$817	$845	-3%

* Measure not meaningful

Net Sales:

•
The decrease in Systems and Service North America was due to lower volumes of controls systems and energy solutions ($116 million), and the unfavorable impact of foreign currency translation ($24 million).

•
The increase in Products North America was due to incremental sales related to the June 2014 ADT acquisition ($256 million), and higher volumes of residential and commercial products ($65 million), partially offset by the unfavorable impact of foreign currency translation ($3 million).

•
The increase in Asia was due to higher volumes of equipment and controls systems ($73 million), higher service volumes ($24 million) and incremental sales related to the ADT acquisition ($8 million), partially offset by the unfavorable impact of foreign currency translation ($51 million).

•
The decrease in Rest of World was due to lower volumes related to a prior period business divestiture ($225 million), and lower volumes in the Middle East ($162 million), Latin America ($58 million) and Europe ($49 million), partially offset by incremental sales related to the ADT acquisition ($12 million) and the favorable impact of foreign currency translation ($9 million).

Segment Income:

•
The decrease in Systems and Service North America was due to unfavorable mix and margin rates ($93 million), lower volumes ($26 million), a prior year pension settlement gain ($10 million), net unfavorable current year contract related charges ($9 million), a current year pension settlement loss ($3 million) and the unfavorable impact of foreign currency translation ($3 million), partially offset by lower selling, general and administrative expenses ($133 million).

•
The increase in Products North America was due to lower selling, general and administrative expenses ($32 million), higher volumes ($21 million), incremental operating income due to the ADT acquisition ($20 million), net unfavorable prior year contract related charges ($7 million) and higher equity income ($2 million), partially offset by acquisition related charges ($27 million), unfavorable mix and margin rates ($17 million), a prior year pension settlement gain ($8 million) and a current year pension settlement loss ($1 million).

•
The increase in Asia was due to higher volumes ($30 million), a gain on acquisition of partially-owned affiliates ($19 million) and favorable margin rates ($8 million), partially offset by higher selling, general and administrative expenses ($13 million), and the unfavorable impact of foreign currency translation ($7 million).

•
The decrease in Rest of World was due to lower volumes ($62 million), net unfavorable current year contract related charges in the Middle East ($50 million) and lower equity income ($14 million), partially offset by a prior year loss on business divestiture including transaction costs ($22 million), favorable margin rates ($13 million), lower selling, general and administrative expenses ($5 million), and higher operating income related to a prior year business divestiture ($3 million).

Automotive Experience

	Net Sales for the Year Ended September 30,			Segment Income (Loss) for the Year Ended September 30,
(in millions)	2014	2013	Change	2014	2013	Change
Seating	$17,531	$16,285	8%	$853	$686	24%
Interiors	4,501	4,176	8%	(1)	(19)	95%
	$22,032	$20,461	8%	$852	$667	28%

Net Sales:

•
The increase in Seating was due to higher volumes ($1.0 billion), incremental sales related to business acquisitions ($139 million), favorable sales mix ($115 million) and the favorable impact of foreign currency translation ($44 million), partially offset by lower volumes due to a prior year business divestiture ($53 million), and net unfavorable pricing and commercial settlements ($25 million).

•
The increase in Interiors was due to higher volumes ($346 million), net favorable pricing and commercial settlements ($79 million), and the favorable impact of foreign currency translation ($43 million), partially offset by lower volumes related to business divestitures ($134 million) and unfavorable sales mix ($9 million).

Segment Income:

•
The increase in Seating was due to higher volumes ($185 million), lower operating costs ($130 million), lower purchasing costs ($88 million), higher equity income ($71 million), prior year distressed supplier costs ($21 million), lower engineering expenses ($20 million), incremental operating income due to business acquisitions ($9 million) and the favorable impact of foreign currency translation ($4 million), partially offset by prior year gains on acquisitions of partially-owned affiliates ($106 million), higher selling, general and administrative expenses ($77 million), net unfavorable pricing and commercial settlements ($58 million), unfavorable mix ($51 million), a prior year gain on business divestiture ($29 million), a prior year pension settlement gain ($26 million), lower operating income due to a prior year business divestiture ($9 million) and a current year pension settlement loss ($5 million).

•
The increase in Interiors was due to higher volumes ($69 million), lower operating costs ($50 million), higher equity income ($19 million), lower purchasing costs ($6 million), and lower selling, general and administrative expenses ($1 million), partially offset by a net loss on business divestitures ($86 million), lower operating income due to a business divestiture ($15 million), unfavorable mix ($10 million), net unfavorable pricing and commercial settlements ($8 million), a prior year pension settlement gain ($5 million), higher engineering expenses ($2 million) and a current year pension settlement loss ($1 million).

Power Solutions

	Year Ended September 30,
(in millions)	2014	2013	Change
Net sales	$6,632	$6,358	4%
Segment income	1,052	999	5%

•
Net sales increased due to incremental sales related to a business acquisition ($141 million), higher sales volumes ($74 million), favorable pricing and product mix ($48 million), and the favorable impact of foreign currency translation ($30 million), partially offset by the impact of lower lead costs on pricing ($19 million).

•
Segment income increased due to favorable product mix including lead acquisition costs and battery cores ($81 million), lower operating costs ($54 million), higher volumes ($21 million), a gain on acquisition of a partially-owned affiliate ($19 million), incremental operating income related to a business acquisition ($14 million) and the favorable impact of foreign currency translation ($3 million), partially offset by higher selling, general and administrative expenses ($53 million), prior year favorable legal settlements ($20 million), higher transportation costs ($20 million), a prior year pension settlement gain ($20 million), a prior year change in asset retirement obligations ($17 million), a current year pension settlement loss ($5 million) and lower equity income ($4 million).

GOODWILL, LONG-LIVED ASSETS AND OTHER INVESTMENTS

Goodwill at September 30, 2015 was $6.8 billion, $303 million lower than the prior year. The decrease was primarily due to the impact of foreign currency translation.

Goodwill reflects the cost of an acquisition in excess of the fair values assigned to identifiable net assets acquired. The Company reviews goodwill for impairment during the fourth fiscal quarter or more frequently if events or changes in circumstances indicate the asset might be impaired. The Company performs impairment reviews for its reporting units, which have been determined to be the Company’s reportable segments or one level below the reportable segments in certain instances, using a fair value method based on management’s judgments and assumptions or third party valuations. The fair value of a reporting unit refers to the price that would be received to sell the unit as a whole in an orderly transaction between market participants at the measurement date. In estimating the fair value, the Company uses multiples of earnings based on the average of historical, published multiples of earnings of comparable entities with similar operations and economic characteristics. In certain instances, the Company uses discounted cash flow analyses or estimated sales price to further support the fair value estimates. The inputs utilized in the analyses are classified as Level 3 inputs within the fair value hierarchy as defined in ASC 820, "Fair Value Measurement." The estimated fair value is then compared with the carrying amount of the reporting unit, including recorded goodwill. The Company is subject to financial statement risk to the extent that the carrying amount exceeds the estimated fair value.

During fiscal 2014, as a result of operating results, restructuring actions and expected future profitability, the Company's forecasted cash flow estimates used in the goodwill assessment were negatively impacted as of September 30, 2014 for the Building Efficiency Rest of World - Latin America reporting unit. As a result, the Company concluded that the carrying value of the Building Efficiency Rest of World - Latin America reporting unit exceeded its fair value as of September 30, 2014. The Company recorded a goodwill impairment charge of $47 million in the fourth quarter of fiscal 2014, which was determined by comparing the carrying value of the reporting unit's goodwill with the implied fair value of goodwill for the reporting unit. The Building Efficiency Rest of World - Latin America reporting unit has no remaining goodwill at September 30, 2015 and 2014.

During fiscal 2013, based on a combination of factors, including the operating results of the Automotive Experience Interiors business, restrictions on future capital and restructuring funding, and the Company's announced intention to explore strategic options related to this business, the Company's forecasted cash flow estimates used in the goodwill assessment were negatively impacted as of September 30, 2013. As a result, the Company concluded that the carrying value of the Interiors reporting unit exceeded its fair value as of September 30, 2013. The Company recorded a goodwill impairment charge of $430 million in the fourth quarter of fiscal 2013, which was determined by comparing the carrying value of the reporting unit's goodwill with the implied fair value of goodwill for the reporting unit.

The assumptions included in the impairment tests require judgment, and changes to these inputs could impact the results of the calculations. Other than management's projections of future cash flows, the primary assumptions used in the impairment tests were the weighted-average cost of capital and long-term growth rates. Although the Company's cash flow forecasts are based on assumptions that are considered reasonable by management and consistent with the plans and estimates management is using to operate the underlying businesses, there are significant judgments in determining the expected future cash flows attributable to a reporting unit. The impairment charges are non-cash expenses recorded within restructuring and impairment costs on the consolidated statements of income and did not adversely affect the Company's debt position, cash flow, liquidity or compliance with financial covenants.

Indefinite lived other intangible assets are also subject to at least annual impairment testing. A considerable amount of management judgment and assumptions are required in performing the impairment tests. While the Company believes the judgments and assumptions used in the impairment tests are reasonable and no impairment existed during fiscal years 2015, 2014 and 2013, different assumptions could change the estimated fair values and, therefore, impairment charges could be required, which could be material to the consolidated financial statements.

The Company reviews long-lived assets, including property, plant and equipment and other intangible assets with definite lives, for impairment whenever events or changes in circumstances indicate that the asset’s carrying amount may not be recoverable. The Company conducts its long-lived asset impairment analyses in accordance with ASC 360-10-15, "Impairment or Disposal of Long-Lived Assets." ASC 360-10-15 requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value based on discounted cash flow analysis or appraisals.

In the fourth quarter of fiscal 2015, the Company concluded it had triggering events requiring assessment of impairment for certain of its long-lived assets in conjunction with its announced restructuring actions and the intention to spin-off the Automotive Experience business. As a result, the Company reviewed the long-lived assets for impairment and recorded a $183 million impairment charge within restructuring and impairment costs on the consolidated statements of income. Of the total impairment charge, $139 million related to corporate assets, $27 million related to the Automotive Experience Seating segment, $16 million related to the Building Efficiency Rest of World segment and $1 million related to the Building Efficiency Systems and Service North America segment. Refer to Note 16, "Significant Restructuring and Impairment Costs," of the notes to consolidated financial statements for additional information. The impairment was measured, depending on the asset, either under an income approach utilizing forecasted discounted cash flows or a market approach utilizing an appraisal to determine fair values of the impairment assets. These methods are consistent with the methods the Company employed in prior periods to value other long-lived assets. The inputs utilized in the analyses are classified as Level 3 inputs within the fair value hierarchy as defined in ASC 820, "Fair Value Measurement."

In the third and fourth quarters of fiscal 2014, the Company concluded it had triggering events requiring assessment of impairment for certain of its long-lived assets in conjunction with its restructuring actions announced in fiscal 2014. In addition, in the fourth quarter of fiscal 2014, the Company concluded that it had a triggering event requiring assessment of impairment of long-lived assets held by the Building Efficiency Rest of World - Latin America reporting unit due to the impairment of goodwill in the quarter. As a result, the Company reviewed the long-lived assets for impairment and recorded a $91 million impairment charge within restructuring and impairment costs on the consolidated statements of income, of which $45 million was recorded in the third quarter and $46 million in the fourth quarter of fiscal 2014. Of the total impairment charge, $45 million related to the Automotive Experience Interiors segment, $34 million related to the Building Efficiency Rest of World segment, $7 million related to the Automotive Experience Seating segment and $5 million related to corporate assets. In addition, the Company recorded $43 million of asset and investment impairments within discontinued operations in the third quarter of fiscal 2014 related to the divestiture of the Automotive Experience Electronics business. Refer to Note 3, "Discontinued Operations," and Note 16, "Significant Restructuring and Impairment Costs," of the notes to consolidated financial statements for additional information. The impairment was measured, depending on the asset, either under an income approach utilizing forecasted discounted cash flows or a market approach utilizing an appraisal to determine fair values of the impairment assets. These methods are consistent with the methods the Company employed in prior periods to value other long-lived assets. The inputs utilized in the analyses are classified as Level 3 inputs within the fair value hierarchy as defined in ASC 820, "Fair Value Measurement."

In the second, third and fourth quarters of fiscal 2013, the Company concluded it had a triggering event requiring assessment of impairment for certain of its long-lived assets in conjunction with its restructuring actions announced in fiscal 2013. In addition, in the fourth quarter of fiscal 2013, the Company concluded that it had a triggering event requiring assessment of impairment for the long-lived assets held by the Automotive Experience Interiors segment due to the impairment of goodwill in the quarter. As a result, the Company reviewed the long-lived assets for impairment and recorded a $156 million impairment charge within restructuring and impairment costs on the consolidated statements of income, of which $13 million was recorded in the second quarter, $36 million in the third quarter and $107 million in the fourth quarter of fiscal 2013. Of the total impairment charge, $57 million related to the Automotive Experience Interiors segment, $44 million related to the Building Efficiency Rest of World segment, $22 million related to the Automotive Experience Seating segment, $18 million related to the Power Solutions segment, $12 million related to corporate assets and $3 million related to the Building Efficiency Products North America segment. Refer to Note 16, "Significant Restructuring and Impairment Costs," of the notes to consolidated financial statements for additional information. The impairment was measured, depending on the asset, either under an income approach utilizing forecasted discounted cash flows or a market approach utilizing an appraisal to determine fair values of the impairment assets. These methods are consistent with the methods the Company employed in prior periods to value other long-lived assets. The inputs utilized in the analyses are classified as Level 3 inputs within the fair value hierarchy as defined in ASC 820, "Fair Value Measurement."

Investments in partially-owned affiliates ("affiliates") at September 30, 2015 were $2.1 billion, $1.1 billion higher than the prior year. The increase was primarily due to the Company's contribution of its Automotive Experience Interiors business to the newly created joint venture with Yanfeng Automotive Trim Systems and positive earnings at certain Automotive Experience affiliates.

LIQUIDITY AND CAPITAL RESOURCES

Working Capital

	September 30, 2015	September 30, 2014
(in millions)			Change
Current assets	$10,469	$12,549
Current liabilities	(10,446)	(11,643)
	23	906	-97%

Less: Cash	(597)	(409)
Add: Short-term debt	52	183
Add: Current portion of long-term debt	813	140
Less: Assets held for sale	(55)	(2,157)
Add: Liabilities held for sale	42	1,801
Working capital	$278	$464	-40%

Accounts receivable	$5,751	$5,871	-2%
Inventories	2,377	2,477	-4%
Accounts payable	5,174	5,270	-2%

•
The Company defines working capital as current assets less current liabilities, excluding cash, short-term debt, the current portion of long-term debt, and the current portion of assets and liabilities held for sale. Management believes that this measure of working capital, which excludes financing-related items, provides a more useful measurement of the Company’s operating performance.

•
The decrease in working capital at September 30, 2015 as compared to September 30, 2014, was primarily related to lower accounts receivable due to changes in foreign exchange rates, and lower inventory due to changes in foreign exchange rates and production levels, partially offset by a decrease in accounts payable due to changes in foreign exchange rates and timing of supplier payments, and the impact of the Automotive Experience Interiors joint venture formation.

•
The Company’s days sales in accounts receivable at September 30, 2015 were 56, a slight increase from 54 at September 30, 2014. There has been no significant adverse change in the level of overdue receivables or changes in revenue recognition methods.

•	The Company’s inventory turns for the year ended September 30, 2015 were slightly higher than the comparable period ended September 30, 2014 primarily due to changes in inventory production levels.

•	Days in accounts payable at September 30, 2015 were 74, consistent with September 30, 2014.

Cash Flows

	Year Ended September 30,
(in millions)	2015	2014
Cash provided by operating activities	$1,600	$2,395
Cash provided (used) by investing activities	470	(2,593)
Cash used by financing activities	(1,821)	(412)
Capital expenditures	(1,135)	(1,199)

•
The decrease in cash provided by operating activities was primarily due to higher income tax payments associated with tax audit settlements and transactions, unfavorable changes in accounts receivable and higher pension contributions, partially offset by favorable changes in inventories.

•	The increase in cash provided by investing activities was primarily due to cash received for the GWS divestitures in the current year and cash paid for the ADT acquisition in the prior year.

•
The increase in cash used by financing activities was primarily due to the prior year long-term debt incurred to finance the acquisition of ADT and higher current year stock repurchases, partially offset by lower debt repayments.

•	The decrease in capital expenditures in the current year is primarily related to a reduction in program spending for new customer launches in the Automotive Experience business.

Capitalization

	September 30, 2015	September 30, 2014
(in millions)			Change
Short-term debt	$52	$183
Current portion of long-term debt	813	140
Long-term debt	5,745	6,357
Total debt	$6,610	$6,680	-1%

Shareholders’ equity attributable to Johnson Controls, Inc.	10,376	11,311	-8%
Total capitalization	$16,986	$17,991	-6%

Total debt as a % of total capitalization	39%	37%

•
The Company believes the percentage of total debt to total capitalization is useful to understanding the Company’s financial condition as it provides a review of the extent to which the Company relies on external debt financing for its funding and is a measure of risk to its shareholders.

•
At September 30, 2015 and 2014, the Company had committed bilateral euro denominated revolving credit facilities totaling 237 million euro. Additionally, at September 30, 2015 and 2014, the Company had committed bilateral U.S. dollar denominated revolving credit facilities totaling $135 million and $185 million, respectively. In December 2014, the Company terminated a $50 million committed revolving credit facility initially scheduled to mature in September 2015. As of September 30, 2015, facilities in the amount of 237 million euro and $135 million are scheduled to expire in fiscal 2016. There were no draws on any of these revolving facilities in fiscal 2015.

•	In September 2015, the Company retired, at maturity, $500 million, $150 million and $100 million floating rate term loans plus accrued interest that were entered into during fiscal 2015.

•
In June 2015, the Company entered into a five-year, 37 billion yen floating rate syndicated term loan scheduled to mature in June 2020. Proceeds from the syndicated term loan were used for general corporate purposes.

•
In May 2015, the Company made a partial repayment of 32 million euro in principal amount, plus accrued interest, of its 70 million euro floating rate credit facility scheduled to mature in November 2017.

•	In March 2015, the Company retired $125 million in principal amount, plus accrued interest, of its 7.7% fixed rate notes that matured in March 2015.

•
In January 2015, the Company entered into a one-year, $90 million, committed revolving credit facility scheduled to mature in January 2016. The Company drew on the full credit facility during the quarter ended March 31, 2015. Proceeds from the revolving credit facility were used for general corporate purposes. The $90 million was repaid in September 2015.

•
In September 2014, the Company retired a $500 million, floating rate term loan plus accrued interest that matured in September 2014. The Company also retired a $150 million, floating rate term loan plus accrued interest initially scheduled to mature in January 2015.

•
In June 2014, the Company issued $300 million aggregate principal amount of 1.4% senior unsecured fixed rate notes due in November 2017, $500 million aggregate principal amount of 3.625% senior unsecured fixed rate notes due in June 2024, $450 million aggregate principal amount of 4.625% senior unsecured fixed rate notes due in July 2044 and $450 million aggregate principal amount of 4.95% senior unsecured fixed rate notes due in July 2064. Aggregate net proceeds of $1.7 billion from the issuance were used to finance the acquisition of ADT and for other general corporate purposes. Refer to Note 2, "Acquisitions and Divestitures," of the notes to consolidated financial statements for further information regarding the ADT acquisition.

•
In March 2014, the Company entered into a nine-month, $150 million, floating rate term loan scheduled to mature in December 2014. Proceeds from the term loan were used for general corporate purposes. The loan was repaid during the quarter ended June 30, 2014.

•	In March 2014, the Company retired $450 million in principal amount, plus accrued interest, of its 1.75% fixed rate notes that matured March 2014.

•	In February 2014, the Company retired $350 million in principal amount, plus accrued interest, of its floating rate notes that matured February 2014.

•
In December 2013, the Company entered into a five-year, 220 million euro, floating rate credit facility scheduled to mature in fiscal 2018. The Company drew on the full credit facility during the quarter ended December 31, 2013. Proceeds from the facility were used for general corporate purposes.

•
The Company also selectively makes use of short-term credit lines. The Company estimates that, as of September 30, 2015, it could borrow up to $2.0 billion based on average borrowing levels during the quarter on committed credit lines.

•
The Company believes its capital resources and liquidity position at September 30, 2015 are adequate to meet projected needs. The Company believes requirements for working capital, capital expenditures, dividends, stock repurchases, minimum pension contributions, debt maturities and any potential acquisitions in fiscal 2016 will continue to be funded from operations, supplemented by short- and long-term borrowings, if required. The Company currently manages its short-term debt position in the U.S. and euro commercial paper markets and bank loan markets. In the event the Company is unable to issue commercial paper, it would have the ability to draw on its $2.5 billion revolving credit facility, which matures in August 2018. There were no draws on the revolving credit facility as of September 30, 2015. As such, the Company believes it has sufficient financial resources to fund operations and meet its obligations for the foreseeable future.

•
The Company earns a significant amount of its operating income outside the U.S., which is deemed to be permanently reinvested in foreign jurisdictions. In general, the Company currently does not foresee a need to repatriate these funds. However, in fiscal 2015, the Company did provide income tax expense related to the repatriation of earnings of certain non-U.S. subsidiaries in connection with the GWS and Automotive Experience Interiors divestitures. In addition, the Company needs to complete the final steps of repatriation of the cash proceeds from these transactions and, as a result, the Company provided deferred taxes of $136 million for the income tax expense that would be triggered upon repatriation of this cash. Except as noted, the Company’s intent is for its foreign earnings to be reinvested by the subsidiaries or to be repatriated only when it would be tax effective through the utilization of foreign tax credits. The Company expects existing domestic cash and liquidity to continue to be sufficient to fund the Company’s domestic operating activities and cash commitments for investing and financing activities for at least the next twelve months and thereafter for the foreseeable future. In addition, the Company expects existing foreign cash, cash equivalents, short-term investments and cash flows from operations to continue to be sufficient to fund the Company’s foreign operating activities and cash commitments for investing activities, such as material capital expenditures, for at least the next twelve months and for the foreseeable future. Should the Company require more capital in the U.S. than is generated by operations domestically, the Company will elect to raise capital in the U.S. through debt or equity issuances. This alternative could result in increased interest expense or other dilution of the Company’s earnings. The Company has borrowed funds domestically and continues to have the ability to borrow funds domestically at reasonable interest rates.

•
The Company’s debt financial covenants require a minimum consolidated shareholders’ equity attributable to Johnson Controls, Inc. of at least $3.5 billion at all times and allow a maximum aggregated amount of 10% of consolidated shareholders’ equity attributable to Johnson Controls, Inc. for liens and pledges. For purposes of calculating the Company’s covenants, consolidated shareholders’ equity attributable to Johnson Controls, Inc. is calculated without giving effect to (i) the application of ASC 715-60, "Defined Benefit Plans - Other Postretirement," or (ii) the cumulative foreign currency translation adjustment. As of September 30, 2015, consolidated shareholders’ equity attributable to Johnson Controls, Inc. as defined per the Company’s debt financial covenants was $11.4 billion and there was a maximum of $247 million of liens and pledges outstanding. The Company expects to remain in compliance with all covenants and other requirements set forth in its credit agreements and indentures for the foreseeable future. None of the Company’s debt agreements limit access to stated borrowing levels or require accelerated repayment in the event of a decrease in the Company’s credit rating.

•
To better align its resources with its growth strategies and reduce the cost structure of its global operations to address the softness in certain underlying markets, the Company committed to a significant restructuring plan in fiscal 2015 and recorded $397 million of restructuring and impairment costs in the consolidated statements of income within continuing operations. The restructuring action related to cost reduction initiatives in the Company’s Automotive Experience, Building Efficiency and Power Solutions businesses and at Corporate. The costs consist primarily of workforce reductions, plant closures and asset impairments. The Company currently estimates that upon completion of the restructuring action, the fiscal 2015 restructuring plan will reduce annual operating costs from continuing operations by approximately $250 million, which is primarily the result of lower cost of sales and selling, general and administrative expenses due to reduced employee-related costs and depreciation expense. The Company expects that a portion of these savings, net of execution costs, will be achieved over the next year and the full annual benefit of these actions is expected in fiscal 2017. For fiscal 2015, there were no significant savings realized as the restructuring action took place at the end of the fourth quarter. The restructuring action is expected to be substantially complete in fiscal 2016. The restructuring plan reserve balance of $214 million at September 30, 2015 is expected to be paid in cash.

•
To better align its resources with its growth strategies and reduce the cost structure of its global operations to address the softness in certain underlying markets, the Company committed to significant restructuring plans in fiscal 2014 and 2013 and recorded $324 million and $903 million, respectively, of restructuring and impairment costs in the consolidated statements of income within continuing operations. The restructuring actions related to cost reduction initiatives in the Company’s Automotive Experience, Building Efficiency and Power Solutions businesses and included workforce reductions, plant closures, and asset and goodwill impairments. The Company currently estimates that upon completion of the restructuring actions, the fiscal 2014 and 2013 restructuring plans will reduce annual operating costs from continuing operations by approximately $175 million and $350 million, respectively, which is primarily the result of lower cost of sales due to reduced employee-related costs and lower depreciation and amortization expense. The Company expects that the full annual benefit of these actions, net of execution costs, will be achieved in fiscal 2016. For fiscal 2015, the savings from continuing operations, net of execution costs, approximated 92% of the expected annual operating cost reduction. The restructuring actions are expected to be substantially complete in fiscal 2016. The respective year’s restructuring plan reserve balances of $99 million and $68 million, respectively, at September 30, 2015 are expected to be paid in cash.

A summary of the Company’s significant contractual obligations as of September 30, 2015 is as follows (in millions):

	Total	2016	2017-2018	2019-2020	2021 and Beyond
Contractual Obligations
Long-term debt (including capital lease obligations)*	$6,558	$813	$1,127	$1,153	$3,465
Interest on long-term debt (including capital lease obligations)*	3,773	231	396	367	2,779
Operating leases	628	209	241	113	65
Purchase obligations	2,296	1,550	547	180	19
Pension and postretirement contributions	560	114	89	96	261
Cross-currency interest rate swaps*	1	1	—	—	—
Total contractual cash obligations	$13,816	$2,918	$2,400	$1,909	$6,589

* See "Capitalization" for additional information related to the Company's long-term debt. The Company's outstanding cross-currency interest rate swaps in an asset position are not included in the table at September 30, 2015, which indicates the Company was in a net position of receiving cash under such swaps.

CRITICAL ACCOUNTING ESTIMATES AND POLICIES

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). This requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates. The following policies are considered by management to be the most critical in understanding the judgments that are involved in the preparation of the Company’s consolidated financial statements and the uncertainties that could impact the Company’s results of operations, financial position and cash flows.

Revenue Recognition

The Company’s Building Efficiency business recognizes revenue from certain long-term contracts over the contractual period under the percentage-of-completion (POC) method of accounting. This method of accounting recognizes sales and gross profit as work is performed based on the relationship between actual costs incurred and total estimated costs at completion. Recognized revenues that will not be billed under the terms of the contract until a later date are recorded primarily in accounts receivable. Likewise, contracts where billings to date have exceeded recognized revenues are recorded primarily in other current liabilities. Changes to the original estimates may be required during the life of the contract and such estimates are reviewed monthly. Sales and gross profit are adjusted using the cumulative catch-up method for revisions in estimated total contract costs and contract values. Estimated losses are recorded when identified. Claims against customers are recognized as revenue upon settlement. The amount of accounts receivable due after one year is not significant. The use of the POC method of accounting involves considerable use of estimates in determining revenues, costs and profits and in assigning the amounts to accounting periods. The periodic reviews have not resulted in adjustments that were significant to the Company’s results of operations. The Company continually evaluates all of the assumptions, risks and uncertainties inherent with the application of the POC method of accounting.

The Building Efficiency business enters into extended warranties and long-term service and maintenance agreements with certain customers. For these arrangements, revenue is recognized on a straight-line basis over the respective contract term.

The Company’s Building Efficiency business also sells certain heating, ventilating and air conditioning (HVAC) and refrigeration products and services in bundled arrangements, where multiple products and/or services are involved. In accordance with ASU No. 2009-13, "Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements - A Consensus of the FASB Emerging Issues Task Force," the Company divides bundled arrangements into separate deliverables and revenue is allocated to each deliverable based on the relative selling price method. Significant deliverables within these arrangements include equipment, commissioning, service labor and extended warranties. In order to estimate relative selling price, market data and transfer price studies are utilized. Approximately four to twelve months separate the timing of the first deliverable until the last piece of equipment is delivered, and there may be extended warranty arrangements with duration of one to five years commencing upon the end of the standard warranty period.

In all other cases, the Company recognizes revenue at the time title passes to the customer or as services are performed.

Goodwill and Other Intangible Assets

Goodwill reflects the cost of an acquisition in excess of the fair values assigned to identifiable net assets acquired. The Company reviews goodwill for impairment during the fourth fiscal quarter or more frequently if events or changes in circumstances indicate the asset might be impaired. The Company performs impairment reviews for its reporting units, which have been determined to be the Company’s reportable segments or one level below the reportable segments in certain instances, using a fair value method based on management’s judgments and assumptions or third party valuations. The fair value of a reporting unit refers to the price that would be received to sell the unit as a whole in an orderly transaction between market participants at the measurement date. In estimating the fair value, the Company uses multiples of earnings based on the average of historical, published multiples of earnings of comparable entities with similar operations and economic characteristics. In certain instances, the Company uses discounted cash flow analyses or estimated sales price to further support the fair value estimates. The inputs utilized in the analyses are classified as Level 3 inputs within the fair value hierarchy as defined in ASC 820, "Fair Value Measurement." The estimated fair value is then compared with the carrying amount of the reporting unit, including recorded goodwill. The Company is subject to financial statement risk to the extent that the carrying amount exceeds the estimated fair value. Refer to Note 6, "Goodwill and Other Intangible Assets," of the notes to consolidated financial statements for information regarding the goodwill impairment testing performed in the fourth quarters of fiscal years 2015, 2014 and 2013.

Indefinite lived other intangible assets are also subject to at least annual impairment testing. Other intangible assets with definite lives continue to be amortized over their estimated useful lives and are subject to impairment testing if events or changes in circumstances indicate that the asset might be impaired. A considerable amount of management judgment and assumptions are required in performing the impairment tests. Refer to Note 17, "Impairment of Long-Lived Assets," of the notes to consolidated financial statements for information regarding the impairment testing performed in fiscal years 2015, 2014 and 2013.

Employee Benefit Plans

The Company provides a range of benefits to its employees and retired employees, including pensions and postretirement benefits. Plan assets and obligations are measured annually, or more frequently if there is a remeasurement event, based on the Company’s measurement date utilizing various actuarial assumptions such as discount rates, assumed rates of return, compensation increases, turnover rates and health care cost trend rates as of that date. The Company reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when appropriate.

The Company utilizes a mark-to-market approach for recognizing pension and postretirement benefit expenses, including measuring the market related value of plan assets at fair value and recognizing actuarial gains and losses in the fourth quarter of each fiscal year or at the date of a remeasurement event. Refer to Note 15, "Retirement Plans," of the notes to consolidated financial statements for disclosure of the Company's pension and postretirement benefit plans.

U.S. GAAP requires that companies recognize in the statement of financial position a liability for defined benefit pension and postretirement plans that are underfunded or unfunded, or an asset for defined benefit pension and postretirement plans that are overfunded. U.S. GAAP also requires that companies measure the benefit obligations and fair value of plan assets that determine a benefit plan’s funded status as of the date of the employer’s fiscal year end.

The Company considers the expected benefit payments on a plan-by-plan basis when setting assumed discount rates. As a result, the Company uses different discount rates for each plan depending on the plan jurisdiction, the demographics of participants and the expected timing of benefit payments. For the U.S. pension and postretirement plans, the Company uses a discount rate provided by an independent third party calculated based on an appropriate mix of high quality bonds. For the non-U.S. pension and postretirement plans, the Company consistently uses the relevant country specific benchmark indices for determining the various discount rates. The Company’s discount rate on U.S. pension plans was 4.40% and 4.35% at September 30, 2015 and 2014, respectively. The Company’s discount rate on U.S. postretirement plans was 3.75% and 4.35% at September 30, 2015 and 2014, respectively. The Company’s weighted average discount rate on non-U.S. plans was 3.15% and 3.00% at September 30, 2015 and 2014, respectively.

At September 30, 2015, the Company changed the method used to estimate the service and interest components of net periodic benefit cost for pension and other postretirement benefits for plans that utilize a yield curve approach. This change compared to the previous method will result in different service and interest components of net periodic benefit cost (credit) in future periods. Historically, the Company estimated these service and interest cost components utilizing a single weighted-average discount rate derived from the yield curve used to measure the benefit obligation at the beginning of the period. The Company elected to utilize a full yield curve approach in the estimation of these components by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows. The Company made this change to provide a more precise measurement of service and interest costs by improving the correlation between projected benefit cash flows to the corresponding spot yield curve rates. This change does not affect the measurement of the total benefit obligations or annual net periodic benefit cost (credit) as the change in the service and interest costs is completely offset in the net actuarial (gain) loss reported. The change in the service and interest costs going forward is not expected to be significant. The Company has accounted for this change as a change in accounting estimate.

In estimating the expected return on plan assets, the Company considers the historical returns on plan assets, adjusted for forward-looking considerations, inflation assumptions and the impact of the active management of the plans’ invested assets. Reflecting the relatively long-term nature of the plans’ obligations, approximately 44% of the plans’ assets are invested in fixed income securities and 37% in equity securities, with the remainder primarily invested in alternative investments. For the years ending September 30, 2015 and 2014, the Company’s expected long-term return on U.S. pension plan assets used to determine net periodic benefit cost was 7.50% and 8.00%, respectively. The actual rate of return on U.S. pension plans was below 7.50% in fiscal 2015 and above 8.00% in fiscal 2014. For the years ending September 30, 2015 and 2014, the Company’s weighted average expected long-term return on non-U.S. pension plan assets was 4.50% and 4.75%, respectively. The actual rate of return on non-U.S. pension plans approximated 4.50% in fiscal 2015 and was above 4.75% in fiscal 2014. For the years ending September 30, 2015 and 2014, the Company’s weighted average expected long-term return on postretirement plan assets was 5.75% and 5.80%, respectively. The actual rate of return on postretirement plan assets was below 5.75% in fiscal 2015 and approximated 5.80% in fiscal 2014.

Beginning in fiscal 2016, the Company believes the long-term rate of return will approximate 7.50%, 4.50% and 5.50% for U.S. pension, non-U.S. pension and postretirement plans, respectively. Any differences between actual investment results and the expected long-term asset returns will be reflected in net periodic benefit costs in the fourth quarter of each fiscal year. If the Company’s actual returns on plan assets are less than the Company’s expectations, additional contributions may be required.

In fiscal 2015, total employer contributions to the defined benefit pension plans were $407 million, of which $317 million were voluntary contributions made by the Company. The Company expects to contribute approximately $113 million in cash to its defined benefit pension plans in fiscal 2016. In fiscal 2015, total employer contributions to the postretirement plans were $2 million. The Company does not expect to make any significant contributions to its postretirement plans in fiscal year 2016.

Based on information provided by its independent actuaries and other relevant sources, the Company believes that the assumptions used are reasonable; however, changes in these assumptions could impact the Company’s financial position, results of operations or cash flows.

Product Warranties

The Company offers warranties to its customers depending upon the specific product and terms of the customer purchase agreement. A typical warranty program requires that the Company replace defective products within a specified time period from the date of sale. The Company records an estimate of future warranty-related costs based on actual historical return rates and other known factors. Based on analysis of return rates and other factors, the Company’s warranty provisions are adjusted as necessary. At September 30, 2015, the Company had recorded $300 million of warranty reserves, including extended warranties for which deferred revenue is recorded. The Company monitors its warranty activity and adjusts its reserve estimates when it is probable that future warranty costs will be different than those estimates. Refer to Note 7, "Product Warranties," of the notes to consolidated financial statements for disclosure of the Company's product warranty liabilities.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, "Income Taxes." Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and other loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company records a valuation allowance that primarily represents non-U.S. operating and other loss carryforwards for which realization is uncertain. Management judgment is required in determining the Company’s provision for income taxes, deferred tax assets and liabilities, and the valuation allowance recorded against the Company’s net deferred tax assets. In calculating the provision for income taxes on an interim basis, the Company uses an estimate of the annual effective tax rate based upon the facts and circumstances known at each interim period. On a quarterly basis, the actual effective tax rate is adjusted as appropriate based upon the actual results as compared to those forecasted at the beginning of the fiscal year.

The Company reviews the realizability of its deferred tax asset valuation allowances on a quarterly basis, or whenever events or changes in circumstances indicate that a review is required. In determining the requirement for a valuation allowance, the historical and projected financial results of the legal entity or consolidated group recording the net deferred tax asset are considered, along with any other positive or negative evidence. Since future financial results may differ from previous estimates, periodic adjustments to the Company’s valuation allowances may be necessary. At September 30, 2015, the Company had a valuation allowance of $1,256 million, of which $643 million relates to net operating loss carryforwards primarily in Brazil, China, France, Slovakia, Spain and the United Kingdom for which sustainable taxable income has not been demonstrated; and $613 million for other deferred tax assets.

The Company is subject to income taxes in the U.S. and numerous non-U.S. jurisdictions. Judgment is required in determining its worldwide provision for income taxes and recording the related assets and liabilities. In the ordinary course of the Company’s business, there are many transactions and calculations where the ultimate tax determination is uncertain. The Company is regularly under audit by tax authorities. At September 30, 2015, the Company had unrecognized tax benefits of $1,235 million.

The Company does not generally provide additional U.S. income taxes on undistributed earnings of non-U.S. consolidated subsidiaries included in shareholders’ equity attributable to Johnson Controls, Inc. Such earnings could become taxable upon the sale or liquidation of these non-U.S. subsidiaries or upon dividend repatriation. The Company’s intent is for such earnings to be reinvested by the subsidiaries or to be repatriated only when it would be tax effective through the utilization of foreign tax credits. Refer to "Capitalization" within the "Liquidity and Capital Resources" section for discussion of domestic and foreign cash projections.

Refer to Note 18, "Income Taxes," of the notes to consolidated financial statements for the Company's income tax disclosures.

NEW ACCOUNTING PRONOUNCEMENTS

In November 2015, the FASB issued ASU No. 2015-17, "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes." ASU No. 2015-17 requires that deferred tax liabilities and assets be classified as noncurrent in the consolidated statements of financial position. During the quarter ended December 31, 2015, the Company early adopted ASU No. 2015-17 and applied the change retrospectively to all periods presented. Refer to Note 1, "Financial Statements," of the notes to consolidated financial statements for further information regarding the impact of the adoption of this guidance on the Company's consolidated statements of financial position.

In September 2015, the FASB issued ASU No. 2015-16, "Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments." ASU No. 2015-16 requires that the cumulative impact of a measurement period adjustment (including the impact on prior periods) be recognized in the reporting period in which the adjustment is identified. ASU No. 2015-16 was early adopted by the Company in the quarter ended September 30, 2015. The adoption of this guidance did not have an impact on the Company's consolidated financial condition or results from operations.

In July 2015, the FASB issued ASU No. 2015-11, "Simplifying the Measurement of Inventory." ASU No. 2015-11 requires inventory that is recorded using the first-in, first-out method to be measured at the lower of cost or net realizable value. ASU No. 2015-11 will be effective retrospectively for the Company for the quarter ending December 31, 2017, with early adoption permitted. The adoption of this guidance is not expected to have a significant impact on the Company's consolidated financial statements.

In May 2015, the FASB issued ASU No. 2015-07, "Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)." ASU No. 2015-07 removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. Such investments should be disclosed separate from the fair value hierarchy. ASU No. 2015-07 will be effective retrospectively for the Company for the quarter ending December 31, 2016, with early adoption permitted. The adoption of this guidance is not expected to have an impact on the Company's consolidated financial statements but will impact pension asset disclosures.

In April 2015, the FASB issued ASU No. 2015-03, "Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs." ASU No. 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability. ASU No. 2015-03 will be effective retrospectively for the Company for the quarter ending December 31, 2016, with early adoption permitted. The adoption of this guidance is not expected to have a significant impact on the Company's consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-02, "Consolidation (Topic 810): Amendments to the Consolidation Analysis." ASU No. 2015-02 amends the analysis performed to determine whether a reporting entity should consolidate certain types of legal entities. ASU No. 2015-02 will be effective retrospectively for the Company for the quarter ending December 31, 2016, with early adoption permitted. The Company is currently assessing the impact adoption of this guidance will have on its consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)." ASU No. 2014-09 clarifies the principles for recognizing revenue when an entity either enters into a contract with customers to transfer goods or services or enters into a contract for the transfer of non-financial assets. The original standard was effective retrospectively for the Company for the quarter ending December 31, 2017; however in August 2015, the FASB issued ASU No. 2015-14, "Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date," which defers the effective date of ASU 2014-09 by one-year for all entities. The new standard will become effective retrospectively for the Company for the quarter ending December 31, 2018, with early adoption permitted, but not before the original effective date. The Company is currently assessing the impact adoption of this guidance will have on its consolidated financial statements.

In April 2014, the FASB issued ASU No. 2014-08, "Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity." ASU No. 2014-08 limits discontinued operations reporting to situations where the disposal represents a strategic shift that has (or will have) a major effect on an entity's operations and financial results, and requires expanded disclosures for discontinued operations. ASU No. 2014-08 will be effective prospectively for the Company for disposals that occur during or after the quarter ending December 31, 2015, with early adoption permitted in certain instances. The impact of this guidance for the Company is dependent on any future significant dispositions or disposals, including the intended spin-off the Automotive Experience business.

In July 2013, the FASB issued ASU No. 2013-11, "Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists." ASU No. 2013-11 clarifies that companies should present an unrecognized tax benefit as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward. ASU No. 2013-11 was effective for the Company for the quarter ending December 31, 2014. The adoption of this guidance did not have a significant impact on the Company's consolidated financial statements.

RISK MANAGEMENT

The Company selectively uses derivative instruments to reduce market risk associated with changes in foreign currency, commodities, interest rates and stock-based compensation. All hedging transactions are authorized and executed pursuant to clearly defined policies and procedures, which strictly prohibit the use of financial instruments for speculative purposes. At the inception of the hedge, the Company assesses the effectiveness of the hedge instrument and designates the hedge instrument as either (1) a hedge of a recognized asset or liability or of a recognized firm commitment (a fair value hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to an unrecognized asset or liability (a cash flow hedge) or (3) a hedge of a net investment in a non-U.S. operation (a net investment hedge). The Company performs hedge effectiveness testing on an ongoing basis depending on the type of hedging instrument used. All other derivatives not designated as hedging instruments under ASC 815, "Derivatives and Hedging," are revalued in the consolidated statements of income.

For all foreign currency derivative instruments designated as cash flow hedges, retrospective effectiveness is tested on a monthly basis using a cumulative dollar offset test. The fair value of the hedged exposures and the fair value of the hedge instruments are revalued, and the ratio of the cumulative sum of the periodic changes in the value of the hedge instruments to the cumulative sum of the periodic changes in the value of the hedge is calculated. The hedge is deemed as highly effective if the ratio is between 80% and 125%. For commodity derivative contracts designated as cash flow hedges, effectiveness is tested using a regression calculation. Ineffectiveness is minimal as the Company aligns most of the critical terms of its derivatives with the supply contracts.

For net investment hedges, the Company assesses its net investment positions in the non-U.S. operations and compares it with the outstanding net investment hedges on a quarterly basis. The hedge is deemed effective if the aggregate outstanding principal of the hedge instruments designated as the net investment hedge in a non-U.S. operation does not exceed the Company’s net investment positions in the respective non-U.S. operation.

The Company selectively uses interest rate swaps to reduce market risk associated with changes in interest rates for its fixed-rate bonds. At September 30, 2015, all outstanding interest rate swaps qualify for the long-haul method. The Company assesses retrospective and prospective effectiveness and records any measured ineffectiveness in the consolidated statements of income on a monthly basis.

Equity swaps and any other derivative instruments not designated as hedging instruments under ASC 815 require no assessment of effectiveness.

A discussion of the Company’s accounting policies for derivative financial instruments is included in Note 1, "Summary of Significant Accounting Policies," of the notes to consolidated financial statements, and further disclosure relating to derivatives and hedging activities is included in Note 10, "Derivative Instruments and Hedging Activities," and Note 11, "Fair Value Measurements," of the notes to consolidated financial statements.

Foreign Exchange

The Company has manufacturing, sales and distribution facilities around the world and thus makes investments and enters into transactions denominated in various foreign currencies. In order to maintain strict control and achieve the benefits of the Company’s global diversification, foreign exchange exposures for each currency are netted internally so that only its net foreign exchange exposures are, as appropriate, hedged with financial instruments.

The Company hedges 70% to 90% of the nominal amount of each of its known foreign exchange transactional exposures. The Company primarily enters into foreign currency exchange contracts to reduce the earnings and cash flow impact of the variation of non-functional currency denominated receivables and payables. Gains and losses resulting from hedging instruments offset the foreign exchange gains or losses on the underlying assets and liabilities being hedged. The maturities of the forward exchange contracts generally coincide with the settlement dates of the related transactions. Realized and unrealized gains and losses on these contracts are recognized in the same period as gains and losses on the hedged items. The Company also selectively hedges anticipated transactions that are subject to foreign exchange exposure, primarily with foreign currency exchange contracts, which are designated as cash flow hedges in accordance with ASC 815.

The Company has entered into cross-currency interest rate swaps to selectively hedge portions of its net investment in Japan. The currency effects of the cross-currency interest rate swaps are reflected in the accumulated other comprehensive income account within shareholders’ equity attributable to Johnson Controls, Inc. where they offset gains and losses recorded on the Company’s net investment in Japan.

At September 30, 2015 and 2014, the Company estimates that an unfavorable 10% change in the exchange rates would have decreased net unrealized gains by approximately $234 million and $210 million, respectively.

Interest Rates

The Company uses interest rate swaps to offset its exposure to interest rate movements. In accordance with ASC 815, these outstanding swaps qualify and are designated as fair value hedges. The Company had twelve interest rate swaps totaling $1.7 billion outstanding at September 30, 2015 and thirteen interest rates swaps totaling $1.8 billion outstanding at September 30, 2014. A 10% increase in the average cost of the Company’s variable rate debt would have resulted in an unfavorable change in pre-tax interest expense of approximately $6 million and $7 million for the year ended September 30, 2015 and 2014, respectively.

Commodities

The Company uses commodity hedge contracts in the financial derivatives market in cases where commodity price risk cannot be naturally offset or hedged through supply base fixed price contracts. Commodity risks are systematically managed pursuant to policy guidelines. As a cash flow hedge, gains and losses resulting from the hedging instruments offset the gains or losses on purchases of the underlying commodities that will be used in the business. The maturities of the commodity hedge contracts coincide with the expected purchase of the commodities.

ENVIRONMENTAL, HEALTH AND SAFETY AND OTHER MATTERS

The Company’s global operations are governed by environmental laws and worker safety laws. Under various circumstances, these laws impose civil and criminal penalties and fines, as well as injunctive and remedial relief, for noncompliance and require remediation at sites where Company-related substances have been released into the environment.

The Company has expended substantial resources globally, both financial and managerial, to comply with applicable environmental laws and worker safety laws and to protect the environment and workers. The Company believes it is in substantial compliance with such laws and maintains procedures designed to foster and ensure compliance. However, the Company has been, and in the future may become, the subject of formal or informal enforcement actions or proceedings regarding noncompliance with such laws or the remediation of Company-related substances released into the environment. Such matters typically are resolved with regulatory authorities through commitments to compliance, abatement or remediation programs and in some cases payment of penalties. Historically, neither such commitments nor penalties imposed on the Company have been material.

Environmental considerations are a part of all significant capital expenditure decisions; however, expenditures in fiscal 2015 related solely to environmental compliance were not material. Reserves for environmental liabilities totaled $23 million and $24 million at September 30, 2015 and 2014, respectively. A charge to income is recorded when it is probable that a liability has been incurred and the amount of the liability is reasonably estimable. The Company’s environmental liabilities do not take into consideration any possible recoveries of future insurance proceeds. Because of the uncertainties associated with environmental remediation activities at sites where the Company may be potentially liable, future expenses to remediate identified sites could be considerably higher than the accrued liability. However, while neither the timing nor the amount of ultimate costs associated with known environmental remediation matters can be determined at this time, the Company does not expect that these matters will have a material adverse effect on its financial position, results of operations or cash flows. In addition, the Company has identified asset retirement obligations for environmental matters that are expected to be addressed at the retirement, disposal, removal or abandonment of existing owned facilities, primarily in the Power Solutions business. At September 30, 2015 and 2014, the Company recorded conditional asset retirement obligations of $59 million and $52 million, respectively.

The Company is involved in various lawsuits, claims and proceedings incident to the operation of its businesses, including those pertaining to product liability, environmental, safety and health, intellectual property, employment, commercial and contractual matters, and various other casualty matters. Although the outcome of litigation cannot be predicted with certainty and some lawsuits, claims or proceedings may be disposed of unfavorably to us, it is management’s opinion that none of these will have a material adverse effect on the Company’s financial position, results of operations or cash flows. Costs related to such matters were not material to the periods presented. Refer to Note 21, "Commitments and Contingencies," of the notes to consolidated financial statements for additional information.

QUARTERLY FINANCIAL DATA

Previously reported quarterly amounts have been revised to reflect the retrospective application of the classification of the GWS segment as a discontinued operation. Refer to Note 3, "Discontinued Operations," of the notes to consolidated financial statements for additional details.

(in millions, except per share data) (unaudited)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year

2015
Net sales	$9,624	$9,198	$9,608	$8,749	$37,179
Gross profit	1,609	1,573	1,706	1,559	6,447
Net income (1)	546	557	207	369	1,679
Net income attributable to Johnson Controls, Inc.	507	529	178	349	1,563
Earnings per share
Basic	0.77	0.81	0.27	0.54	2.39
Diluted	0.76	0.80	0.27	0.53	2.36

2014
Net sales	$9,497	$9,467	$9,833	$9,952	$38,749
Gross profit	1,506	1,472	1,580	1,747	6,305
Net income (2)	505	293	199	346	1,343
Net income attributable to Johnson Controls, Inc.	469	261	176	309	1,215
Earnings per share (3)
Basic	0.70	0.39	0.26	0.46	1.82
Diluted	0.69	0.39	0.26	0.46	1.80

(1)
The fiscal 2015 first quarter net income includes $20 million for transaction and integration costs. The fiscal 2015 second quarter net income includes $28 million for transaction and integration costs, and a $200 million gain on divestiture of two GWS joint ventures within discontinued operations. The fiscal 2015 third quarter net income includes $48 million for transaction, integration, and separation costs. The fiscal 2015 fourth quarter net income includes $422 million of net mark-to-market losses on pension and postretirement plans, $397 million of significant restructuring and impairment costs, a $145 million gain on divestiture of the Interiors business, $82 million for transaction, integration and separation costs, and a $940 million gain on the divestiture of GWS within discontinued operations. The preceding amounts are stated on a pre-tax basis.

(2)
The fiscal 2014 third quarter net income includes $162 million of significant restructuring and impairment costs, a $95 million loss on business divestiture, divestitures-related losses of $105 million within discontinued operations, and $20 million for transaction and integration costs. The fiscal 2014 fourth quarter net income includes $274 million of net mark-to-market losses on pension and postretirement plans, $162 million of significant restructuring and impairment costs, $23 million for transaction and integration costs, and a $16 million pension settlement loss. The preceding amounts are stated on a pre-tax basis.

(3)	Due to the use of the weighted-average shares outstanding for each quarter for computing earnings per share, the sum of the quarterly per share amounts may not equal the per share amount for the year.

ITEM 8	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Johnson Controls, Inc.

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Johnson Controls, Inc. and its subsidiaries at September 30, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2015 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2015, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 1 to the consolidated financial statements, the Company changed the classification of deferred taxes effective October 1, 2015.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Milwaukee, Wisconsin

November 18, 2015, except with respect to our opinion on the consolidated financial statements as it relates to the change in the composition of reportable segments and the effects of the change in the classification of deferred taxes both of which are discussed in Note 1, as to which the date is March 3, 2016.

Johnson Controls, Inc.
Consolidated Statements of Income

	Year Ended September 30,
(in millions, except per share data)	2015	2014	2013
Net sales
Products and systems*	$33,513	$34,978	$33,092
Services*	3,666	3,771	4,053
	37,179	38,749	37,145
Cost of sales
Products and systems*	28,214	29,910	28,189
Services*	2,518	2,534	2,810
	30,732	32,444	30,999

Gross profit	6,447	6,305	6,146

Selling, general and administrative expenses	(3,986)	(4,216)	(3,627)
Restructuring and impairment costs	(397)	(324)	(903)
Net financing charges	(288)	(244)	(247)
Equity income	375	395	399

Income from continuing operations before income taxes	2,151	1,916	1,768

Income tax provision	600	407	674

Income from continuing operations	1,551	1,509	1,094

Income (loss) from discontinued operations, net of tax (Note 3)	128	(166)	203

Net income	1,679	1,343	1,297

Income from continuing operations attributable to noncontrolling interests	112	105	102
Income from discontinued operations attributable to noncontrolling interests	4	23	17

Net income attributable to Johnson Controls, Inc.	$1,563	$1,215	$1,178

Amounts attributable to Johnson Controls, Inc. common shareholders:
Income from continuing operations	$1,439	$1,404	$992
Income (loss) from discontinued operations	124	(189)	186
Net income	$1,563	$1,215	$1,178

Basic earnings (loss) per share attributable to Johnson Controls, Inc.
Continuing operations	$2.20	$2.11	$1.45
Discontinued operations	0.19	(0.28)	0.27
Net income **	$2.39	$1.82	$1.72

Diluted earnings (loss) per share attributable to Johnson Controls, Inc.
Continuing operations	$2.18	$2.08	$1.44
Discontinued operations	0.19	(0.28)	0.27
Net income **	$2.36	$1.80	$1.71

*	Products and systems consist of Automotive Experience and Power Solutions products and systems and Building Efficiency installed systems. Services are Building Efficiency technical services.

**	Certain items do not sum due to rounding.
The accompanying notes are an integral part of the financial statements.

Johnson Controls, Inc.
Consolidated Statements of Comprehensive Income (Loss)

	Year Ended September 30,
(in millions)	2015	2014	2013

Net income	$1,679	$1,343	$1,297

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(825)	(642)	(20)
Realized and unrealized losses on derivatives	(10)	(3)	(5)
Realized and unrealized gains (losses) on marketable common stock	—	(7)	2
Pension and postretirement plans	(10)	(5)	(16)

Other comprehensive loss	(845)	(657)	(39)

Total comprehensive income	834	686	1,258

Comprehensive income attributable to noncontrolling interests	91	126	120

Comprehensive income attributable to Johnson Controls, Inc.	$743	$560	$1,138

The accompanying notes are an integral part of the financial statements.

Johnson Controls, Inc.
Consolidated Statements of Financial Position

	September 30,
(in millions, except par value and share data)	2015	2014

Assets

Cash and cash equivalents	$597	$409
Accounts receivable, less allowance for doubtful accounts of $82 and $72, respectively	5,751	5,871
Inventories	2,377	2,477
Assets held for sale	55	2,157
Other current assets	1,689	1,635
Current assets	10,469	12,549

Property, plant and equipment - net	5,870	6,314
Goodwill	6,824	7,127
Other intangible assets - net	1,516	1,639
Investments in partially-owned affiliates	2,143	1,018
Noncurrent assets held for sale	—	630
Other noncurrent assets	2,773	3,508
Total assets	$29,595	$32,785

Liabilities and Equity

Short-term debt	$52	$183
Current portion of long-term debt	813	140
Accounts payable	5,174	5,270
Accrued compensation and benefits	1,090	1,124
Liabilities held for sale	42	1,801
Other current liabilities	3,275	3,125
Current liabilities	10,446	11,643

Long-term debt	5,745	6,357
Pension and postretirement benefits	767	865
Other noncurrent liabilities	1,886	2,164
Long-term liabilities	8,398	9,386

Commitments and contingencies (Note 21)

Redeemable noncontrolling interests	212	194

Common stock, $1.00 par value, shares authorized: 1,800,000,000 shares issued: 2015 - 717,039,108; 2014 - 706,761,661	717	707
Capital in excess of par value	3,030	2,669
Retained earnings	10,838	9,956
Treasury stock, at cost (2015 - 69,671,840; 2014 - 41,264,918 shares)	(3,152)	(1,784)
Accumulated other comprehensive loss	(1,057)	(237)
Shareholders’ equity attributable to Johnson Controls, Inc.	10,376	11,311
Noncontrolling interests	163	251
Total equity	10,539	11,562
Total liabilities and equity	$29,595	$32,785

The accompanying notes are an integral part of the financial statements.

Johnson Controls, Inc.
Consolidated Statements of Cash Flows

	Year Ended September 30,
(in millions)	2015	2014	2013
Operating Activities
Net income attributable to Johnson Controls, Inc.	$1,563	$1,215	$1,178
Income from continuing operations attributable to noncontrolling interests	112	105	102
Income from discontinued operations attributable to noncontrolling interests	4	23	17
Net income	1,679	1,343	1,297
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	860	955	952
Pension and postretirement benefit expense (income)	396	321	(475)
Pension and postretirement contributions	(409)	(161)	(97)
Equity in earnings of partially-owned affiliates, net of dividends received	(144)	(153)	(86)
Deferred income taxes	327	(329)	273
Non-cash restructuring and impairment charges	183	181	586
Loss (gain) on divestitures - net	(1,340)	111	(483)
Fair value adjustment of equity investment	—	(38)	(106)
Equity-based compensation	90	82	64
Other	(1)	(2)	(21)
Changes in assets and liabilities, excluding acquisitions and divestitures:
Receivables	(297)	(18)	(182)
Inventories	(99)	(311)	(97)
Other assets	(113)	(192)	(181)
Restructuring reserves	(6)	(31)	234
Accounts payable and accrued liabilities	348	440	686
Accrued income taxes	126	197	322
Cash provided by operating activities	1,600	2,395	2,686

Investing Activities
Capital expenditures	(1,135)	(1,199)	(1,377)
Sale of property, plant and equipment	37	79	116
Acquisition of businesses, net of cash acquired	(22)	(1,733)	(123)
Business divestitures	1,646	225	761
Changes in long-term investments	(44)	19	(10)
Other	(12)	16	53
Cash provided (used) by investing activities	470	(2,593)	(580)

Financing Activities
Increase (decrease) in short-term debt - net	(68)	73	(197)
Increase in long-term debt	299	2,001	114
Repayment of long-term debt	(191)	(833)	(490)
Stock repurchases	(1,362)	(1,249)	(350)
Payment of cash dividends	(657)	(568)	(513)
Proceeds from the exercise of stock options	275	186	254
Cash paid to acquire a noncontrolling interest	(38)	(5)	(64)
Other	(79)	(17)	32
Cash used by financing activities	(1,821)	(412)	(1,214)
Effect of exchange rate changes on cash and cash equivalents	(81)	(20)	(98)
Change in cash held for sale	20	(16)	(4)
Increase (decrease) in cash and cash equivalents	188	(646)	790
Cash and cash equivalents at beginning of period	409	1,055	265
Cash and cash equivalents at end of period	$597	$409	$1,055

The accompanying notes are an integral part of the financial statements.

Johnson Controls, Inc.
Consolidated Statements of Shareholders’ Equity Attributable to Johnson Controls, Inc.

(in millions, except per share data)	Total	Common Stock	Capital in Excess of Par Value	Retained Earnings	Treasury Stock, at Cost	Accumulated Other Comprehensive Income (Loss)
At September 30, 2012	$11,625	$688	$2,047	$8,611	$(179)	$458
Comprehensive income (loss)	1,138	—	—	1,178	—	(40)
Cash dividends Common ($0.76 per share)	(520)	—	—	(520)	—	—
Redemption value adjustment attributable to redeemable noncontrolling interests	59	—	—	59	—	—
Repurchases of common stock	(350)	—	—	—	(350)	—
Other, including options exercised	362	12	352	—	(2)	—
At September 30, 2013	12,314	700	2,399	9,328	(531)	418
Comprehensive income (loss)	560	—	—	1,215	—	(655)
Cash dividends Common ($0.88 per share)	(586)	—	—	(586)	—	—
Repurchases of common stock	(1,249)	—	—	—	(1,249)	—
Other, including options exercised	272	7	270	(1)	(4)	—
At September 30, 2014	11,311	707	2,669	9,956	(1,784)	(237)
Comprehensive income (loss)	743	—	—	1,563	—	(820)
Cash dividends Common ($1.04 per share)	(681)	—	—	(681)	—	—
Repurchases of common stock	(1,362)	—	—	—	(1,362)	—
Other, including options exercised	365	10	361	—	(6)	—
At September 30, 2015	$10,376	$717	$3,030	$10,838	$(3,152)	$(1,057)

The accompanying notes are an integral part of the financial statements.

Johnson Controls, Inc.
Notes to Consolidated Financial Statements

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Johnson Controls, Inc. and its domestic and non-U.S. subsidiaries that are consolidated in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). All significant intercompany transactions have been eliminated. Investments in partially-owned affiliates are accounted for by the equity method when the Company’s interest exceeds 20% and the Company does not have a controlling interest.

Under certain criteria as provided for in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810, "Consolidation," the Company may consolidate a partially-owned affiliate. To determine whether to consolidate a partially-owned affiliate, the Company first determines if the entity is a variable interest entity (VIE). An entity is considered to be a VIE if it has one of the following characteristics: 1) the entity is thinly capitalized; 2) residual equity holders do not control the entity; 3) equity holders are shielded from economic losses or do not participate fully in the entity’s residual economics; or 4) the entity was established with non-substantive voting. If the entity meets one of these characteristics, the Company then determines if it is the primary beneficiary of the VIE. The party with the power to direct activities of the VIE that most significantly impact the VIE’s economic performance and the potential to absorb benefits or losses that could be significant to the VIE is considered the primary beneficiary and consolidates the VIE. If the entity is not considered a VIE, then the Company applies the voting interest model to determine whether or not the Company shall consolidate the partially-owned affiliate.

Consolidated VIEs

Based upon the criteria set forth in ASC 810, the Company has determined that it was the primary beneficiary in three VIEs for the reporting periods ended September 30, 2015 and 2014, as the Company absorbs significant economics of the entities and has the power to direct the activities that are considered most significant to the entities.

Two of the VIEs manufacture products in North America for the automotive industry. The Company funds the entities’ short-term liquidity needs through revolving credit facilities and has the power to direct the activities that are considered most significant to the entities through its key customer supply relationships.

In fiscal 2012, a pre-existing VIE accounted for under the equity method was reorganized into three separate investments as a result of the counterparty exercising its option to put its interest to the Company. The Company acquired additional interests in two of the reorganized group entities. The reorganized group entities are considered to be VIEs as the other owner party has been provided decision making rights but does not have equity at risk. The Company is considered the primary beneficiary of one of the entities due to the Company’s power pertaining to decisions over significant activities of the entity. As such, this VIE has been consolidated within the Company’s consolidated statements of financial position. The impact of consolidation of the entity on the Company’s consolidated statements of income for the years ended September 30, 2015, 2014 and 2013 was not material. The VIE is named as a co-obligor under a third party debt agreement of $160 million, maturing in fiscal 2020, under which it could become subject to paying more than its allocated share of the third party debt in the event of bankruptcy of one or more of the other co-obligors. The other co-obligors, all related parties in which the Company is an equity investor, consist of the remaining group entities involved in the reorganization. As part of the overall reorganization transaction, the Company has also provided financial support to the group entities in the form of loans totaling $60 million, which are subordinate to the third party debt agreement. The Company is a significant customer of certain co-obligors, resulting in a remote possibility of loss. Additionally, the Company is subject to a floor guaranty expiring in fiscal 2022; in the event that the other owner party no longer owns any part of the group entities due to sale or transfer, the Company has guaranteed that the proceeds received from the sale or transfer will not be less than $25 million. The Company has partnered with the group entities to design and manufacture battery components for the Power Solutions business.

The carrying amounts and classification of assets (none of which are restricted) and liabilities included in the Company’s consolidated statements of financial position for the consolidated VIEs are as follows (in millions):

	September 30,
	2015	2014
Current assets	$281	$218
Noncurrent assets	128	138
Total assets	$409	$356

Current liabilities	$232	$189
Noncurrent liabilities	34	37
Total liabilities	$266	$226

The Company did not have a significant variable interest in any other consolidated VIEs for the presented reporting periods.

Nonconsolidated VIEs

As mentioned previously within the "Consolidated VIEs" section above, in fiscal 2012, a pre-existing VIE was reorganized into three separate investments as a result of the counterparty exercising its option to put its interest to the Company. The reorganized group entities are considered to be VIEs as the other owner party has been provided decision making rights but does not have equity at risk. The Company is not considered to be the primary beneficiary of two of the entities as the Company cannot make key operating decisions considered to be most significant to the VIEs. Therefore, the entities are accounted for under the equity method of accounting as the Company’s interest exceeds 20% and the Company does not have a controlling interest. The Company’s maximum exposure to loss includes the partially-owned affiliate investment balance of $62 million and $59 million at September 30, 2015 and 2014, respectively, as well as the subordinated loan from the Company, third party debt agreement and floor guaranty mentioned previously within the "Consolidated VIEs" section above. Current liabilities due to the VIEs are not material and represent normal course of business trade payables for all presented periods.

The Company did not have a significant variable interest in any other nonconsolidated VIEs for the presented reporting periods.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The fair values of cash and cash equivalents, accounts receivable, short-term debt and accounts payable approximate their carrying values. See Note 10, "Derivative Instruments and Hedging Activities," and Note 11, "Fair Value Measurements," of the notes to consolidated financial statements for fair value of financial instruments, including derivative instruments, hedging activities and long-term debt.

Assets and Liabilities Held for Sale

The Company classifies assets and liabilities (disposal groups) to be sold as held for sale in the period in which all of the following criteria are met: management, having the authority to approve the action, commits to a plan to sell the disposal group; the disposal group is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such disposal groups; an active program to locate a buyer and other actions required to complete the plan to sell the disposal group have been initiated; the sale of the disposal group is probable, and transfer of the disposal group is expected to qualify for recognition as a completed sale within one year, except if events or circumstances beyond the Company's control extend the period of time required to sell the disposal group beyond one year; the disposal group is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

The Company initially measures a disposal group that is classified as held for sale at the lower of its carrying value or fair value less any costs to sell. Any loss resulting from this measurement is recognized in the period in which the held for sale criteria are met. Conversely, gains are not recognized on the sale of a disposal group until the date of sale. The Company assesses the fair value of a disposal group less any costs to sell each reporting period it remains classified as held for sale and reports any subsequent changes as an adjustment to the carrying value of the disposal group, as long as the new carrying value does not exceed the carrying value of the disposal group at the time it was initially classified as held for sale.

Upon determining that a disposal group meets the criteria to be classified as held for sale, the Company reports the assets and liabilities of the disposal group, if material, in the line items assets held for sale, noncurrent assets held for sale and liabilities held for sale in the consolidated statements of financial position. Refer to Note 3, "Discontinued Operations," of the notes to consolidated financial statements for further information.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Receivables

Receivables consist of amounts billed and currently due from customers and unbilled costs and accrued profits related to revenues on long-term contracts that have been recognized for accounting purposes but not yet billed to customers. The Company extends credit to customers in the normal course of business and maintains an allowance for doubtful accounts resulting from the inability or unwillingness of customers to make required payments. The allowance for doubtful accounts is based on historical experience, existing economic conditions and any specific customer collection issues the Company has identified. The Company enters into supply chain financing programs to sell certain accounts receivable without recourse to third-party financial institutions. Sales of accounts receivable are reflected as a reduction of accounts receivable on the consolidated balance sheets and the proceeds are included in cash flows from operating activities in the consolidated statements of cash flows.

Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method. Finished goods and work-in-process inventories include material, labor and manufacturing overhead costs.

Pre-Production Costs Related to Long-Term Supply Arrangements

The Company’s policy for engineering, research and development, and other design and development costs related to products that will be sold under long-term supply arrangements requires such costs to be expensed as incurred or capitalized if reimbursement from the customer is contractually assured. Income related to recovery of these costs is recorded within selling, general and administrative expense in the consolidated statements of income. At September 30, 2015 and 2014, the Company recorded within the consolidated statements of financial position approximately $299 million and $265 million, respectively, of engineering and research and development costs for which customer reimbursement is contractually assured. The reimbursable costs are recorded in other current assets if reimbursement will occur in less than one year and in other noncurrent assets if reimbursement will occur beyond one year.

Costs for molds, dies and other tools used to make products that will be sold under long-term supply arrangements are capitalized within property, plant and equipment if the Company has title to the assets or has the non-cancelable right to use the assets during the term of the supply arrangement. Capitalized items, if specifically designed for a supply arrangement, are amortized over the term of the arrangement; otherwise, amounts are amortized over the estimated useful lives of the assets. The carrying values of assets capitalized in accordance with the foregoing policy are periodically reviewed for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. At September 30, 2015 and 2014, approximately $60 million and $96 million, respectively, of costs for molds, dies and other tools were capitalized within property, plant and equipment which represented assets to which the Company had title. In addition, at September 30, 2015 and 2014, the Company recorded within the consolidated statements of financial position in other current assets approximately $134 million and $151 million, respectively, of costs for molds, dies and other tools for which customer reimbursement is contractually assured.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the respective assets using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. The estimated useful lives range from 3 to 40 years for buildings and improvements and from 3 to 15 years for machinery and equipment.

The Company capitalizes interest on borrowings during the active construction period of major capital projects. Capitalized interest is added to the cost of the underlying assets and is amortized over the useful lives of the assets.

Goodwill and Other Intangible Assets

Goodwill reflects the cost of an acquisition in excess of the fair values assigned to identifiable net assets acquired. The Company reviews goodwill for impairment during the fourth fiscal quarter or more frequently if events or changes in circumstances indicate the asset might be impaired. The Company performs impairment reviews for its reporting units, which have been determined to be the Company’s reportable segments or one level below the reportable segments in certain instances, using a fair value method based on management’s judgments and assumptions or third party valuations. The fair value of a reporting unit refers to the price that would be received to sell the unit as a whole in an orderly transaction between market participants at the measurement date. In estimating the fair value, the Company uses multiples of earnings based on the average of historical, published multiples of earnings of comparable entities with similar operations and economic characteristics. In certain instances, the Company uses discounted cash flow analyses or estimated sales price to further support the fair value estimates. The inputs utilized in the analyses are classified as Level 3 inputs within the fair value hierarchy as defined in ASC 820, "Fair Value Measurement." The estimated fair value is then compared with the carrying amount of the reporting unit, including recorded goodwill. The Company is subject to financial statement risk to the extent that the carrying amount exceeds the estimated fair value. Refer to Note 6, "Goodwill and Other Intangible Assets," of the notes to consolidated financial statements for information regarding the goodwill impairment testing performed in the fourth quarters of fiscal years 2015, 2014 and 2013.

Indefinite lived other intangible assets are also subject to at least annual impairment testing. Other intangible assets with definite lives continue to be amortized over their estimated useful lives and are subject to impairment testing if events or changes in circumstances indicate that the asset might be impaired. A considerable amount of management judgment and assumptions are required in performing the impairment tests. Refer to Note 17, "Impairment of Long-Lived Assets," of the notes to consolidated financial statements for information regarding the impairment testing performed in fiscal years 2015, 2014 and 2013.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property, plant and equipment and other intangible assets with definite lives, for impairment whenever events or changes in circumstances indicate that the asset’s carrying amount may not be recoverable. The Company conducts its long-lived asset impairment analyses in accordance with ASC 360-10-15, "Impairment or Disposal of Long-Lived Assets." ASC 360-10-15 requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value based on discounted cash flow analysis or appraisals. Refer to Note 17, "Impairment of Long-Lived Assets," of the notes to consolidated financial statements for information regarding the impairment testing performed in fiscal years 2015, 2014 and 2013.

Percentage-of-Completion Contracts

The Building Efficiency business records certain long-term contracts under the percentage-of-completion (POC) method of accounting. Under this method, sales and gross profit are recognized as work is performed based on the relationship between actual costs incurred and total estimated costs at completion. The Company records costs and earnings in excess of billings on uncompleted contracts primarily within accounts receivable and billings in excess of costs and earnings on uncompleted contracts primarily within other current liabilities in the consolidated statements of financial position. Costs and earnings in excess of billings related to these contracts were $453 million and $507 million at September 30, 2015 and 2014, respectively. Billings in excess of costs and earnings related to these contracts were $340 million and $363 million at September 30, 2015 and 2014, respectively.

Revenue Recognition

The Company’s Building Efficiency business recognizes revenue from certain long-term contracts over the contractual period under the percentage-of-completion method of accounting. This method of accounting recognizes sales and gross profit as work is performed based on the relationship between actual costs incurred and total estimated costs at completion. Recognized revenues that will not be billed under the terms of the contract until a later date are recorded primarily in accounts receivable. Likewise, contracts where billings to date have exceeded recognized revenues are recorded primarily in other current liabilities. Changes to the original estimates may be required during the life of the contract and such estimates are reviewed monthly. Sales and gross profit are adjusted using the cumulative catch-up method for revisions in estimated total contract costs and contract values. Estimated losses are recorded when identified. Claims against customers are recognized as revenue upon settlement. The amount of accounts receivable due after one year is not significant. The use of the POC method of accounting involves considerable use of estimates in determining revenues, costs and profits and in assigning the amounts to accounting periods. The periodic reviews have not resulted in adjustments that were significant to the Company’s results of operations. The Company continually evaluates all of the assumptions, risks and uncertainties inherent with the application of the POC method of accounting.

The Building Efficiency business enters into extended warranties and long-term service and maintenance agreements with certain customers. For these arrangements, revenue is recognized on a straight-line basis over the respective contract term.

The Company’s Building Efficiency business also sells certain heating, ventilating and air conditioning (HVAC) and refrigeration products and services in bundled arrangements, where multiple products and/or services are involved. In accordance with ASU No. 2009-13, "Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements - A Consensus of the FASB Emerging Issues Task Force," the Company divides bundled arrangements into separate deliverables and revenue is allocated to each deliverable based on the relative selling price method. Significant deliverables within these arrangements include equipment, commissioning, service labor and extended warranties. In order to estimate relative selling price, market data and transfer price studies are utilized. Approximately four to twelve months separate the timing of the first deliverable until the last piece of equipment is delivered, and there may be extended warranty arrangements with duration of one to five years commencing upon the end of the standard warranty period.

In all other cases, the Company recognizes revenue at the time title passes to the customer or as services are performed.

Research and Development Costs

Expenditures for research activities relating to product development and improvement are charged against income as incurred and included within selling, general and administrative expenses in the consolidated statements of income. Such expenditures for the years ended September 30, 2015, 2014 and 2013 were $733 million, $792 million and $791 million, respectively. A portion of the costs associated with these activities is reimbursed by customers and, for the fiscal years ended September 30, 2015, 2014 and 2013 were $364 million, $352 million and $347 million, respectively.

Earnings Per Share

The Company presents both basic and diluted earnings per share (EPS) amounts. Basic EPS is calculated by dividing net income attributable to Johnson Controls, Inc. by the weighted average number of common shares outstanding during the reporting period. Diluted EPS is calculated by dividing net income attributable to Johnson Controls, Inc. by the weighted average number of common shares and common equivalent shares outstanding during the reporting period that are calculated using the treasury stock method for stock options and unvested restricted stock. See Note 13, "Earnings per Share," of the notes to consolidated financial statements for the calculation of earnings per share.

Foreign Currency Translation

Substantially all of the Company’s international operations use the respective local currency as the functional currency. Assets and liabilities of international entities have been translated at period-end exchange rates, and income and expenses have been translated using average exchange rates for the period. Monetary assets and liabilities denominated in non-functional currencies are adjusted to reflect period-end exchange rates. The aggregate transaction losses, net of the impact of foreign currency hedges, included in net income for the years ended September 30, 2015, 2014 and 2013 were $119 million, $8 million and $25 million, respectively.

Derivative Financial Instruments

The Company has written policies and procedures that place all financial instruments under the direction of corporate treasury and restrict all derivative transactions to those intended for hedging purposes. The use of financial instruments for speculative purposes is strictly prohibited. The Company uses financial instruments to manage the market risk from changes in foreign exchange rates, commodity prices, stock-based compensation liabilities and interest rates.

The fair values of all derivatives are recorded in the consolidated statements of financial position. The change in a derivative’s fair value is recorded each period in current earnings or accumulated other comprehensive income (AOCI), depending on whether the derivative is designated as part of a hedge transaction and if so, the type of hedge transaction. See Note 10, "Derivative Instruments and Hedging Activities," and Note 11, "Fair Value Measurements," of the notes to consolidated financial statements for disclosure of the Company’s derivative instruments and hedging activities.

Pension and Postretirement Benefits

The Company utilizes a mark-to-market approach for recognizing pension and postretirement benefit expenses, including measuring the market related value of plan assets at fair value and recognizing actuarial gains and losses in the fourth quarter of each fiscal year or at the date of a remeasurement event. Refer to Note 15, "Retirement Plans," of the notes to consolidated financial statements for disclosure of the Company's pension and postretirement benefit plans.

Retrospective Changes

Certain amounts as of September 30, 2015, 2014 and 2013, as described below, have been revised to conform to the current year’s presentation.

At March 31, 2015, the Company determined that its Building Efficiency Global Workplace Solutions (GWS) segment met the criteria to be classified as a discontinued operation, which required retrospective application to financial information for all periods presented. Refer to Note 3, "Discontinued Operations," of the notes to consolidated financial statements for further information regarding the Company's discontinued operations.

Effective October 1, 2015, the Company reorganized the reportable segments within its Building Efficiency business to align with its new management reporting structure and business activities. Prior to this reorganization, Building Efficiency was comprised of three reportable segments for financial reporting purposes: North America Systems and Service, Asia and Other. As a result of this change, Building Efficiency is now comprised of four reportable segments for financial reporting purposes: Systems and Service North America, Products North America, Asia and Rest of World. Historical information throughout these financial statements has been revised to reflect the new Building Efficiency reportable segments. Refer to Note 6, “Goodwill and Other Intangible Assets,” and Note 19, “Segment Information,” of the notes to consolidated financial statements for further information.

In November 2015, the FASB issued Accounting Standards Update (ASU) No. 2015-17, "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes." ASU No. 2015-17 requires that deferred tax liabilities and assets be classified as noncurrent in the consolidated statements of financial position. During the quarter ended December 31, 2015, the Company early adopted ASU No. 2015-17 and applied the change retrospectively to all periods presented. Historical information has been revised throughout these financial statements to reflect the adoption of ASU No. 2015-17. Refer to Note 18, "Income Taxes," of the notes to consolidated financial statements for further information.

The impact of all adjustments made to the consolidated statements of financial position presented is summarized in the following table (in millions):

	September 30, 2015
	Previously Reported	Revised	Effect of Change
Consolidated Statement of Financial Position
Other current assets	$2,313	$1,689	$(624)
Other noncurrent assets	2,227	2,773	546
Other current liabilities	3,324	3,275	(49)
Other noncurrent liabilities	1,915	1,886	(29)

	September 30, 2014
	Previously Reported	Revised	Effect of Change
Consolidated Statement of Financial Position
Other current assets	$2,193	$1,635	$(558)
Other noncurrent assets	2,969	3,508	539
Other current liabilities	3,176	3,125	(51)
Other noncurrent liabilities	2,132	2,164	32

New Accounting Pronouncements

In September 2015, the FASB issued ASU No. 2015-16, "Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments." ASU No. 2015-16 requires that the cumulative impact of a measurement period adjustment (including the impact on prior periods) be recognized in the reporting period in which the adjustment is identified. ASU No. 2015-16 was early adopted by the Company in the quarter ended September 30, 2015. The adoption of this guidance did not have an impact on the Company's consolidated financial condition or results from operations.

In July 2015, the FASB issued ASU No. 2015-11, "Simplifying the Measurement of Inventory." ASU No. 2015-11 requires inventory that is recorded using the first-in, first-out method to be measured at the lower of cost or net realizable value. ASU No. 2015-11 will be effective retrospectively for the Company for the quarter ending December 31, 2017, with early adoption permitted. The adoption of this guidance is not expected to have a significant impact on the Company's consolidated financial statements.

In May 2015, the FASB issued ASU No. 2015-07, "Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)." ASU No. 2015-07 removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. Such investments should be disclosed separate from the fair value hierarchy. ASU No. 2015-07 will be effective retrospectively for the Company for the quarter ending December 31, 2016, with early adoption permitted. The adoption of this guidance is not expected to have an impact on the Company's consolidated financial statements but will impact pension asset disclosures.

In April 2015, the FASB issued ASU No. 2015-03, "Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs." ASU No. 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability. ASU No. 2015-03 will be effective retrospectively for the Company for the quarter ending December 31, 2016, with early adoption permitted. The adoption of this guidance is not expected to have a significant impact on the Company's consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-02, "Consolidation (Topic 810): Amendments to the Consolidation Analysis." ASU No. 2015-02 amends the analysis performed to determine whether a reporting entity should consolidate certain types of legal entities. ASU No. 2015-02 will be effective retrospectively for the Company for the quarter ending December 31, 2016, with early adoption permitted. The Company is currently assessing the impact adoption of this guidance will have on its consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)." ASU No. 2014-09 clarifies the principles for recognizing revenue when an entity either enters into a contract with customers to transfer goods or services or enters into a contract for the transfer of non-financial assets. The original standard was effective retrospectively for the Company for the quarter ending December 31, 2017; however in August 2015, the FASB issued ASU No. 2015-14, "Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date," which defers the effective date of ASU 2014-09 by one-year for all entities. The new standard will become effective retrospectively for the Company for the quarter ending December 31, 2018, with early adoption permitted, but not before the original effective date. The Company is currently assessing the impact adoption of this guidance will have on its consolidated financial statements.

In April 2014, the FASB issued ASU No. 2014-08, "Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity." ASU No. 2014-08 limits discontinued operations reporting to situations where the disposal represents a strategic shift that has (or will have) a major effect on an entity's operations and financial results, and requires expanded disclosures for discontinued operations. ASU No. 2014-08 will be effective prospectively for the Company for disposals that occur during or after the quarter ending December 31, 2015, with early adoption permitted in certain instances. The impact of this guidance for the Company is dependent on any future significant dispositions or disposals, including the intended spin-off the Automotive Experience business.

In July 2013, the FASB issued ASU No. 2013-11, "Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists." ASU No. 2013-11 clarifies that companies should present an unrecognized tax benefit as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward. ASU No. 2013-11 was effective for the Company for the quarter ending December 31, 2014. The adoption of this guidance did not have a significant impact on the Company's consolidated financial statements.

2.ACQUISITIONS AND DIVESTITURES

During fiscal 2015, the Company completed three acquisitions for a combined purchase price, net of cash acquired, of $47 million, $18 million of which was paid as of September 30, 2015. The acquisitions in the aggregate were not material to the Company’s consolidated financial statements. In connection with the acquisitions, the Company recorded goodwill of $9 million.

In the fourth quarter of fiscal 2015, the Company completed the sale of its GWS business to CBRE Group, Inc. The selling price, net of cash divested, was $1.4 billion, all of which was received as of September 30, 2015. In connection with the sale, the Company recorded a $940 million gain, $643 million net of tax, within income (loss) from discontinued operations, net of tax, on the consolidated statements of income and reduced goodwill in assets held for sale by $220 million. At March 31, 2015, the Company determined that the GWS segment met the criteria to be classified as a discontinued operation. Refer to Note 3, "Discontinued Operations," of the notes to consolidated financial statements for further disclosure related to the Company's discontinued operations.

In the fourth quarter of fiscal 2015, the Company completed its global automotive interiors joint venture with Yanfeng Automotive Trim Systems. In connection with the divestiture of the Interiors business, the Company recorded a $145 million gain, $38 million net of tax. The pre-tax gain is recorded within selling, general and administrative expenses on the consolidated statements of income and reduced goodwill in assets held for sale by $21 million.

Also during fiscal 2015, the Company completed four additional divestitures for a combined sales price of $119 million, $86 million of which was received as of September 30, 2015. The divestitures were not material to the Company's consolidated financial statements. In connection with the divestitures, the Company recorded a gain of $38 million within selling, general and administrative expenses on the consolidated statements of income and reduced goodwill by $14 million in the Building Efficiency Products North America segment, recorded a gain of $10 million within selling, general and administrative expenses on the consolidated statements of income and reduced goodwill by $4 million in the Automotive Experience Seating segment and recorded a gain of $7 million within selling, general and administrative expenses on the consolidated statements of income and reduced goodwill by $2 million in the Building Efficiency Systems and Service North America segment.

In the first nine months of fiscal 2015, the Company adjusted the purchase price allocation of the fiscal 2014 acquisition of Air Distribution Technologies Inc. (ADT). The adjustment was made as a result of a true-up to the purchase price in the amount of $4 million, all of which was paid as of September 30, 2015. Also, in connection with this acquisition, the Company recorded additional goodwill of $34 million in fiscal 2015 related to the final purchase price allocation.

In the second quarter of fiscal 2015, the Company signed a definitive agreement to create a joint venture with certain Hitachi entities to expand its Building Efficiency product offerings. The formation of the joint venture closed on October 1, 2015.

In the second quarter of fiscal 2015, the Company completed the sale of its interests in two GWS joint ventures to Brookfield Asset Management, Inc. The selling price, net of cash divested, was $141 million, all of which was received as of September 30, 2015. In connection with the sale, the Company recorded a $200 million gain, $127 million net of tax, within income (loss) from discontinued operations, net of tax, on the consolidated statements of income and reduced goodwill in assets held for sale by $20 million.

In the third quarter of fiscal 2014, the Company completed its purchase of ADT for approximately $1.6 billion, net of cash acquired, all of which was paid as of June 30, 2014. ADT is one of the largest independent providers of air distribution and ventilation products in North America. In the third quarter of fiscal 2014, the Company completed a public offering of $1.7 billion aggregate principal amount of fixed rate senior notes to finance the purchase of ADT. In fiscal 2014, the Company recorded goodwill of $837 million in the Building Efficiency Products North America segment as a result of the ADT acquisition. The Company also recorded approximately $477 million of intangible assets that are subject to amortization, of which approximately $475 million was assigned to customer relationships with useful lives between 18 and 20 years. In addition, the Company recorded approximately $230 million of trade names that are not subject to amortization.

Also during fiscal 2014, the Company completed four additional acquisitions for a combined purchase price, net of cash acquired, of $144 million, all of which was paid as of September 30, 2014. The acquisitions in the aggregate were not material to the

Company's consolidated financial statements. In connection with the acquisitions, the Company recorded goodwill of $140 million. Three of the acquisitions increased the Company's ownership from a noncontrolling to controlling interest. As a result, the Company recorded a combined non-cash gain of $38 million in equity income to adjust the Company's existing equity investments in the partially-owned affiliates to fair value. The $38 million gain includes $19 million for the Power Solutions business and $19 million for the Building Efficiency Asia business.

In the third quarter of fiscal 2014, the Company completed the divestiture of the Automotive Experience Interiors headliner and sun visor product lines. As part of this divestiture, the Company made a cash payment of $54 million to the buyer to fund future operational improvement initiatives. The Company recorded a pre-tax loss on divestiture, including transaction costs, of $95 million within selling, general and administrative expenses on the consolidated statements of income. The tax impact of the divestiture was income tax expense of $38 million due to the jurisdictional mix of gains and losses on the sale, which resulted in non-benefited losses in certain countries and taxable gains in other countries. There was no change in goodwill as a result of this transaction.

In the third quarter of fiscal 2014, the Company recorded a $25 million charge within income (loss) from discontinued operations, net of tax, on the consolidated statements of income related to the indemnification of certain costs associated with a divested GWS business in 2004.

In the second quarter of fiscal 2014, the Company announced that it had reached an agreement to sell the remainder of its Automotive Experience Electronics business to Visteon Corporation, subject to regulatory and other approvals. The sale closed on July 1, 2014. The cash proceeds from the sale were $266 million, all of which was received as of September 30, 2014. At March 31, 2014, the Company determined that the Automotive Experience Electronics segment met the criteria to be classified as a discontinued operation. Refer to Note 3, "Discontinued Operations," of the notes to consolidated financial statements for further disclosure related to the Company's discontinued operations.

In the first quarter of fiscal 2014, the Company completed one additional divestiture for a sales price of $13 million, all of which was received as of September 30, 2014. The divestiture was not material to the Company’s consolidated financial statements. In connection with the divestiture, the Company recorded a gain, net of transaction costs, of $9 million in the Automotive Experience Interiors segment within selling, general and administrative expenses on the consolidated statements of income. There was no change in goodwill as a result of this transaction.

During fiscal 2014, the Company adjusted the purchase price allocation of certain fiscal 2013 acquisitions and recorded additional goodwill of $2 million.

During fiscal 2013, the Company completed three acquisitions for a combined purchase price, net of cash acquired, of $123 million, all of which was paid as of September 30, 2013. The acquisitions in the aggregate were not material to the Company's consolidated financial statements. In connection with the acquisitions, the Company recorded goodwill of $266 million. Two of the acquisitions increased the Company's ownership from a noncontrolling to controlling interest. As a result, the Company recorded a combined non-cash gain of $106 million in Automotive Experience Seating equity income to adjust the Company's existing equity investments in the partially-owned affiliates to fair value.

During the fourth quarter of fiscal 2013, the Company completed its divestiture of its Automotive Experience Electronics' HomeLink® product line to Gentex Corporation. The selling price was $701 million, all of which was received as of September 30, 2013. In connection with the HomeLink® product line divestiture, the Company recorded a gain, net of transaction costs, of $476 million and reduced goodwill by $177 million in the Automotive Experience Electronics business.

Also during fiscal 2013, the Company completed two additional divestitures for a combined sales price, net of cash transferred, of $60 million, all of which was received as of September 30, 2013. The divestitures were not material to the Company's consolidated financial statements. In connection with the divestitures, the Company recorded a gain of $29 million within selling, general and administrative expenses on the consolidated statements of income and reduced goodwill by $15 million in the Automotive Experience Seating segment, and recorded a loss, net of transaction costs, of $22 million within selling, general and administrative expenses on the consolidated statements of income in the Building Efficiency Rest of World segment.

3.    DISCONTINUED OPERATIONS

In the second quarter of fiscal 2015, the Company completed the sale of its interests in two GWS joint ventures to Brookfield Asset Management, Inc. On March 31, 2015, the Company announced that it had reached a definitive agreement to sell the remainder of the GWS business to CBRE Group Inc., subject to regulatory and other approvals. The sale closed on September 1, 2015. The agreement includes a 10-year strategic relationship between the Company and CBRE. The Company will be the preferred provider of HVAC equipment, building automation systems and related services to the portfolio of real estate and corporate facilities managed globally by CBRE and GWS. The Company also engages GWS for facility management services. The annual cash flows resulting from these activities with the legacy GWS business are not expected to be significant.

At March 31, 2015, the Company determined that its GWS segment met the criteria to be classified as a discontinued operation, which required retrospective application to financial information for all periods presented. The Company did not allocate any general corporate overhead to discontinued operations. The assets and liabilities of the GWS segment were reflected as held for sale in the consolidated statements of financial position at September 30, 2014.

The following table summarizes the results of GWS, reclassified as discontinued operations for the fiscal years ended September 30, 2015, 2014 and 2013 (in millions):

	Year Ended September 30,
	2015	2014	2013

Net sales	$3,025	$4,079	$4,265

Income from discontinued operations before income taxes	1,203	119	119
Provision for income taxes on discontinued operations	1,075	75	22
Income from discontinued operations attributable to noncontrolling interests, net of tax	4	15	12
Income from discontinued operations, net of tax	$124	$29	$85

For the fiscal year ended September 30, 2015, the income from discontinued operations before income taxes included a $940 million gain on divestiture for the remainder of the GWS business, a $200 million gain on divestiture of the Company's interest in two GWS joint ventures and current year transaction costs of $87 million. For the fiscal year ended September 30, 2014, the income from discontinued operations before income taxes included a $25 million charge related to the indemnification of certain costs associated with a divested GWS business in 2004.

The effective tax rate is different than the U.S. statutory rate for fiscal 2015 primarily due to $680 million tax expense for repatriation of cash and other tax reserves, and the tax consequences of the sale of the GWS joint ventures ($73 million) and the remaining business ($297 million).
The effective tax rate is different than the U.S. statutory rate for fiscal 2014 primarily due to a tax charge of $35 million related to the change in the Company's assertion over reinvestment of foreign undistributed earnings as well as a non-benefited loss related to the indemnification of certain costs associated with a divested business in 2004, partially offset by foreign tax rate differentials.
The effective rate is different than the U.S. statutory rate for fiscal 2013 primarily due foreign tax rate differentials.
In the fourth quarter of fiscal 2013, the Company completed the sale of its Automotive Experience Electronics' HomeLink® product line to Gentex Corporation. In the second quarter of fiscal 2014, the Company announced that it had reached a definitive agreement to sell the remainder of the Automotive Experience Electronics business to Visteon Corporation, subject to regulatory and other approvals. The sale closed on July 1, 2014. At March 31, 2014, the Company determined that the Automotive Experience Electronics segment met the criteria to be classified as a discontinued operation, which required retrospective application to financial information for all periods presented. The Company did not allocate any general corporate overhead to discontinued operations.

There were no amounts related to the Automotive Experience Electronics business classified as discontinued operations for the fiscal year ended September 30, 2015. The following table summarizes the results of the Automotive Experience Electronics business, classified as discontinued operations for the fiscal years ended September 30, 2014 and 2013 (in millions):

	Year Ended September 30,
	2014	2013

Net sales	$1,027	$1,320

Income (loss) from discontinued operations before income taxes	(8)	578
Provision for income taxes on discontinued operations	202	472
Income from discontinued operations attributable to noncontrolling interests, net of tax	8	5
Income (loss) from discontinued operations, net of tax	$(218)	$101

For the year ended September 30, 2014, the discontinued operations before income taxes included divestiture-related losses of $80 million comprised of asset and investment impairment charges of $43 million, transaction costs of $27 million and severance obligations of $10 million. For the year ended September 30, 2013, the discontinued operations before income taxes included a $476 million gain on divestiture of the HomeLink® product line net of transaction costs, and $28 million of restructuring costs.

For the year ended September 30, 2014, the Company's effective tax rate for discontinued operations was different than the U.S. federal statutory rate primarily due to a second quarter discrete non-cash tax charge of $180 million related to the repatriation of foreign cash associated with the divestiture of the Electronics business and unbenefited foreign losses. For the year ended September 30, 2013, the Company's effective tax rate for discontinued operations was different than the U.S. federal statutory rate primarily due to the tax consequences of the sale of the HomeLink® product line, the change in our assertion over reinvestment of foreign undistributed earnings and unbenefited foreign losses.

Assets and Liabilities Held for Sale

The Company has determined that certain of its businesses met the criteria to be classified as held for sale. In April 2015, the Company signed an agreement formally establishing the previously announced automotive interiors joint venture with Yanfeng Automotive Trim Systems. The formation of the joint venture closed on July 2, 2015. The assets and liabilities to be contributed to the joint venture were classified as held for sale beginning in the third quarter of fiscal 2014. At March 31, 2015, the Company determined certain product lines of the Automotive Experience Interiors segment which will not be contributed to the aforementioned automotive interiors joint venture also met the criteria to be classified as held for sale. As a result, a majority of the Automotive Experience Interiors business met the criteria to be classified as held for sale.

At September 30, 2015, $55 million of assets and $42 million of liabilities related to certain product lines of the Automotive Experience Interiors segment which were not contributed to the automotive interiors joint venture were classified as held for sale. This divestiture could result in a gain or loss on sale to the extent the ultimate selling price differs from the carrying value of the net assets recorded. The Interiors businesses classified as held for sale do not meet the criteria to be classified as a discontinued operation at September 30, 2015 primarily due to the Company's continuing involvement in these operations following the divestiture.

The following table summarizes the carrying value of the Interiors and GWS assets and liabilities held for sale at September 30, 2014 (in millions):

	September 30, 2014
		Global Workplace
	Interiors	Solutions	Total

Cash and cash equivalents	$—	$20	$20
Accounts receivable - net	596	723	1,319
Inventories	209	9	218
Other current assets	174	57	231
Property, plant and equipment - net	496	34	530
Goodwill	12	253	265
Other intangible assets - net	4	35	39
Investments in partially-owned affiliates	83	—	83
Other noncurrent assets	35	47	82
Assets held for sale	$1,609	$1,178	$2,787

Short-term debt	$—	$3	$3
Accounts payable	655	591	1,246
Accrued compensation and benefits	24	128	152
Other current liabilities	154	246	400
Liabilities held for sale	$833	$968	$1,801

4.    INVENTORIES

Inventories consisted of the following (in millions):

	September 30,
	2015	2014

Raw materials and supplies	$1,084	$1,129
Work-in-process	369	398
Finished goods	924	950
Inventories	$2,377	$2,477

5.    PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following (in millions):

	September 30,
	2015	2014

Buildings and improvements	$3,067	$3,254
Machinery and equipment	8,192	7,944
Construction in progress	1,006	1,151
Land	338	370
Total property, plant and equipment	12,603	12,719
Less: accumulated depreciation	(6,733)	(6,405)
Property, plant and equipment - net	$5,870	$6,314

Interest costs capitalized during the fiscal years ended September 30, 2015, 2014 and 2013 were $25 million, $28 million and $42 million, respectively. Accumulated depreciation related to capital leases at September 30, 2015 and 2014 was $54 million and $29 million, respectively.

The Company is the lessor of properties included in land for $13 million, gross building and improvements for $177 million and accumulated depreciation of $131 million.

6.    GOODWILL AND OTHER INTANGIBLE ASSETS

Effective October 1, 2015, the Company reorganized the reportable segments within its Building Efficiency business to align with its new management reporting structure and business activities. Historical information has been revised to reflect the new Building Efficiency reportable segments. Refer to Note 19, "Segment Information," of the notes to consolidated financial statements for further information.

The changes in the carrying amount of goodwill in each of the Company’s reporting segments for the fiscal years ended September 30, 2015 and 2014 were as follows (in millions):

	September 30, 2013	Business Acquisitions	Business Divestitures	Impairments	Currency Translation and Other	September 30, 2014
Building Efficiency
Systems and Service North America	$983	$—	$—	$—	$(1)	$982
Products North America	855	837	—	—	(4)	1,688
Global Workplace Solutions	257	—	(253)	—	(4)	—
Asia	388	34	—	—	(8)	414
Rest of World	393	—	—	(47)	(1)	345
Automotive Experience
Seating	2,659	2	—	—	(105)	2,556
Interiors	—	—	(12)	—	12	—
Power Solutions	1,054	106	—	—	(18)	1,142
Total	$6,589	$979	$(265)	$(47)	$(129)	$7,127

	September 30, 2014	Business Acquisitions	Business Divestitures	Impairments	Currency Translation and Other	September 30, 2015
Building Efficiency
Systems and Service North America	$982	$—	$(2)	$—	$(2)	$978
Products North America	1,688	34	(14)	—	(7)	1,701
Asia	414	—	—	—	(25)	389
Rest of World	345	—	—	—	(35)	310
Automotive Experience
Seating	2,556	—	(4)	—	(188)	2,364
Interiors	—	9	(9)	—	—	—
Power Solutions	1,142	—	—	—	(60)	1,082
Total	$7,127	$43	$(29)	$—	$(317)	$6,824

The fiscal 2014 GWS business divestitures amount includes $253 million of goodwill transferred to assets held for sale on the consolidated statements of financial position. The fiscal 2014 Automotive Experience Interiors business divestitures amount includes $12 million of goodwill transferred to noncurrent assets held for sale on the consolidated statements of financial position.

Refer to Note 3, "Discontinued Operations," of the notes to consolidated financial statements for further information regarding the Company's assets and liabilities held for sale.

During fiscal 2014, as a result of operating results, restructuring actions and expected future profitability, the Company's forecasted cash flow estimates used in the goodwill assessment were negatively impacted as of September 30, 2014 for the Building Efficiency Rest of World - Latin America reporting unit. As a result, the Company concluded that the carrying value of the Building Efficiency Rest of World - Latin America reporting unit exceeded its fair value as of September 30, 2014. The Company recorded a goodwill impairment charge of $47 million in the fourth quarter of fiscal 2014, which was determined by comparing the carrying value of the reporting unit's goodwill with the implied fair value of goodwill for the reporting unit. The Building Efficiency Rest of World - Latin America reporting unit has no remaining goodwill at September 30, 2015 and 2014.

During fiscal 2013, based on a combination of factors, including the operating results of the Automotive Experience Interiors business, restrictions on future capital and restructuring funding, and the Company's announced intention to explore strategic options related to this business, the Company's forecasted cash flow estimates used in the goodwill assessment were negatively impacted as of September 30, 2013. As a result, the Company concluded that the carrying value of the Interiors reporting unit exceeded its fair value as of September 30, 2013. The Company recorded a goodwill impairment charge of $430 million in the fourth quarter of fiscal 2013, which was determined by comparing the carrying value of the reporting unit's goodwill with the implied fair value of goodwill for the reporting unit. This is the only accumulated goodwill impairment charge recorded by the Company as of September 30, 2013.

The assumptions included in the impairment tests require judgment, and changes to these inputs could impact the results of the calculations. Other than management's projections of future cash flows, the primary assumptions used in the impairment tests were the weighted-average cost of capital and long-term growth rates. Although the Company's cash flow forecasts are based on assumptions that are considered reasonable by management and consistent with the plans and estimates management is using to operate the underlying businesses, there are significant judgments in determining the expected future cash flows attributable to a reporting unit. The impairment charges are non-cash expenses recorded within restructuring and impairment costs on the consolidated statements of income and did not adversely affect the Company's debt position, cash flow, liquidity or compliance with financial covenants.

The Company’s other intangible assets, primarily from business acquisitions valued based on independent appraisals, consisted of (in millions):

	September 30, 2015			September 30, 2014
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Amortized intangible assets
Patented technology	$80	$(59)	$21	$86	$(56)	$30
Customer relationships	975	(206)	769	1,017	(161)	856
Miscellaneous	307	(123)	184	312	(106)	206
Total amortized intangible assets	1,362	(388)	974	1,415	(323)	1,092
Unamortized intangible assets
Trademarks/trade names	542	—	542	547	—	547
Total intangible assets	$1,904	$(388)	$1,516	$1,962	$(323)	$1,639

Amortization of other intangible assets for the fiscal years ended September 30, 2015, 2014 and 2013 was $92 million, $86 million and $75 million, respectively. Excluding the impact of any future acquisitions, the Company anticipates amortization for fiscal 2016, 2017, 2018, 2019 and 2020 will be approximately $89 million, $86 million, $84 million, $78 million and $67 million, respectively.

7.    PRODUCT WARRANTIES

The Company offers warranties to its customers depending upon the specific product and terms of the customer purchase agreement. A typical warranty program requires that the Company replace defective products within a specified time period from the date of sale. The Company records an estimate for future warranty-related costs based on actual historical return rates and other known factors. Based on analysis of return rates and other factors, the Company’s warranty provisions are adjusted as necessary. The

Company monitors its warranty activity and adjusts its reserve estimates when it is probable that future warranty costs will be different than those estimates.

The Company’s product warranty liability is recorded in the consolidated statements of financial position in other current liabilities if the warranty is less than one year and in other noncurrent liabilities if the warranty extends longer than one year.

The changes in the carrying amount of the Company’s total product warranty liability, including extended warranties for which deferred revenue is recorded, for the fiscal years ended September 30, 2015 and 2014 were as follows (in millions):

	Year Ended September 30,
	2015	2014
Balance at beginning of period	$319	$256
Accruals for warranties issued during the period	280	279
Accruals from acquisitions and divestitures	—	3
Accruals related to pre-existing warranties (including changes in estimates)	(11)	2
Settlements made (in cash or in kind) during the period	(282)	(218)
Currency translation	(6)	(3)
Balance at end of period	$300	$319

8.    LEASES

Certain administrative and production facilities and equipment are leased under long-term agreements. Most leases contain renewal options for varying periods, and certain leases include options to purchase the leased property during or at the end of the lease term. Leases generally require the Company to pay for insurance, taxes and maintenance of the property. Leased capital assets included in net property, plant and equipment, primarily buildings and improvements, were $46 million and $55 million at September 30, 2015 and 2014, respectively.

Other facilities and equipment are leased under arrangements that are accounted for as operating leases. Total rental expense for the fiscal years ended September 30, 2015, 2014 and 2013 was $413 million, $459 million and $470 million, respectively.

Future minimum capital and operating lease payments and the related present value of capital lease payments at September 30, 2015 were as follows (in millions):

	Capital Leases	Operating Leases
2016	$9	$209
2017	8	146
2018	15	95
2019	5	66
2020	5	47
After 2020	15	65
Total minimum lease payments	57	$628
Interest	(9)
Present value of net minimum lease payments	$48

9.     DEBT AND FINANCING ARRANGEMENTS

Short-term debt consisted of the following (in millions):

	September 30,
	2015	2014
Bank borrowings and commercial paper	$52	$183
Weighted average interest rate on short-term debt outstanding	7.2%	3.8%

The Company has a $2.5 billion committed five-year credit facility scheduled to mature in August 2018. The facility is used to support the Company’s outstanding commercial paper. There were no draws on the committed credit facility during the fiscal years ended September 30, 2015 and 2014. Average outstanding commercial paper for the fiscal year ended September 30, 2015 was $1,537 million, and there was none outstanding at September 30, 2015. Average outstanding commercial paper for the fiscal year ended September 30, 2014 was $1,252 million, and there was none outstanding at September 30, 2014.
Long-term debt consisted of the following (in millions; due dates by fiscal year):

	September 30,
	2015	2014
Unsecured notes
7.7% due in 2015 ($125 million par value)	$—	$125
5.5% due in 2016 ($800 million par value)	800	802
7.125% due in 2017 ($150 million par value)	153	156
2.6% due in 2017 ($400 million par value)	404	400
2.355% due in 2017 ($46 million par value)	46	46
1.4% due in 2018 ($300 million par value)	303	298
5.0% due in 2020 ($500 million par value)	499	499
4.25% due 2021 ($500 million par value)	498	498
3.75% due in 2022 ($450 million par value)	448	448
3.625% due in 2024 ($500 million par value)	500	500
6.0% due in 2036 ($400 million par value)	395	395
5.7% due in 2041 ($300 million par value)	299	299
5.25% due in 2042 ($250 million par value)	250	250
4.625% due in 2044 ($450 million par value)	447	447
6.95% due in 2046 ($125 million par value)	125	125
4.95% due in 2064 ($450 million par value)	449	449
Capital lease obligations	48	55
Foreign-denominated debt
Euro	529	663
Japanese Yen	308	—
Other	57	42
Gross long-term debt	6,558	6,497
Less: current portion	813	140
Net long-term debt	$5,745	$6,357

At September 30, 2015, the Company’s euro-denominated long-term debt was at fixed and floating rates with a weighted-average interest rate of 1.5%. At September 30, 2014, the Company’s euro-denominated long-term debt was at fixed and floating rates with a weighted-average interest rate of 2.0%.

The installments of long-term debt maturing in subsequent fiscal years are: 2016 - $813 million; 2017 - $769 million; 2018 - $358 million; 2019 - $248 million; 2020 - $905 million; 2021 and thereafter - $3,465 million. The Company’s long-term debt includes various financial covenants, none of which are expected to restrict future operations.

Total interest paid on both short and long-term debt for the fiscal years ended September 30, 2015, 2014 and 2013 was $373 million, $314 million and $300 million, respectively. The Company uses financial instruments to manage its interest rate exposure (see Note 10, "Derivative Instruments and Hedging Activities," and Note 11, "Fair Value Measurements," of the notes to consolidated financial statements). These instruments affect the weighted average interest rate of the Company’s debt and interest expense.

Financing Arrangements

At September 30, 2015 and 2014, the Company had committed bilateral euro denominated revolving credit facilities totaling 237 million euro. Additionally, at September 30, 2015 and 2014, the Company had committed bilateral U.S. dollar denominated revolving credit facilities totaling $135 million and $185 million, respectively. In December 2014, the Company terminated a $50 million committed revolving credit facility initially scheduled to mature in September 2015. As of September 30, 2015, facilities in the amount of 237 million euro and $135 million are scheduled to expire in fiscal 2016. There were no draws on any of these revolving facilities in fiscal 2015.

In September 2015, the Company retired, at maturity, $500 million, $150 million and $100 million floating rate term loans plus accrued interest that were entered into during fiscal 2015.

In June 2015, the Company entered into a five-year, 37 billion yen floating rate syndicated term loan scheduled to mature in June 2020. Proceeds from the syndicated term loan were used for general corporate purposes.

In May 2015, the Company made a partial repayment of 32 million euro in principal, plus accrued interest, of its 70 million euro floating rate credit facility scheduled to mature in November 2017.

In March 2015, the Company retired $125 million in principal amount, plus accrued interest, of its 7.7% fixed rate notes that matured in March 2015.

In January 2015, the Company entered into a one-year, $90 million, committed revolving credit facility scheduled to mature in January 2016. The Company drew on the full credit facility during the quarter ended March 31, 2015. Proceeds from the revolving credit facility were used for general corporate purposes. The $90 million was repaid in September 2015.

In September 2014, the Company retired a $500 million, floating rate term loan plus accrued interest that matured in September 2014. The Company also retired a $150 million, floating rate term loan plus accrued interest initially scheduled to mature in January 2015.

In June 2014, the Company issued $300 million aggregate principal amount of 1.4% senior unsecured fixed rate notes due in November 2017, $500 million aggregate principal amount of 3.625% senior unsecured fixed rate notes due in June 2024, $450 million aggregate principal amount of 4.625% senior unsecured fixed rate notes due in July 2044 and $450 million aggregate principal amount of 4.95% senior unsecured fixed rate notes due in July 2064. Aggregate net proceeds of $1.7 billion from the issuance were used to finance the acquisition of ADT and for other general corporate purposes. Refer to Note 2, "Acquisitions and Divestitures," of the notes to consolidated financial statements for further information regarding the ADT acquisition.

In March 2014, the Company entered into a nine-month, $150 million, floating rate term loan scheduled to mature in December 2014. Proceeds from the term loan were used for general corporate purposes. The loan was repaid during the quarter ended June 30, 2014.

In March 2014, the Company retired $450 million in principal amount, plus accrued interest, of its 1.75% fixed rate notes that matured March 2014.

In February 2014, the Company retired $350 million in principal amount, plus accrued interest, of its floating rate notes that matured February 2014.

In December 2013, the Company entered into a five-year, 220 million euro, floating rate credit facility scheduled to mature in fiscal 2018. The Company drew on the full credit facility during the quarter ended December 31, 2013. Proceeds from the facility were used for general corporate purposes.

Net Financing Charges

The Company's net financing charges line item in the consolidated statements of income for the years ended September 30, 2015, 2014 and 2013 contained the following components (in millions):

	Year Ended September 30,
	2015	2014	2013

Interest expense, net of capitalized interest costs	$288	$254	$255
Banking fees and bond cost amortization	23	18	21
Interest income	(9)	(10)	(19)
Net foreign exchange results for financing activities	(14)	(18)	(10)
Net financing charges	$288	$244	$247

10.    DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company selectively uses derivative instruments to reduce market risk associated with changes in foreign currency, commodities, stock-based compensation liabilities and interest rates. Under Company policy, the use of derivatives is restricted to those intended for hedging purposes; the use of any derivative instrument for speculative purposes is strictly prohibited. A description of each type of derivative utilized by the Company to manage risk is included in the following paragraphs. In addition, refer to Note 11, "Fair Value Measurements," of the notes to consolidated financial statements for information related to the fair value measurements and valuation methods utilized by the Company for each derivative type.

The Company has global operations and participates in the foreign exchange markets to minimize its risk of loss from fluctuations in foreign currency exchange rates. The Company primarily uses foreign currency exchange contracts to hedge certain of its foreign exchange rate exposures. The Company hedges 70% to 90% of the nominal amount of each of its known foreign exchange transactional exposures.

The Company has entered into cross-currency interest rate swaps to selectively hedge portions of its net investment in Japan. The currency effects of the cross-currency interest rate swaps are reflected in the AOCI account within shareholders’ equity attributable to Johnson Controls, Inc. where they offset gains and losses recorded on the Company’s net investment in Japan. At September 30, 2015 and 2014, the Company had four cross-currency interest rate swaps outstanding totaling 20 billion yen.

The Company uses commodity hedge contracts in the financial derivatives market in cases where commodity price risk cannot be naturally offset or hedged through supply base fixed price contracts. Commodity risks are systematically managed pursuant to policy guidelines. As cash flow hedges, the effective portion of the hedge gains or losses due to changes in fair value are initially recorded as a component of AOCI and are subsequently reclassified into earnings when the hedged transactions, typically sales, occur and affect earnings. Any ineffective portion of the hedge is reflected in the consolidated statements of income. The maturities of the commodity hedge contracts coincide with the expected purchase of the commodities. The Company had the following outstanding contracts to hedge forecasted commodity purchases:

		Volume Outstanding as of
Commodity	Units	September 30, 2015	September 30, 2014
Copper	Pounds	14,648,000	9,536,000
Lead	Metric Tons	6,785	5,200
Aluminum	Metric Tons	5,700	—
Tin	Metric Tons	2,080	2,070

The Company selectively uses equity swaps to reduce market risk associated with certain of its stock-based compensation plans, such as its deferred compensation plans. These equity compensation liabilities increase as the Company’s stock price increases and decrease as the Company’s stock price decreases. In contrast, the value of the swap agreement moves in the opposite direction of these liabilities, allowing the Company to fix a portion of the liabilities at a stated amount. As of September 30, 2015 and 2014, the Company had hedged approximately 4.0 million and 4.4 million shares of its common stock, respectively.

The Company selectively uses interest rate swaps to reduce market risk associated with changes in interest rates for its fixed-rate notes. As fair value hedges, the interest rate swaps and related debt balances are valued under a market approach using publicized swap curves. Changes in the fair value of the swap and hedged portion of the debt are recorded in the consolidated statements of income. In the second quarter of fiscal 2011, the Company entered into one fixed to floating interest rate swap totaling $100 million to hedge the coupon of its 5.8% notes that matured November 2012, two fixed to floating interest rate swaps totaling $300 million to hedge the coupon of its 4.875% notes that matured in September 2013 and five fixed to floating interest rate swaps totaling $450 million to hedge the coupon of its 1.75% notes that matured in March 2014. In the fourth quarter of fiscal 2013, the Company entered into one fixed to floating interest rate swap totaling approximately $125 million to hedge the coupon of its 7.7% notes that matured in March 2015 and four fixed to floating interest rate swaps totaling $800 million to hedge the coupon of its 5.5% notes maturing January 2016. In the third quarter of fiscal 2014, the Company entered into four fixed to floating interest rate swaps totaling $400 million to hedge the coupon of its 2.6% notes maturing December 2016, three fixed to floating interest rate swaps totaling $300 million to hedge the coupon of its 1.4% notes maturing November 2017 and one fixed to floating interest rate swap totaling $150 million to hedge the coupon of its 7.125% notes maturing July 2017. There were twelve interest rate swaps outstanding as of September 30, 2015 and thirteen interest rate swaps outstanding as of September 30, 2014.

In September 2005, the Company entered into three forward treasury lock agreements to reduce the market risk associated with changes in interest rates associated with the Company’s anticipated fixed-rate note issuance to finance the acquisition of York International Corp. (cash flow hedge). The three forward treasury lock agreements, which had a combined notional amount of $1.3 billion, fixed a portion of the future interest cost for 5-year, 10-year and 30-year notes. The fair value of each treasury lock agreement, or the difference between the treasury lock reference rate and the fixed rate at time of note issuance, is amortized to interest expense over the life of the respective note issuance. In January 2006, in connection with the Company’s debt refinancing, the three forward treasury lock agreements were terminated.

The following table presents the location and fair values of derivative instruments and hedging activities included in the Company’s consolidated statements of financial position (in millions):

	Derivatives and Hedging Activities Designated as Hedging Instruments under ASC 815		Derivatives and Hedging Activities Not Designated as Hedging Instruments under ASC 815
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Other current assets
Foreign currency exchange derivatives	$31	$21	$27	$13
Interest rate swaps	1	—	—	—
Cross-currency interest rate swaps	5	15	—	—
Other noncurrent assets
Interest rate swaps	5	2	—	—
Equity swap	—	—	164	192
Total assets	$42	$38	$191	$205

Other current liabilities
Foreign currency exchange derivatives	$37	$22	$26	$11
Commodity derivatives	7	3	—	—
Cross-currency interest rate swaps	1	—	—	—
Current portion of long-term debt
Fixed rate debt swapped to floating	801	125	—	—
Long-term debt
Fixed rate debt swapped to floating	855	1,649	—	—
Other noncurrent liabilities
Interest rate swaps	—	3	—	—
Total liabilities	$1,701	$1,802	$26	$11

The Company enters into International Swaps and Derivatives Associations (ISDA) master netting agreements with counterparties that permit the net settlement of amounts owed under the derivative contracts. The master netting agreements generally provide for net settlement of all outstanding contracts with a counterparty in the case of an event of default or a termination event. The Company has not elected to offset the fair value positions of the derivative contracts recorded in the consolidated statements of financial position. Collateral is generally not required of the Company or the counterparties under the master netting agreements. As of September 30, 2015 and September 30, 2014, no cash collateral was received or pledged under the master netting agreements.
The gross and net amounts of derivative assets and liabilities were as follows (in millions):

	Fair Value of Assets		Fair Value of Liabilities
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Gross amount recognized	$233	$243	$1,727	$1,813
Gross amount eligible for offsetting	(8)	(11)	(8)	(11)
Net amount	$225	$232	$1,719	$1,802

The following tables present the location and amount of the effective portion of gains and losses gross of tax on derivative instruments and related hedge items reclassified from AOCI into the Company’s consolidated statements of income for the fiscal years ended September 30, 2015 and 2014 and amounts recorded in AOCI net of tax in the consolidated statements of financial position (in millions):

	Location of Gain (Loss) Reclassified from AOCI into Income	Amount of Gain (Loss) Reclassified from AOCI into Income
Derivatives in ASC 815 Cash Flow Hedging Relationships		Year Ended September 30,
		2015	2014
Foreign currency exchange derivatives	Cost of sales	$1	$(2)
Commodity derivatives	Cost of sales	(11)	1
Forward treasury locks	Net financing charges	1	1
Total		$(9)	$—

Derivatives in ASC 815 Cash Flow Hedging Relationships	Amount of Gain (Loss) Recognized in AOCI on Derivative
	September 30, 2015	September 30, 2014
Foreign currency exchange derivatives	$(5)	$—
Commodity derivatives	(7)	(2)
Forward treasury locks	5	6
Total	$(7)	$4

	Location of Gain (Loss) Recognized in Income on Derivative	Amount of Gain (Loss) Recognized in Income on Derivative
Derivatives in ASC 815 Fair Value Hedging Relationships		Year Ended September 30,
		2015	2014	2013
Interest rate swap	Net financing charges	$7	$5	$(2)
Fixed rate debt swapped to floating	Net financing charges	(7)	(5)	2
Total		$—	$—	$—

	Location of Gain (Loss) Recognized in Income on Derivative	Amount of Gain (Loss) Recognized in Income on Derivative
Derivatives Not Designated as Hedging Instruments under ASC 815		Year Ended September 30,
		2015	2014	2013
Foreign currency exchange derivatives	Cost of sales	$(3)	$1	$(8)
Foreign currency exchange derivatives	Net financing charges	(12)	18	25
Foreign currency exchange derivatives	Provision for income taxes	—	—	(5)
Equity swap	Selling, general and administrative	(9)	(1)	65
Total		$(24)	$18	$77

The amount of gains recognized in cumulative translation adjustment (CTA) within AOCI on the effective portion of outstanding net investment hedges was $2 million and $9 million at September 30, 2015 and 2014, respectively. For the years ended September 30, 2015 and 2014, no gains or losses were reclassified from CTA into income for the Company’s outstanding net investment hedges, and no gains or losses were recognized in income for the ineffective portion of cash flow hedges.

11.    FAIR VALUE MEASUREMENTS

ASC 820, "Fair Value Measurement," defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a three-level fair value hierarchy that prioritizes information used in developing assumptions when pricing an asset or liability as follows:

Level 1: Observable inputs such as quoted prices in active markets;

Level 2: Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs where there is little or no market data, which requires the reporting entity to develop its own assumptions.

ASC 820 requires the use of observable market data, when available, in making fair value measurements. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

Recurring Fair Value Measurements

The following tables present the Company’s fair value hierarchy for those assets and liabilities measured at fair value as of September 30, 2015 and 2014 (in millions):

	Fair Value Measurements Using:
	Total as of September 30, 2015	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Other current assets
Foreign currency exchange derivatives	$58	$—	$58	$—
Interest rate swaps	1	—	1	—
Cross-currency interest rate swaps	5	—	5	—
Other noncurrent assets
Interest rate swaps	5	—	5	—
Investments in marketable common stock	4	4	—	—
Equity swap	164	164	—	—
Total assets	$237	$168	$69	$—
Other current liabilities
Foreign currency exchange derivatives	$63	$—	$63	$—
Commodity derivatives	7	—	7	—
Cross-currency interest rate swaps	1	—	1	—
Current portion of long-term debt
Fixed rate debt swapped to floating	801	—	801	—
Long-term debt
Fixed rate debt swapped to floating	855	—	855	—
Total liabilities	$1,727	$—	$1,727	$—

	Fair Value Measurements Using:
	Total as of September 30, 2014	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Other current assets
Foreign currency exchange derivatives	$34	$—	$34	$—
Cross-currency interest rate swaps	15	—	15	—
Other noncurrent assets
Interest rate swaps	2	—	2	—
Investments in marketable common stock	4	4	—	—
Equity swap	192	192	—	—
Total assets	$247	$196	$51	$—
Other current liabilities
Foreign currency exchange derivatives	$33	$—	$33	$—
Commodity derivatives	3	—	3	—
Current portion of long-term debt
Fixed rate debt swapped to floating	125	—	125	—
Long-term debt
Fixed rate debt swapped to floating	1,649	—	1,649	—
Other noncurrent liabilities
Interest rate swaps	3	—	3	—
Total liabilities	$1,813	$—	$1,813	$—

Valuation Methods

Foreign currency exchange derivatives - The Company selectively hedges anticipated transactions that are subject to foreign exchange rate risk primarily using foreign currency exchange hedge contracts. The foreign currency exchange derivatives are valued under a market approach using publicized spot and forward prices. As cash flow hedges under ASC 815, "Derivatives and Hedging," the effective portion of the hedge gains or losses due to changes in fair value are initially recorded as a component of AOCI and are subsequently reclassified into earnings when the hedged transactions occur and affect earnings. Any ineffective portion of the hedge is reflected in the consolidated statements of income. These contracts were highly effective in hedging the variability in future cash flows attributable to changes in currency exchange rates at September 30, 2015 and 2014. The fair value of foreign currency exchange derivatives not designated as hedging instruments under ASC 815 are recorded in the consolidated statements of income.

Commodity derivatives - The Company selectively hedges anticipated transactions that are subject to commodity price risk, primarily using commodity hedge contracts, to minimize overall price risk associated with the Company’s purchases of lead, copper, tin and aluminum. The commodity derivatives are valued under a market approach using publicized prices, where available, or dealer quotes. As cash flow hedges, the effective portion of the hedge gains or losses due to changes in fair value are initially recorded as a component of AOCI and are subsequently reclassified into earnings when the hedged transactions, typically sales, occur and affect earnings. Any ineffective portion of the hedge is reflected in the consolidated statements of income. These contracts were highly effective in hedging the variability in future cash flows attributable to changes in commodity prices at September 30, 2015 and 2014.

Interest rate swaps and related debt - The Company selectively uses interest rate swaps to reduce market risk associated with changes in interest rates for its fixed-rate notes. As fair value hedges, the interest rate swaps and related debt balances are valued under a market approach using publicized swap curves. Changes in the fair value of the swap and hedged portion of the debt are recorded in the consolidated statements of income. In the second quarter of fiscal 2011, the Company entered into one fixed to floating interest rate swap totaling $100 million to hedge the coupon of its 5.8% notes that matured November 2012, two fixed to floating interest rate swaps totaling $300 million to hedge the coupon of its 4.875% notes that matured in September 2013 and five fixed to floating interest rate swaps totaling $450 million to hedge the coupon of its 1.75% notes that matured in March 2014. In the fourth quarter of fiscal 2013, the Company entered into one fixed to floating interest rate swap totaling approximately $125 million to hedge the coupon of its 7.7% notes that matured in March 2015 and four fixed to floating interest rate swaps totaling $800 million to hedge the coupon of its 5.5% notes maturing January 2016. In the third quarter of fiscal 2014, the Company entered into four fixed to floating interest rate swaps totaling $400 million to hedge the coupon of its 2.6% notes maturing December 2016, three fixed to floating interest rate swaps totaling $300 million to hedge the coupon of its 1.4% notes maturing November 2017 and one fixed to floating interest rate swap totaling $150 million to hedge the coupon of its 7.125% coupon maturing July 2017. There were twelve interest rate swaps outstanding as of September 30, 2015 and thirteen interest rate swaps outstanding as of September 30, 2014.

Cross-currency interest rate swaps - The Company selectively uses cross-currency interest rate swaps to hedge the foreign currency rate risk associated with certain of its investments in Japan. The cross-currency interest rate swaps are valued using observable market data. Changes in the market value of the swaps are reflected in the CTA component of AOCI where they offset gains and losses recorded on the Company’s net investment in Japan. At September 30, 2015 and 2014, the Company had four cross-currency interest rate swaps outstanding totaling 20 billion yen.

Investments in marketable common stock - The Company invests in certain marketable common stock, which is valued under a market approach using publicized share prices. There were no unrealized gains or losses recorded in AOCI on these investments as of September 30, 2015 and 2014. During fiscal 2014, the Company sold certain marketable common stock for approximately $25 million. As a result, the Company recorded $8 million of realized gains within selling, general and administrative expenses in the Automotive Experience Seating segment.

Equity swaps - The Company selectively uses equity swaps to reduce market risk associated with certain of its stock-based compensation plans, such as its deferred compensation plans. The equity swaps are valued under a market approach as the fair value of the swaps is equal to the Company’s stock price at the reporting period date. Changes in fair value on the equity swaps are reflected in the consolidated statements of income within selling, general and administrative expenses.

The fair values of cash and cash equivalents, accounts receivable, short-term debt and accounts payable approximate their carrying values. The fair value of long-term debt, which was $6.4 billion and $6.8 billion at September 30, 2015 and 2014, respectively, was determined primarily using market quotes classified as Level 1 inputs within the ASC 820 fair value hierarchy.

12.    STOCK-BASED COMPENSATION

On January 23, 2013, the shareholders of the Company approved the Johnson Controls, Inc. 2012 Omnibus Incentive Plan (the "2012 Plan"). The types of awards authorized by the 2012 Plan comprise of stock options, stock appreciation rights, performance shares, performance units and other stock-based awards. The Compensation Committee of the Company's Board of Directors will determine the types of awards to be granted to individual participants and the terms and conditions of the awards. The 2012 Plan provides that 37 million shares of the Company's common stock are reserved for issuance under the 2012 Plan, and 32 million shares remained available for issuance at September 30, 2015.

Prior to shareholder approval of the 2012 Plan, the Company maintained the Johnson Controls, Inc. 2007 Stock Option Plan and the Johnson Controls, Inc. 2001 Restricted Stock Plan (the "Existing Plans"). The Existing Plans terminated on January 23, 2013 as a result of shareholder approval of the 2012 Plan, ending the authority to grant new awards under the Existing Plans. All awards under the Existing Plans that were outstanding as of January 23, 2013 continue to be governed by the Existing Plans. Pursuant to the Existing Plans, all forfeitures under such plans will be deposited into the reserve for the 2012 Plan.

The Company has four share-based compensation plans, which are described below. The compensation cost charged against income, excluding the offsetting impact of outstanding equity swaps, for those plans was approximately $85 million, $81 million and $91 million for the fiscal years ended September 30, 2015, 2014 and 2013, respectively. The total income tax benefit recognized in the consolidated statements of income for share-based compensation arrangements was approximately $34 million, $32 million and $36 million for the fiscal years ended September 30, 2015, 2014 and 2013, respectively. The Company applies a non-substantive vesting period approach whereby expense is accelerated for those employees that receive awards and are eligible to retire prior to the award vesting.

Stock Options

Stock options are granted with an exercise price equal to the market price of the Company’s stock at the date of grant. Stock option awards typically vest between two and three years after the grant date and expire ten years from the grant date.

The fair value of each option is estimated on the date of grant using a Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatilities are based on the historical volatility of the Company’s stock and other factors.

The Company uses historical data to estimate option exercises and employee terminations within the valuation model. The expected term of options represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods during the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	Year Ended September 30,
	2015	2014	2013
Expected life of option (years)	6.6	6.7	5.0 - 6.7
Risk-free interest rate	1.61% - 1.93%	1.92%	0.62% - 1.33%
Expected volatility of the Company’s stock	36.00%	36.00%	41.00%
Expected dividend yield on the Company’s stock	2.02%	2.17%	2.03%

A summary of stock option activity at September 30, 2015, and changes for the year then ended, is presented below:

	Weighted Average Option Price	Shares Subject to Option	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value (in millions)
Outstanding, September 30, 2014	$28.83	22,727,917
Granted	50.16	794,978
Exercised	27.28	(10,154,810)
Forfeited or expired	35.70	(328,845)
Outstanding, September 30, 2015	$31.17	13,039,240	5.3	$144
Exercisable, September 30, 2015	$29.41	10,095,826	4.6	$123

The weighted-average grant-date fair value of options granted during the fiscal years ended September 30, 2015, 2014 and 2013 was $15.51, $14.70 and $8.58, respectively.

The total intrinsic value of options exercised during the fiscal years ended September 30, 2015, 2014 and 2013 was approximately $227 million, $135 million and $154 million, respectively.

In conjunction with the exercise of stock options granted, the Company received cash payments for the fiscal years ended September 30, 2015, 2014 and 2013 of approximately $275 million, $186 million and $254 million, respectively.

The Company has elected to utilize the alternative transition method for calculating the tax effects of stock-based compensation. The alternative transition method includes computational guidance to establish the beginning balance of the additional paid-in capital pool (APIC Pool) related to the tax effects of employee stock-based compensation, and a simplified method to determine the subsequent impact on the APIC Pool for employee stock-based compensation awards that are vested and outstanding upon adoption of ASC 718, "Compensation - Stock Compensation." The tax benefit from the exercise of stock options, which is recorded in capital in excess of par value, was $59 million, $34 million and $35 million for the fiscal years ended September 30, 2015, 2014 and 2013, respectively. The Company does not settle stock options granted under share-based payment arrangements for cash.

At September 30, 2015, the Company had approximately $7 million of total unrecognized compensation cost related to nonvested stock options granted. That cost is expected to be recognized over a weighted-average period of 1.5 years.

Stock Appreciation Rights (SARs)

SARs vest under the same terms and conditions as stock option awards; however, they are settled in cash for the difference between the market price on the date of exercise and the exercise price. As a result, SARs are recorded in the Company’s consolidated statements of financial position as a liability until the date of exercise.

The fair value of each SAR award is estimated using a similar method described for stock options. The fair value of each SAR award is recalculated at the end of each reporting period and the liability and expense are adjusted based on the new fair value.

The assumptions used to determine the fair value of the SAR awards at September 30, 2015 were as follows:

Expected life of SAR (years)	0.05 - 5.55
Risk-free interest rate	0.00% - 1.47%
Expected volatility of the Company’s stock	36.00%
Expected dividend yield on the Company’s stock	2.02%

A summary of SAR activity at September 30, 2015, and changes for the year then ended, is presented below:

	Weighted Average SAR Price	Shares Subject to SAR	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value (in millions)
Outstanding, September 30, 2014	$27.78	2,643,647
Granted	50.23	37,965
Exercised	27.85	(886,827)
Forfeited or expired	28.66	(54,685)
Outstanding, September 30, 2015	$29.53	1,740,100	5.1	$21
Exercisable, September 30, 2015	$28.82	1,346,610	4.5	$17

In conjunction with the exercise of SARs granted, the Company made payments of $19 million, $21 million and $11 million during the fiscal years ended September 30, 2015, 2014 and 2013, respectively.

Restricted (Nonvested) Stock

The 2012 Plan provides for the award of restricted stock or restricted stock units to certain employees. These awards are typically share settled unless the employee is a non-U.S. employee or elects to defer settlement until retirement at which point the award would be settled in cash. Restricted awards typically vest after three years from the grant date. The 2012 Plan allows for different vesting terms on specific grants with approval by the Board of Directors.

A summary of the status of the Company’s nonvested restricted stock awards at September 30, 2015, and changes for the fiscal year then ended, is presented below:

	Weighted Average Price	Shares/Units Subject to Restriction
Nonvested, September 30, 2014	$40.52	1,953,816
Granted	50.15	1,226,568
Vested	37.19	(597,440)
Forfeited	47.15	(212,789)
Nonvested, September 30, 2015	$45.75	2,370,155

At September 30, 2015, the Company had approximately $43 million of total unrecognized compensation cost related to nonvested restricted stock arrangements granted. That cost is expected to be recognized over a weighted-average period of 1.7 years.

Performance Share Awards

The 2012 Plan permits the grant of performance-based share unit ("PSU") awards. The number of PSUs granted is equal to the PSU award value divided by the closing price of the Company's common stock at the grant date. The PSUs are generally contingent on the achievement of pre-determined performance goals over a three-year performance period as well as on the award holder's continuous employment until the vesting date. Each PSU that is earned will be settled with a share of the Company's common stock following the completion of the performance period, unless the award holder elected to defer a portion or all of the award until retirement which would then be settled in cash.

A summary of the status of the Company’s nonvested PSUs at September 30, 2015, and changes for the fiscal year then ended, is presented below:

	Weighted Average Price	Shares/Units Subject to PSU
Nonvested, September 30, 2014	$38.26	695,792
Granted	49.89	362,374
Forfeited	41.60	(133,778)
Nonvested, September 30, 2015	$42.33	924,388

At September 30, 2015, the Company had approximately $28 million of total unrecognized compensation cost related to nonvested PSUs granted. That cost is expected to be recognized over a weighted-average period of 1.8 years.

13.    EARNINGS PER SHARE

The Company presents both basic and diluted EPS amounts. Basic EPS is calculated by dividing net income attributable to Johnson Controls, Inc. by the weighted average number of common shares outstanding during the reporting period. Diluted EPS is calculated by dividing net income attributable to Johnson Controls, Inc. by the weighted average number of common shares and common equivalent shares outstanding during the reporting period that are calculated using the treasury stock method for stock options and unvested restricted stock. The treasury stock method assumes that the Company uses the proceeds from the exercise of stock option awards to repurchase common stock at the average market price during the period. The assumed proceeds under the treasury stock method include the purchase price that the grantee will pay in the future, compensation cost for future service that the Company has not yet recognized and any windfall tax benefits that would be credited to capital in excess of par value when the award generates a tax deduction. If there would be a shortfall resulting in a charge to capital in excess of par value, such an amount would be a reduction of the proceeds. For unvested restricted stock, assumed proceeds under the treasury stock method would include unamortized compensation cost and windfall tax benefits or shortfalls.

The following table reconciles the numerators and denominators used to calculate basic and diluted earnings per share (in millions):

	Year Ended September 30,
	2015	2014	2013
Income Available to Common Shareholders
Income from continuing operations	$1,439	$1,404	$992
Income (loss) from discontinued operations	124	(189)	186
Basic and diluted income available to common shareholders	$1,563	$1,215	$1,178

Weighted Average Shares Outstanding
Basic weighted average shares outstanding	655.2	666.9	683.7
Effect of dilutive securities:
Stock options and unvested restricted stock	6.3	7.9	5.5
Diluted weighted average shares outstanding	661.5	674.8	689.2

Antidilutive Securities
Options to purchase common shares	0.4	0.1	0.8

During the three months ended September 30, 2015 and 2014, the Company declared a dividend of $0.26 and $0.22, respectively, per common share. During the twelve months ended September 30, 2015 and 2014, the Company declared four quarterly dividends totaling $1.04 and $0.88, respectively, per common share. The Company pays all dividends in the month subsequent to the end of each fiscal quarter.

14.    EQUITY AND NONCONTROLLING INTERESTS

Other comprehensive income includes activity relating to discontinued operations. The following schedules present changes in consolidated equity attributable to Johnson Controls, Inc. and noncontrolling interests (in millions, net of tax):

	Equity Attributable to Johnson Controls, Inc.	Equity Attributable to Noncontrolling Interests	Total Equity
At September 30, 2012	$11,625	$148	$11,773
Total comprehensive income:
Net income	1,178	71	1,249
Foreign currency translation adjustments	(21)	—	(21)
Realized and unrealized losses on derivatives	(5)	—	(5)
Realized and unrealized gains on marketable common stock	2	—	2
Pension and postretirement plans	(16)	—	(16)
Other comprehensive loss	(40)	—	(40)
Comprehensive income	1,138	71	1,209
Other changes in equity:
Cash dividends - common stock ($0.76 per share)	(520)	—	(520)
Dividends attributable to noncontrolling interests	—	(39)	(39)
Redemption value adjustment attributable to redeemable noncontrolling interests	59	—	59
Repurchases of common stock	(350)	—	(350)
Change in noncontrolling interest share	—	80	80
Other, including options exercised	362	—	362
At September 30, 2013	12,314	260	12,574
Total comprehensive income:
Net income	1,215	90	1,305
Foreign currency translation adjustments	(640)	(2)	(642)
Realized and unrealized losses on derivatives	(3)	—	(3)
Realized and unrealized losses on marketable common stock	(7)	—	(7)
Pension and postretirement plans	(5)	—	(5)
Other comprehensive loss	(655)	(2)	(657)
Comprehensive income	560	88	648
Other changes in equity:
Cash dividends - common stock ($0.88 per share)	(586)	—	(586)
Dividends attributable to noncontrolling interests	—	(59)	(59)
Repurchases of common stock	(1,249)	—	(1,249)
Change in noncontrolling interest share	—	(32)	(32)
Other, including options exercised	272	(6)	266
At September 30, 2014	11,311	251	11,562
Total comprehensive income:
Net income	1,563	65	1,628
Foreign currency translation adjustments	(799)	(3)	(802)
Realized and unrealized losses on derivatives	(11)	—	(11)
Pension and postretirement plans	(10)	—	(10)
Other comprehensive loss	(820)	(3)	(823)
Comprehensive income	743	62	805
Other changes in equity:
Cash dividends - common stock ($1.04 per share)	(681)	—	(681)
Dividends attributable to noncontrolling interests	—	(57)	(57)
Repurchases of common stock	(1,362)	—	(1,362)
Other, including options exercised	365	(93)	272
At September 30, 2015	$10,376	$163	$10,539

In November 2013, the Company's Board of Directors authorized a $3 billion increase in the Company's share repurchase program, which brought the total authorized amount under the repurchase program to $3.65 billion. The share repurchase program does not have an expiration date and may be amended or terminated by the Board of Directors at any time without prior notice. During fiscal 2015 and 2014, the Company repurchased approximately $1.4 billion and $1.2 billion of its common shares, respectively.

The Company consolidates certain subsidiaries in which the noncontrolling interest party has within their control the right to require the Company to redeem all or a portion of its interest in the subsidiary. The redeemable noncontrolling interests are reported at their estimated redemption value. Any adjustment to the redemption value impacts retained earnings but does not impact net income. Redeemable noncontrolling interests which are redeemable only upon future events, the occurrence of which is not currently probable, are recorded at carrying value.

The following schedules present changes in the redeemable noncontrolling interests (in millions):

	Year Ended September 30, 2015	Year Ended September 30, 2014	Year Ended September 30, 2013
Beginning balance, September 30	$194	$157	$253
Net income	51	38	48
Foreign currency translation adjustments	(23)	—	1
Realized and unrealized gains on derivatives	1	—	—
Change in noncontrolling interest share	—	—	(63)
Dividends	(11)	(7)	(23)
Redemption value adjustment	—	—	(59)
Other	—	6	—
Ending balance, September 30	$212	$194	$157

The following schedules present changes in AOCI attributable to Johnson Controls, Inc. (in millions, net of tax):

	Year Ended September 30, 2015	Year Ended September 30, 2014	Year Ended September 30, 2013

Foreign currency translation adjustments
Balance at beginning of period	$(248)	$392	$413
Aggregate adjustment for the period (net of tax effect of $(44), $7 and $19) *	(799)	(640)	(21)
Balance at end of period	(1,047)	(248)	392

Realized and unrealized gains (losses) on derivatives
Balance at beginning of period	4	7	12
Current period changes in fair value (net of tax effect of $(4), $(1) and $(2))	(5)	(3)	(2)
Reclassification to income (net of tax effect of $(3), $0 and $(2)) **	(6)	—	(3)
Balance at end of period	(7)	4	7

Realize and unrealized gains (losses) on marketable common stock
Balance at beginning of period	—	7	5
Current period changes in fair value (net of tax effect of $0)	—	(1)	2
Reclassifications to income (net of tax effect of $0, $(2) and $0) ***	—	(6)	—
Balance at end of period	—	—	7

Pension and postretirement plans
Balance at beginning of period	7	12	28
Reclassification to income (net of tax effect of $(3), $(3) and $(9)) ****	(11)	(4)	(18)
Other changes (net of tax effect of $0)	1	(1)	2
Balance at end of period	(3)	7	12

Accumulated other comprehensive income (loss), end of period	$(1,057)	$(237)	$418

* During fiscal 2015, ($19) million of cumulative CTA were recognized as part of the divestiture-related gain recognized within discontinued operations as a result of the divestiture of GWS. During fiscal 2014, $203 million of cumulative CTA were recognized as part of the divestiture-related losses recognized within discontinued operations as a result of the divestiture of the Automotive Experience Electronics business.

** Refer to Note 10, "Derivative Instruments and Hedging Activities," of the notes to consolidated financial statements for disclosure of the line items on the consolidated statements of income affected by reclassifications from AOCI into income related to derivatives.

*** Refer to Note 11, "Fair Value Measurements," of the notes to consolidated financial statements for disclosure of the line item on the consolidated statements of income affected by reclassifications from AOCI into income related to marketable common stock.

**** Refer to Note 15, "Retirement Plans," of the notes to consolidated financial statements for disclosure of the components of the Company's net periodic benefit costs associated with its defined benefit pension and postretirement plans. For the year ended
September 30, 2015 the amounts reclassified from AOCI into income for pension and postretirement plans were primarily recorded in selling, general and administrative expenses and income (loss) from discontinued operations, net of tax on the consolidated statements of income. For the year ended September 30, 2014, the amounts reclassified from AOCI into income for pension and postretirement plans were primarily recorded in cost of sales and income (loss) from discontinued operations, net of tax on the consolidated statements of income. For the year ended September 30, 2013 the amounts reclassified from AOCI into income for pension and postretirement plans were primarily recorded in selling, general and administrative expenses and income (loss) from discontinued operations, net of tax on the consolidated statements of income.

15.    RETIREMENT PLANS

Pension Benefits

The Company has non-contributory defined benefit pension plans covering certain U.S. and non-U.S. employees. The benefits provided are primarily based on years of service and average compensation or a monthly retirement benefit amount. Effective January 1, 2006, certain of the Company’s U.S. pension plans were amended to prohibit new participants from entering the plans. Effective September 30, 2009, active participants continued to accrue benefits under the amended plans until December 31, 2014. Funding for U.S. pension plans equals or exceeds the minimum requirements of the Employee Retirement Income Security Act of 1974. Funding for non-U.S. plans observes the local legal and regulatory limits. Also, the Company makes contributions to union-trusteed pension funds for construction and service personnel.

For pension plans with accumulated benefit obligations (ABO) that exceed plan assets, the projected benefit obligation (PBO), ABO and fair value of plan assets of those plans were $2,465 million, $2,464 million and $2,065 million, respectively, as of September 30, 2015 and $3,413 million, $3,363 million and $2,642 million, respectively, as of September 30, 2014.

In fiscal 2015, total employer contributions to the defined benefit pension plans were $407 million, of which $317 million were voluntary contributions made by the Company. The Company expects to contribute approximately $113 million in cash to its defined benefit pension plans in fiscal 2016. Projected benefit payments from the plans as of September 30, 2015 are estimated as follows (in millions):

2016	$269
2017	228
2018	227
2019	236
2020	243
2021-2025	1,295

Postretirement Benefits

The Company provides certain health care and life insurance benefits for eligible retirees and their dependents primarily in the U.S. and Canada. Most non-U.S. employees are covered by government sponsored programs, and the cost to the Company is not significant.

Eligibility for coverage is based on meeting certain years of service and retirement age qualifications. These benefits may be subject to deductibles, co-payment provisions and other limitations, and the Company has reserved the right to modify these benefits. Effective January 31, 1994, the Company modified certain salaried plans to place a limit on the Company’s cost of future annual retiree medical benefits at no more than 150% of the 1993 cost.

The health care cost trend assumption does not have a significant effect on the amounts reported.

In fiscal 2015, total employer and employee contributions to the postretirement plans were $8 million. The Company does not expect to make any significant contributions to its postretirement plans in fiscal year 2016. Projected benefit payments from the plans as of September 30, 2015 are estimated as follows (in millions):

2016	$19
2017	19
2018	19
2019	19
2020	19
2021-2025	79

In December 2003, the U.S. Congress enacted the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (Act) for employers sponsoring postretirement care plans that provide prescription drug benefits. The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans providing a benefit that is at least actuarially equivalent to Medicare Part D.1. Under the Act, the Medicare subsidy amount is received directly by the plan sponsor and not the related plan. Further, the plan sponsor is not required to use the subsidy amount to fund postretirement benefits and may use the subsidy for any valid business purpose. Projected subsidy receipts are estimated to be approximately $2 million per year over the next ten years.

Savings and Investment Plans

The Company sponsors various defined contribution savings plans that allow employees to contribute a portion of their pre-tax and/or after-tax income in accordance with plan specified guidelines. Under specified conditions, the Company will contribute to certain savings plans based on the employees’ eligible pay and/or will match a percentage of the employee contributions up to certain limits. Matching contributions charged to expense amounted to $123 million, $132 million and $118 million for the fiscal years ended 2015, 2014 and 2013, respectively.

Multiemployer Benefit Plans

The Company contributes to multiemployer benefit plans based on obligations arising from collective bargaining agreements related to certain of its hourly employees in the U.S. These plans provide retirement benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. The trustees typically are responsible for determining the level of benefits to be provided to participants as well as for such matters as the investment of the assets and the administration of the plans.

The risks of participating in these multiemployer benefit plans are different from single-employer benefit plans in the following aspects:

•	Assets contributed to the multiemployer benefit plan by one employer may be used to provide benefits to employees of other participating employers.

•	If a participating employer stops contributing to the multiemployer benefit plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

•
If the Company stops participating in some of its multiemployer benefit plans, the Company may be required to pay those plans an amount based on its allocable share of the underfunded status of the plan, referred to as a withdrawal liability.

The Company participates in approximately 285 multiemployer benefit plans, primarily related to its Building Efficiency business in the U.S., none of which are individually significant to the Company. The number of employees covered by the Company’s multiemployer benefit plans has remained consistent over the past three years, and there have been no significant changes that affect the comparability of fiscal 2015, 2014 and 2013 contributions. The Company recognizes expense for the contractually-required contribution for each period. The Company contributed $45 million, $44 million and $44 million to multiemployer benefit plans in fiscal 2015, 2014 and 2013, respectively.

Based on the most recent information available, the Company believes that the present value of actuarial accrued liabilities in certain of these multiemployer benefit plans may exceed the value of the assets held in trust to pay benefits. Currently, the Company is not aware of any significant multiemployer benefits plans for which it is probable or reasonably possible that the Company will be obligated to make up any shortfall in funds. Moreover, if the Company were to exit certain markets or otherwise cease making contributions to these funds, the Company could trigger a withdrawal liability. Currently, the Company is not aware of any significant multiemployer benefit plans for which it is probable or reasonably possible that the Company will withdraw from the plan. Any accrual for a shortfall or withdrawal liability will be recorded when it is probable that a liability exists and it can be reasonably estimated.

Plan Assets

The Company’s investment policies employ an approach whereby a mix of equities, fixed income and alternative investments are used to maximize the long-term return of plan assets for a prudent level of risk. The investment portfolio primarily contains a diversified blend of equity and fixed income investments. Equity investments are diversified across domestic and non-domestic stocks, as well as growth, value and small to large capitalizations. Fixed income investments include corporate and government issues, with short-, mid- and long-term maturities, with a focus on investment grade when purchased and a target duration close to that of the plan liability. Investment and market risks are measured and monitored on an ongoing basis through regular investment portfolio reviews, annual liability measurements and periodic asset/liability studies. The majority of the real estate component of the portfolio is invested in a diversified portfolio of high-quality, operating properties with cash yields greater than the targeted appreciation. Investments in other alternative asset classes, including hedge funds and commodities, diversify the expected investment returns relative to the equity and fixed income investments. As a result of our diversification strategies, there are no significant concentrations of risk within the portfolio of investments.

The Company’s actual asset allocations are in line with target allocations. The Company rebalances asset allocations as appropriate, in order to stay within a range of allocation for each asset category.

The expected return on plan assets is based on the Company’s expectation of the long-term average rate of return of the capital markets in which the plans invest. The average market returns are adjusted, where appropriate, for active asset management returns. The expected return reflects the investment policy target asset mix and considers the historical returns earned for each asset category.

The Company’s plan assets at September 30, 2015 and 2014, by asset category, are as follows (in millions):

	Fair Value Measurements Using:
Asset Category	Total as of September 30, 2015	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. Pension

Cash	$75	$75	$—	$—

Equity Securities
Large-Cap	500	500	—	—
Small-Cap	235	235	—	—
International - Developed	472	472	—	—

Fixed Income Securities
Government	248	217	31	—
Corporate/Other	753	615	138	—

Real Estate	323	—	—	323

Total	$2,606	$2,114	$169	$323

Non-U.S. Pension

Cash	$98	$98	$—	$—

Equity Securities
Large-Cap	68	68	—	—
International - Developed	104	104	—	—
International - Emerging	16	16	—	—

Fixed Income Securities
Government	441	319	122	—
Corporate/Other	220	192	28	—

Hedge Fund	172	—	172	—

Real Estate	58	7	—	51

Total	$1,177	$804	$322	$51

Postretirement

Cash	$10	$10	$—	$—

Equity Securities
Large-Cap	30	30	—	—
Small-Cap	10	10	—	—
International - Developed	22	22	—	—
International - Emerging	10	10	—	—

Fixed Income Securities
Government	22	22	—	—
Corporate/Other	67	67	—	—

Commodities	12	12	—	—

Real Estate	11	11	—	—

Total	$194	$194	$—	$—

	Fair Value Measurements Using:
Asset Category	Total as of September 30, 2014	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. Pension

Cash	$25	$25	$—	$—

Equity Securities
Large-Cap	435	435	—	—
Small-Cap	224	224	—	—
International - Developed	443	443	—	—

Fixed Income Securities
Government	220	194	26	—
Corporate/Other	822	675	147	—

Hedge Funds	4	—	—	4

Real Estate	331	—	—	331

Total	$2,504	$1,996	$173	$335

Non-U.S. Pension

Cash	$178	$178	$—	$—

Equity Securities
Large-Cap	68	68	—	—
International - Developed	112	112	—	—
International - Emerging	16	16	—	—

Fixed Income Securities
Government	300	300	—	—
Corporate/Other	346	346	—	—

Hedge Fund	155	—	155	—

Real Estate	26	6	—	20

Total	$1,201	$1,026	$155	$20

Postretirement

Cash	$7	$7	$—	$—

Equity Securities
Large-Cap	36	36	—	—
Small-Cap	10	10	—	—
International - Developed	24	24	—	—
International - Emerging	14	14	—	—

Fixed Income Securities
Government	25	25	—	—
Corporate/Other	73	73	—	—

Commodities	16	16	—	—

Real Estate	14	14	—	—

Total	$219	$219	$—	$—

The following is a description of the valuation methodologies used for assets measured at fair value.

Cash: The fair value of cash is valued at cost.

Equity Securities: The fair value of equity securities is determined by direct quoted market prices. The underlying holdings are direct quoted market prices on regulated financial exchanges.

Fixed Income Securities: The fair value of fixed income securities is determined by direct or indirect quoted market prices. If indirect quoted market prices are utilized, the value of assets held in separate accounts is not published, but the investment managers report daily the underlying holdings. The underlying holdings are direct quoted market prices on regulated financial exchanges.

Commodities: The fair value of the commodities is determined by quoted market prices of the underlying holdings on regulated financial exchanges.

Hedge Funds: The fair value of hedge funds is accounted for by the custodian. The custodian obtains valuations from underlying managers based on market quotes for the most liquid assets and alternative methods for assets that do not have sufficient trading activity to derive prices. The Company and custodian review the methods used by the underlying managers to value the assets. The Company believes this is an appropriate methodology to obtain the fair value of these assets. During fiscal 2014, the underlying fund structure and pricing frequency of certain non-U.S. hedge fund investments was modified, and, as a result, those investments are now classified as Level 2 investments compared to the previous classification of Level 3.

Real Estate: The fair value of Real Estate Investment Trusts (REITs) is recorded as Level 1 as these securities are traded on an open exchange. The fair value of other investments in real estate is deemed Level 3 since these investments do not have a readily determinable fair value and requires the fund managers independently to arrive at fair value by calculating net asset value (NAV) per share. In order to calculate NAV per share, the fund managers value the real estate investments using any one, or a combination of, the following methods: independent third party appraisals, discounted cash flow analysis of net cash flows projected to be generated by the investment and recent sales of comparable investments. Assumptions used to revalue the properties are updated every quarter. Due to the fact that the fund managers calculate NAV per share, the Company utilizes a practical expedient for measuring the fair value of its Level 3 real-estate investments, as provided for under ASC 820, "Fair Value Measurement." In applying the practical expedient, the Company is not required to further adjust the NAV provided by the fund manager in order to determine the fair value of its investment as the NAV per share is calculated in a manner consistent with the measurement principles of ASC 946, "Financial Services - Investment Companies," and as of the Company's measurement date. The Company believes this is an appropriate methodology to obtain the fair value of these assets. For the component of the real estate portfolio under development, the investments are carried at cost until they are completed and valued by a third party appraiser.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following sets forth a summary of changes in the fair value of assets measured using significant unobservable inputs (Level 3) (in millions):

	Total	Hedge Funds	Real Estate
U.S. Pension

Asset value as of September 30, 2013	$302	$17	$285

Additions net of redemptions	4	(13)	17
Realized gain	9	—	9
Unrealized gain	20	—	20

Asset value as of September 30, 2014	$335	$4	$331

Additions net of redemptions	(59)	(3)	(56)
Realized gain (loss)	28	(1)	29
Unrealized gain	19	—	19

Asset value as of September 30, 2015	$323	$—	$323

Non-U.S. Pension

Asset value as of September 30, 2013	$98	$89	$9

Additions net of redemptions	10	—	10
Unrealized gain	1	—	1
Transfers out - to Level 2	(89)	(89)	—

Asset value as of September 30, 2014	$20	$—	$20

Additions net of redemptions	34	—	34
Unrealized loss	(3)	—	(3)

Asset value as of September 30, 2015	$51	$—	$51

Funded Status

The table that follows contains the ABO and reconciliations of the changes in the PBO, the changes in plan assets and the funded status (in millions):

	Pension Benefits				Postretirement Benefits
	U.S. Plans		Non-U.S. Plans
September 30,	2015	2014	2015	2014	2015	2014

Accumulated Benefit Obligation	$2,985	$2,855	$1,388	$1,477	$—	$—

Change in Projected Benefit Obligation
Projected benefit obligation at beginning of year	2,875	2,902	1,572	1,997	224	245
Service cost	31	70	25	38	3	5
Interest cost	122	138	46	71	9	12
Plan participant contributions	—	—	1	5	6	6
Acquisitions	—	37	—	1	—	7
Divestitures (1)	—	—	(18)	(626)	—	—
Actuarial (gain) loss	203	241	7	250	—	(26)
Amendments made during the year	—	1	—	(1)	—	—
Benefits and settlements paid	(209)	(514)	(65)	(84)	(24)	(26)
Estimated subsidy received	—	—	—	—	1	2
Curtailment	—	—	(5)	(2)	—	—
Other	—	—	43	(3)	(4)	—
Currency translation adjustment	—	—	(159)	(74)	(4)	(1)

Projected benefit obligation at end of year	$3,022	$2,875	$1,447	$1,572	$211	$224

Change in Plan Assets
Fair value of plan assets at beginning of year	$2,504	$2,656	$1,201	$1,656	$219	$226
Actual return on plan assets	(4)	307	48	155	(9)	11
Acquisitions	—	43	—	—	—	—
Divestitures (1)	—	—	(10)	(617)	—	—
Employer and employee contributions	315	12	81	152	8	8
Benefits paid	(201)	(110)	(55)	(53)	(24)	(26)
Settlement payments	(8)	(404)	(10)	(31)	—	—
Other	—	—	39	4	—	—
Currency translation adjustment	—	—	(117)	(65)	—	—

Fair value of plan assets at end of year	$2,606	$2,504	$1,177	$1,201	$194	$219

Funded status	$(416)	$(371)	$(270)	$(371)	$(17)	$(5)

Amounts recognized in the statement of financial position consist of:
Prepaid benefit cost	$17	$47	$30	$36	$37	$57
Accrued benefit liability	(433)	(418)	(300)	(407)	(54)	(62)

Net amount recognized	$(416)	$(371)	$(270)	$(371)	$(17)	$(5)

Weighted Average Assumptions (2)
Discount rate (3)	4.40%	4.35%	3.15%	3.25%	3.75%	4.35%
Rate of compensation increase	3.25%	3.25%	3.00%	3.00%	NA	NA

(1)
Fiscal 2014 includes $617 million of plan assets and $626 million of projected benefit obligations transferred to assets and liabilities held for sale on the consolidated statements of financial position for non-U.S. plans. The prepaid benefit cost and accrued benefit liability transferred are $24 million and $33 million, respectively. The plan assets transferred are comprised of $553 million of Level 1 investments and $64 million of Level 2 investments. The Level 1 investments, by asset category, are cash, equity securities, fixed income securities, real estate and commodities in the amounts of $11 million, $110 million, $356 million, $70 million and $6 million, respectively. The Level 2 investments are hedge fund investments. The weighted average discount rate and rate of compensation increase assumptions at September 30, 2014 are 2.30% and 2.10%, respectively.

Refer to Note 3, "Discontinued Operations," of the notes to consolidated financial statements for further information regarding the Company's disposal groups classified as held for sale.

(2)	Plan assets and obligations are determined based on a September 30 measurement date at September 30, 2015 and 2014.

(3)
The Company considers the expected benefit payments on a plan-by-plan basis when setting assumed discount rates. As a result, the Company uses different discount rates for each plan depending on the plan jurisdiction, the demographics of participants and the expected timing of benefit payments. For the U.S. pension and postretirement plans, the Company uses a discount rate provided by an independent third party calculated based on an appropriate mix of high quality bonds. For the non-U.S. pension and postretirement plans, the Company consistently uses the relevant country specific benchmark indices for determining the various discount rates.

At September 30, 2015, the Company changed the method used to estimate the service and interest components of net periodic benefit cost for pension and other postretirement benefits for plans that utilize a yield curve approach. This change compared to the previous method will result in different service and interest components of net periodic benefit cost (credit) in future periods. Historically, the Company estimated these service and interest cost components utilizing a single weighted-average discount rate derived from the yield curve used to measure the benefit obligation at the beginning of the period. The Company elected to utilize a full yield curve approach in the estimation of these components by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows. The Company made this change to provide a more precise measurement of service and interest costs by improving the correlation between projected benefit cash flows to the corresponding spot yield curve rates. This change does not affect the measurement of the total benefit obligations or annual net periodic benefit cost (credit) as the change in the service and interest costs is completely offset in the net actuarial (gain) loss reported. The change in the service and interest costs going forward is not expected to be significant. The Company has accounted for this change as a change in accounting estimate.

Accumulated Other Comprehensive Income

The amounts in AOCI on the consolidated statements of financial position, exclusive of tax impacts, that have not yet been recognized as components of net periodic benefit cost at September 30, 2015 are as follows (in millions):

	Pension Benefits	Postretirement Benefits
Accumulated other comprehensive loss (income)
Net transition obligation	$1	$—
Net prior service cost (credit)	4	(1)
Total	$5	$(1)

The amounts in AOCI expected to be recognized as components of net periodic benefit cost over the next fiscal year are shown below (in millions):

	Pension Benefits	Postretirement Benefits
Amortization of:
Net transition obligation	$—	$—
Net prior service cost (credit)	1	(1)
Total	$1	$(1)

Net Periodic Benefit Cost

The table that follows contains the components of net periodic benefit cost (in millions):

	Pension Benefits						Postretirement Benefits
	U.S. Plans			Non-U.S. Plans
Year ended September 30,	2015	2014	2013	2015	2014	2013	2015	2014	2013
Components of Net Periodic Benefit Cost (Credit):
Service cost	$31	$70	$90	$32	$38	$38	$3	$5	$5
Interest cost	122	138	151	57	71	64	9	12	11
Expected return on plan assets	(181)	(207)	(232)	(71)	(75)	(71)	(12)	(12)	(13)
Net actuarial (gain) loss	387	126	(433)	14	172	48	21	(24)	(20)
Amortization of prior service cost (credit)	—	1	1	(1)	(1)	(1)	(1)	(7)	(17)
Curtailment gain	—	—	—	(15)	(2)	(26)	—	—	—
Settlement (gain) loss	1	15	(69)	—	1	(1)	—	—	—

Net periodic benefit cost (credit)	360	143	(492)	16	204	51	20	(26)	(34)

Net periodic benefit (cost) credit related to discontinued operations	—	—	—	14	(38)	19	—	—	—

Net periodic benefit cost (credit) included in continuing operations	$360	$143	$(492)	$30	$166	$70	$20	$(26)	$(34)

Expense Assumptions:
Discount rate	4.35%	4.90%	4.15%	3.00%	3.60%	3.40%	4.35%	4.90%	4.15%
Expected return on plan assets	7.50%	8.00%	8.00%	4.50%	4.75%	4.55%	5.75%	5.80%	5.80%
Rate of compensation increase	3.25%	3.30%	3.25%	2.60%	2.60%	2.45%	NA	NA	NA

16.    SIGNIFICANT RESTRUCTURING AND IMPAIRMENT COSTS

To better align its resources with its growth strategies and reduce the cost structure of its global operations to address the softness in certain underlying markets, the Company commits to restructuring plans as necessary.

In fiscal 2015, the Company committed to a significant restructuring plan (2015 Plan) and recorded $397 million of restructuring and impairment costs in the consolidated statements of income. This is the total amount incurred to date and the total amount expected to be incurred for this restructuring plan. The restructuring actions related to cost reduction initiatives in the Company’s Automotive Experience, Building Efficiency and Power Solutions businesses and at Corporate. The costs consist primarily of workforce reductions, plant closures and asset impairments. Of the restructuring and impairment costs recorded, $182 million related to the Automotive Experience Seating segment, $166 million related to Corporate, $27 million related to the Building Efficiency Rest of World segment, $11 million related to the Power Solutions segment, $7 million related to the Building Efficiency Asia segment, $2 million related to the Building Efficiency Systems and Service North America segment and $2 million related to the Building Efficiency Products North America segment. The restructuring actions are expected to be substantially complete in fiscal 2016.

The following table summarizes the changes in the Company’s 2015 Plan reserve, included within other current liabilities in the consolidated statements of financial position (in millions):

	Employee Severance and Termination Benefits	Long-Lived Asset Impairments	Other	Total

Original Reserve	$191	$183	$23	$397
Utilized—cash	—	—	—	—
Utilized—noncash	—	(183)	—	(183)
Balance at September 30, 2015	$191	$—	$23	$214

In fiscal 2014, the Company committed to a significant restructuring plan (2014 Plan) and recorded $324 million of restructuring and impairment costs in the consolidated statements of income. This is the total amount incurred to date and the total amount expected to be incurred for this restructuring plan. The restructuring actions related primarily to cost reduction initiatives in the Company’s Automotive Experience, Building Efficiency and Power Solutions businesses and included workforce reductions, plant closures, and asset and goodwill impairments. Of the restructuring and impairment costs recorded, $130 million related to the Automotive Experience Interiors segment, $119 million related to the Building Efficiency Rest of World segment, $29 million related to the Automotive Experience Seating segment, $16 million related to the Power Solutions segment, $12 million related to the Building Efficiency Systems and Service North America segment, $7 million related to the Building Efficiency Products North America segment, $7 million related to Corporate and $4 million related to the Building Efficiency Asia segment. The restructuring actions are expected to be substantially complete in fiscal 2016.

Additionally, the Company recorded $53 million of restructuring and impairment costs within discontinued operations related to the Automotive Experience Electronics business in fiscal 2014.

The following table summarizes the changes in the Company’s 2014 Plan reserve, included within other current liabilities in the consolidated statements of financial position (in millions):

	Employee Severance and Termination Benefits	Long-Lived Asset Impairments	Goodwill Impairment	Other	Currency Translation	Total

Original Reserve	$191	$134	$47	$5	$—	$377
Utilized—cash	(8)	—	—	—	—	(8)
Utilized—noncash	—	(134)	(47)	—	(6)	(187)
Balance at September 30, 2014	$183	$—	$—	$5	$(6)	$182
Utilized—cash	(65)	—	—	(5)	—	(70)
Utilized—noncash	—	—	—	—	(13)	(13)
Balance at September 30, 2015	$118	$—	$—	$—	$(19)	$99

In fiscal 2013, the Company committed to a significant restructuring plan (2013 Plan) and recorded $903 million of restructuring and impairment costs in the consolidated statements of income. This is the total amount incurred to date and the total amount expected to be incurred for this restructuring plan. The restructuring actions related to cost reduction initiatives in the Company’s Automotive Experience, Building Efficiency and Power Solutions businesses and included workforce reductions, plant closures, and asset and goodwill impairments. Of the restructuring and impairment costs recorded, $560 million related to the Automotive Experience Interiors segment, $152 million related to the Automotive Experience Seating segment, $70 million related to the Building Efficiency Rest of World segment, $36 million related to the Power Solutions segment, $35 million related to the Building Efficiency Systems and Service North America segment, $28 million related to the Building Efficiency Products North America segment, $17 million related to Corporate and $5 million related to the Building Efficiency Asia segment. The restructuring actions are expected to be substantially complete in fiscal 2016.

Additionally, the Company recorded $82 million of restructuring costs within discontinued operations, of which $54 million related to the GWS business and $28 million related to the Automotive Experience Electronics business in fiscal 2013.

The following table summarizes the changes in the Company’s 2013 Plan reserve, included within other current liabilities in the consolidated statements of financial position (in millions):

	Employee Severance and Termination Benefits	Long-Lived Asset Impairments	Goodwill Impairment	Other	Currency Translation	Total

Original Reserve	$392	$156	$430	$7	$—	$985
Utilized—cash	(26)	—	—	—	—	(26)
Utilized—noncash	—	(156)	(430)	(4)	4	(586)
Transfer to liabilities held for sale	(31)	—	—	—	—	(31)
Balance at September 30, 2013	$335	$—	$—	$3	$4	$342
Utilized—cash	(144)	—	—	(3)	—	(147)
Utilized—noncash	—	—	—	—	(11)	(11)
Transfer from liabilities held for sale	31	—	—	—	—	31
Transfer to liabilities held for sale	(24)	—	—	—	—	(24)
Balance at September 30, 2014	$198	$—	$—	$—	$(7)	$191
Utilized—cash	(113)	—	—	—	—	(113)
Utilized—noncash	—	—	—	—	(10)	(10)
Balance at September 30, 2015	$85	$—	$—	$—	$(17)	$68

The $31 million of transfers from liabilities held for sale represent restructuring reserves that were included in liabilities held for sale in the consolidated statements of financial position at September 30, 2013, but were excluded from liabilities held for sale at September 30, 2014 based on transaction negotiations. See Note 3, "Discontinued Operations," of the notes to consolidated financial statements for further information regarding the Company's assets and liabilities held for sale.

The Company's fiscal 2015, 2014, and 2013 restructuring plans included workforce reductions of approximately 13,900 employees (8,200 for the Automotive Experience business, 4,700 for the Building Efficiency business, 900 for the Power Solutions business and 100 for Corporate). Restructuring charges associated with employee severance and termination benefits are paid over the severance period granted to each employee or on a lump sum basis in accordance with individual severance agreements. As of September 30, 2015, approximately 8,000 of the employees have been separated from the Company pursuant to the restructuring plans. In addition, the restructuring plans included twenty-three plant closures (eighteen for Automotive Experience and five for Building Efficiency). As of September 30, 2015, five of the twenty-three plants have been closed.

Refer to Note 17, "Impairment of Long-Lived Assets," of the notes to consolidated financial statements for further information regarding the long-lived asset impairment charges recorded as part of the restructuring actions.

Refer to Note 6, "Goodwill and other Intangible Assets," of the notes to consolidated financial statements for further information regarding the goodwill impairment charges recorded.

Company management closely monitors its overall cost structure and continually analyzes each of its businesses for opportunities to consolidate current operations, improve operating efficiencies and locate facilities in low cost countries in close proximity to customers. This ongoing analysis includes a review of its manufacturing, engineering and purchasing operations, as well as the overall global footprint for all its businesses. Because of the importance of new vehicle sales by major automotive manufacturers to operations, the Company is affected by the general business conditions in this industry. Future adverse developments in the automotive industry could impact the Company’s liquidity position, lead to impairment charges and/or require additional restructuring of its operations.

17.    IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews long-lived assets, including property, plant and equipment and other intangible assets with definite lives, for impairment whenever events or changes in circumstances indicate that the asset’s carrying amount may not be recoverable. The Company conducts its long-lived asset impairment analyses in accordance with ASC 360-10-15, "Impairment or Disposal of Long-Lived Assets." ASC 360-10-15 requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value based on discounted cash flow analysis or appraisals.

In the fourth quarter of fiscal 2015, the Company concluded it had triggering events requiring assessment of impairment for certain of its long-lived assets in conjunction with its announced restructuring actions and the intention to spin-off the Automotive Experience business. As a result, the Company reviewed the long-lived assets for impairment and recorded a $183 million impairment charge within restructuring and impairment costs on the consolidated statements of income. Of the total impairment charge, $139 million related to corporate assets, $27 million related to the Automotive Experience Seating segment, $16 million related to the Building Efficiency Rest of World segment and $1 million related to the Building Efficiency Systems and Service North America segment. Refer to Note 16, "Significant Restructuring and Impairment Costs," of the notes to consolidated financial statements for additional information. The impairment was measured, depending on the asset, either under an income approach utilizing forecasted discounted cash flows or a market approach utilizing an appraisal to determine fair values of the impairment assets. These methods are consistent with the methods the Company employed in prior periods to value other long-lived assets. The inputs utilized in the analyses are classified as Level 3 inputs within the fair value hierarchy as defined in ASC 820, "Fair Value Measurement."

In the third and fourth quarters of fiscal 2014, the Company concluded it had triggering events requiring assessment of impairment for certain of its long-lived assets in conjunction with its restructuring actions announced in fiscal 2014. In addition, in the fourth quarter of fiscal 2014, the Company concluded that it had a triggering event requiring assessment of impairment of long-lived assets held by the Building Efficiency Rest of World - Latin America reporting unit due to the impairment of goodwill in the quarter. As a result, the Company reviewed the long-lived assets for impairment and recorded a $91 million impairment charge within restructuring and impairment costs on the consolidated statements of income, of which $45 million was recorded in the third quarter and $46 million in the fourth quarter of fiscal 2014. Of the total impairment charge, $45 million related to the Automotive Experience Interiors segment, $34 million related to the Building Efficiency Rest of World segment, $7 million related to the Automotive Experience Seating segment and $5 million related to corporate assets. In addition, the Company recorded $43 million of asset and investment impairments within discontinued operations in the third quarter of fiscal 2014 related to the divestiture of the Automotive Experience Electronics business. Refer to Note 3, "Discontinued Operations," and Note 16, "Significant Restructuring and Impairment Costs," of the notes to consolidated financial statements for additional information. The impairment was measured, depending on the asset, either under an income approach utilizing forecasted discounted cash flows or a market approach utilizing an appraisal to determine fair values of the impairment assets. These methods are consistent with the methods the Company employed in prior periods to value other long-lived assets. The inputs utilized in the analyses are classified as Level 3 inputs within the fair value hierarchy as defined in ASC 820, "Fair Value Measurement."

In the second, third and fourth quarters of fiscal 2013, the Company concluded it had a triggering event requiring assessment of impairment for certain of its long-lived assets in conjunction with its restructuring actions announced in fiscal 2013. In addition, in the fourth quarter of fiscal 2013, the Company concluded that it had a triggering event requiring assessment of impairment for the long-lived assets held by the Automotive Experience Interiors segment due to the impairment of goodwill in the quarter. As a result, the Company reviewed the long-lived assets for impairment and recorded a $156 million impairment charge within restructuring and impairment costs on the consolidated statements of income, of which $13 million was recorded in the second quarter, $36 million in the third quarter and $107 million in the fourth quarter of fiscal 2013. Of the total impairment charge, $57 million related to the Automotive Experience Interiors segment, $44 million related to the Building Efficiency Rest of World segment, $22 million related to the Automotive Experience Seating segment, $18 million related to the Power Solutions segment, $12 million related to corporate assets and $3 million related to the Building Efficiency Products North America segment. Refer to Note 16, "Significant Restructuring and Impairment Costs," of the notes to consolidated financial statements for additional information. The impairment was measured, depending on the asset, either under an income approach utilizing forecasted discounted cash flows or a market approach utilizing an appraisal to determine fair values of the impairment assets. These methods are consistent with the methods the Company employed in prior periods to value other long-lived assets. The inputs utilized in the analyses are classified as Level 3 inputs within the fair value hierarchy as defined in ASC 820, "Fair Value Measurement."

At September 30, 2015, 2014 and 2013, the Company concluded it did not have any other triggering events requiring assessment of impairment of its long-lived assets. Refer to Note 1, "Summary of Significant Accounting Policies," of the notes to consolidated financial statements for discussion of the Company’s goodwill impairment testing. Refer to Note 6, "Goodwill and Other Intangible Assets," of the notes to consolidated financial statements for further information regarding the goodwill impairment charges recorded in the fourth quarter of fiscal 2014 and 2013.

18.    INCOME TAXES

At March 31, 2015, the Company determined that its GWS segment met the criteria to be classified as a discontinued operation, which required retrospective application to financial information for all periods presented. Refer to Note 3, "Discontinued Operations," of the notes to consolidated financial statements for further information regarding the Company's discontinued operations.

The more significant components of the Company’s income tax provision from continuing operations are as follows (in millions):

	Year Ended September 30,
	2015	2014	2013
Tax expense at federal statutory rate	$753	$671	$619
State income taxes, net of federal benefit	(23)	7	39
Foreign income tax expense at different rates and foreign losses without tax benefits	(198)	(196)	(299)
U.S. tax on foreign income	(203)	(222)	(56)
Reserve and valuation allowance adjustments	(99)	34	197
U.S. credits and incentives	(12)	(9)	(28)
Business divestitures	354	71	8
Restructuring and impairment costs	52	75	238
Other	(24)	(24)	(44)
Income tax provision	$600	$407	$674

The effective rate is below the U.S. statutory rate for fiscal 2015 primarily due to the benefits of continuing global tax planning initiatives, income in certain non-U.S. jurisdictions with a tax rate lower than the U.S. statutory tax rate and adjustments due to tax audit resolutions, partially offset by the tax consequences of business divestitures, and significant restructuring and impairment costs. The effective rate is below the U.S. statutory rate for fiscal 2014 primarily due to the benefits of continuing global tax planning initiatives and income in certain non-U.S. jurisdictions with a tax rate lower than the U.S. statutory tax rate partially offset by the tax consequences of business divestitures, significant restructuring and impairment costs, and valuation allowance adjustments. The effective rate is above the U.S. statutory rate for fiscal 2013 primarily due to the tax consequences of significant restructuring and impairment costs, and valuation allowance and uncertain tax position adjustments, partially offset by favorable tax audit resolutions, the benefits of continuing global tax planning initiatives and income in certain non-U.S. jurisdictions with a tax rate lower than the U.S. statutory tax rate.

Valuation Allowances

The Company reviews the realizability of its deferred tax asset valuation allowances on a quarterly basis, or whenever events or changes in circumstances indicate that a review is required. In determining the requirement for a valuation allowance, the historical and projected financial results of the legal entity or consolidated group recording the net deferred tax asset are considered, along with any other positive or negative evidence. Since future financial results may differ from previous estimates, periodic adjustments to the Company’s valuation allowances may be necessary.

In the fourth quarter of fiscal 2015, the Company performed an analysis related to the realizability of its worldwide deferred tax assets. As a result, and after considering tax planning initiatives and other positive and negative evidence, the Company determined that it was more likely than not that certain deferred tax assets primarily within Spain, Germany, and the United Kingdom would not be realized, and it is more likely than not that certain deferred tax assets of Poland and Germany will be realized. The impact of the net valuation allowance provision offset the benefit of valuation allowance releases and, as such, there was no net impact to income tax expense in the three month period ended September 30, 2015.

In the fourth quarter of fiscal 2014, the Company performed an analysis related to the realizability of its worldwide deferred tax assets. As a result, and after considering tax planning initiatives and other positive and negative evidence, the Company determined that it was more likely than not that deferred tax assets within Italy would not be realized. Therefore, the Company recorded $34 million of net valuation allowances as income tax expense in the three month period ended September 30, 2014.

In the first quarter of fiscal 2014, the Company determined that it was more likely than not that the deferred tax asset associated with a capital loss in Mexico would not be utilized. Therefore, the Company recorded a $21 million valuation allowance as income tax expense.

In the fourth quarter of fiscal 2013, the Company determined that it was more likely than not that deferred tax assets within Germany and Poland would not be realized. The Company also determined that it was more likely than not that the deferred tax assets within two French Power Solutions entities would be realized. Therefore, the Company recorded $145 million of net valuation allowances as income tax expense in the three month period ended September 30, 2013.

In the second quarter of fiscal 2013, the Company determined that it was more likely than not that a portion of the deferred tax assets within Brazil and Germany would not be realized. Therefore, the Company recorded $94 million of valuation allowances as income tax expense.

Uncertain Tax Positions

The Company is subject to income taxes in the U.S. and numerous foreign jurisdictions. Judgment is required in determining its worldwide provision for income taxes and recording the related assets and liabilities. In the ordinary course of the Company’s business, there are many transactions and calculations where the ultimate tax determination is uncertain. The Company is regularly under audit by tax authorities.

At September 30, 2015, the Company had gross tax effected unrecognized tax benefits of $1,235 million of which $1,180 million, if recognized, would impact the effective tax rate. Total net accrued interest at September 30, 2015 was approximately $41 million (net of tax benefit).

At September 30, 2014, the Company had gross tax effected unrecognized tax benefits of $1,655 million of which $1,505 million, if recognized, would impact the effective tax rate. Total net accrued interest at September 30, 2014 was approximately $106 million (net of tax benefit).

At September 30, 2013, the Company had gross tax effected unrecognized tax benefits of $1,345 million of which $1,198 million, if recognized, would impact the effective tax rate. Total net accrued interest at September 30, 2013 was approximately $84 million (net of tax benefit).

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

	Year Ended September 30,
	2015	2014	2013
Beginning balance, September 30	$1,655	$1,345	$1,465
Additions for tax positions related to the current year	363	329	123
Additions for tax positions of prior years	23	31	84
Reductions for tax positions of prior years	(124)	(36)	(43)
Settlements with taxing authorities	(541)	(9)	(160)
Statute closings	(18)	(5)	(45)
Audit resolutions	(123)	—	(79)
Ending balance, September 30	$1,235	$1,655	$1,345

During fiscal 2015, the Company settled a significant number of tax examinations in Germany, Mexico and the U.S., impacting fiscal years 1998 to fiscal 2012. The settlement of unrecognized tax benefits included cash payments for approximately $440 million and the loss of various tax attributes. The reduction for tax positions of prior years is substantially related to foreign exchange rates. In the fourth quarter of fiscal 2015, income tax audit resolutions resulted in a net $99 million benefit to income tax expense.

In the third quarter of fiscal 2013, tax audit resolutions resulted in a net $79 million benefit to income tax expense.

As a result of foreign law changes during the second quarter of fiscal 2013, the Company increased its total reserve for uncertain tax positions, resulting in income tax expense of $17 million.

In the U.S., it is expected that fiscal years 2013 through 2014 will be examined by the Internal Revenue Service during 2016. Additionally, the Company is currently under exam in the following major foreign jurisdictions:

Tax Jurisdiction	Tax Years Covered

Belgium	2012 - 2014
Brazil	2004 - 2008, 2011 - 2012
Canada	2008 - 2013
France	2002 - 2013
Germany	2007 - 2012
Italy	2005 - 2009, 2011
Korea	2008 - 2012
Mexico	2010 - 2013
United Kingdom	2011 - 2013

Other Tax Matters

During fiscal 2015, 2014 and 2013, the Company incurred significant charges for restructuring and impairment costs. Refer to Note 16, "Significant Restructuring and Impairment Costs," of the notes to consolidated financial statements for additional information. A substantial portion of these charges cannot be benefited for tax purposes due to the Company's current tax position in these jurisdictions and the underlying tax basis in the impaired assets, resulting in $52 million, $75 million and $238 million incremental tax expense in fiscal 2015, 2014 and 2013, respectively.

In the fourth quarter of fiscal 2015, the Company completed its global automotive interiors joint venture with Yanfeng Automotive Trim Systems. Refer to Note 2, "Acquisitions and Divestitures," of the notes to consolidated financial statements for additional information. In connection with the divestiture of the Interiors business, the Company recorded a pre-tax gain on divestiture of $145 million, $38 million net of tax. The tax impact of the gain is due to the jurisdictional mix of gains and losses on the divestiture, which resulted in non-benefited expenses in certain countries and taxable gains in other countries. In addition, in the third and fourth quarters of fiscal 2015, the Company provided income tax expense for repatriation of cash and other tax reserves associated with the Automotive Experience Interiors joint venture transaction, which resulted in a tax charge of $75 million and $223 million, respectively.

During the fourth quarter of fiscal 2014, the Company recorded a discrete tax benefit of $51 million due to change in entity status.

In the third quarter of fiscal 2014, the Company disposed of its Automotive Experience Interiors headliner and sun visor product lines. Refer to Note 2, "Acquisitions and Divestitures," of the notes to consolidated financial statements for additional information. As a result, the Company recorded a pre-tax loss on divestiture of $95 million and income tax expense of $38 million. The income tax expense is due to the jurisdictional mix of gains and losses on the sale, which resulted in non-benefited losses in certain countries and taxable gains in other countries.

In the third quarter of fiscal 2013, the Company resolved certain Mexican tax issues, which resulted in a $61 million benefit to income tax expense.

Impacts of Tax Legislation and Change in Statutory Tax Rates

The "look-through rule," under subpart F of the U.S. Internal Revenue Code, expired for the Company on September 30, 2015. The "look-through rule" had provided an exception to the U.S. taxation of certain income generated by foreign subsidiaries. It is generally thought that this rule will be extended with the possibility of retroactive application. The “look-through rule” previously expired for the Company on September 30, 2014 but was extended retroactively to the beginning of the Company’s 2015 fiscal year.

In the second quarter of fiscal 2015, tax legislation was adopted in Japan which reduced its statutory income tax rate. As a result of the law change, the Company recorded income tax expense of $17 million in the second quarter of fiscal 2015. Tax legislation was also adopted in various other jurisdictions during the fiscal year ended September 30, 2015. These law changes did not have a material impact on the Company's consolidated financial statements.

As a result of changes to Mexican tax law in the first quarter of fiscal 2014, the Company recorded a benefit to income tax expense of $25 million. Tax legislation was also adopted in various other jurisdictions during the fiscal year ended September 30, 2014. These law changes did not have a material impact on the Company's consolidated financial statements.

As a result of foreign law changes during the second quarter of fiscal 2013, the Company increased its total reserve for uncertain tax positions, resulting in income tax expense of $17 million.

Continuing Operations

Components of the provision for income taxes on continuing operations were as follows (in millions):

	Year Ended September 30,
	2015	2014	2013
Current
Federal	$(477)	$109	$67
State	(21)	15	30
Foreign	906	585	340
	408	709	437
Deferred
Federal	201	(175)	204
State	(31)	(6)	14
Foreign	22	(121)	19
	192	(302)	237

Income tax provision	$600	$407	$674

Consolidated domestic income from continuing operations before income taxes and noncontrolling interests for the fiscal years ended September 30, 2015, 2014 and 2013 was income of $1,051 million, $1,370 million and $1,960 million, respectively. Consolidated foreign income (loss) from continuing operations before income taxes and noncontrolling interests for the fiscal years ended September 30, 2015, 2014 and 2013 was income (loss) of $1,100 million, $546 million and $(192) million, respectively.
Income taxes paid for the fiscal years ended September 30, 2015, 2014 and 2013 were $1,163 million, $782 million and $531 million, respectively.

The Company has not provided additional U.S. income taxes on approximately $8.06 billion of undistributed earnings of consolidated foreign subsidiaries included in shareholders’ equity attributable to Johnson Controls, Inc. Such earnings could become taxable upon the sale or liquidation of these foreign subsidiaries or upon dividend repatriation. The Company’s intent is for such earnings to be reinvested by the subsidiaries or to be repatriated only when it would be tax effective through the utilization of foreign tax credits. It is not practicable to estimate the amount of unrecognized withholding taxes and deferred tax liability on such earnings. However, in fiscal 2015, the Company did provide income tax expense related to the repatriation of earnings of certain non-U.S. subsidiaries in connection with the GWS and Automotive Experience Interiors divestitures. In addition, the Company needs to complete the final steps of repatriation of the cash proceeds from these transactions and, as a result, the Company provided deferred taxes of $136 million for the income tax expense that would be triggered upon repatriation of this cash. Refer to "Capitalization" within the "Liquidity and Capital Resources" section of Item 7 for discussion of domestic and foreign cash projections.

During the quarter ended December 31, 2015, the Company early adopted ASU No. 2015-17 and applied the change retrospectively to all periods presented. Deferred taxes were classified in the consolidated statements of financial position as follows (in millions):

	September 30,
	2015	2014
Other noncurrent assets	$1,873	$2,373
Other noncurrent liabilities	(391)	(459)

Net deferred tax asset	$1,482	$1,914

Temporary differences and carryforwards which gave rise to deferred tax assets and liabilities included (in millions):

	September 30,
	2015	2014
Deferred tax assets
Accrued expenses and reserves	$210	$197
Employee and retiree benefits	270	243
Net operating loss and other credit carryforwards	2,471	3,233
Research and development	64	118
Joint ventures and partnerships	231	—
Other	16	—
	3,262	3,791
Valuation allowances	(1,256)	(1,285)
	2,006	2,506
Deferred tax liabilities
Property, plant and equipment	124	128
Intangible assets	400	275
Joint ventures and partnerships	—	37
Other	—	152
	524	592

Net deferred tax asset	$1,482	$1,914

Note that the above tables exclude the amounts of deferred tax assets and liabilities for fiscal 2014 that have been transferred to assets held for sale and liabilities held for sale within the consolidated statements of financial position.

At September 30, 2015, the Company had available net operating loss carryforwards of approximately $4.8 billion, of which $1.7 billion will expire at various dates between 2016 and 2035, and the remainder has an indefinite carryforward period. The Company had available U.S. foreign tax credit carryforwards at September 30, 2015 of $934 million, which will expire at various dates between 2020 and 2024. The valuation allowance, generally, is for loss carryforwards for which realization is uncertain because it is unlikely that the losses will be realized given the lack of sustained profitability and/or limited carryforward periods in certain countries.

19.    SEGMENT INFORMATION

Effective October 1, 2015, the Company reorganized the reportable segments within its Building Efficiency business to align with its new management reporting structure and business activities. Prior to this reorganization, Building Efficiency was comprised of three reportable segments for financial reporting purposes: North America Systems and Service, Asia and Other. As a result of this change, Building Efficiency is now comprised of four reportable segments for financial reporting purposes: Systems and Service North America, Products North America, Asia and Rest of World. Historical information has been revised to reflect the new Building Efficiency reportable segments.

A summary of the significant Building Efficiency reportable segment changes is as follows:

•
The North America Unitary Products business, Air Distribution Technologies business and refrigeration systems business, as well as heating, ventilating and air conditioning (HVAC) products installed for Navy and Marine customers, previously included in the "Other" segment, are now part of a new reportable segment named "Products North America."

•	The building controls parts business in North America, previously included in the "North America Systems and Service" segment, is now part of the "Products North America" segment.

•	The remainder of the "Other" segment has been renamed "Rest of World."

•	Certain reportable segment allocation methodologies have been refined for centralized costs such as engineering and headquarters.

At March 31, 2015, the Company determined that its GWS segment met the criteria to be classified as a discontinued operation, which required retrospective application to financial information for all periods presented. Refer to Note 3, "Discontinued Operations," of the notes to consolidated financial statements for further information regarding the Company's discontinued operations.

ASC 280, "Segment Reporting," establishes the standards for reporting information about segments in financial statements. In applying the criteria set forth in ASC 280, the Company has determined that it has seven reportable segments for financial reporting purposes. The Company’s seven reportable segments are presented in the context of its three primary businesses - Building Efficiency, Automotive Experience and Power Solutions.

Building Efficiency

Building Efficiency designs, produces, markets and installs HVAC and control systems that monitor, automate and integrate critical building segment equipment and conditions including HVAC, fire-safety and security in commercial buildings and in various industrial applications.

•
Systems and Service North America provides products and services to non-residential building and industrial applications in the North American marketplace. The products and services include HVAC and controls systems, energy efficiency solutions and technical services, including inspection, scheduled maintenance, and repair and replacement of mechanical and control systems.

•
Products North America designs and produces heating and air conditioning solutions for residential and light commercial applications, and also markets products and refrigeration systems to the replacement and new construction markets in the North American marketplace. Products North America also includes HVAC products installed for Navy and Marine customers globally.

•
Asia provides HVAC, controls and refrigeration systems and technical services to the Asian marketplace. Asia also includes the Johnson Controls-Hitachi Air Conditioning joint venture, which was formed October 1, 2015.

•	Rest of World provides HVAC, controls and refrigeration systems and technical services to markets in Europe, the Middle East and Latin America.

Automotive Experience

Automotive Experience designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport utility/crossover vehicles.

•	Seating produces automotive seat metal structures and mechanisms, foam, trim, fabric and complete seat systems.

•	Interiors produces instrument panels, floor consoles and door panels.

Power Solutions

Power Solutions services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.

Management evaluates the performance of the segments based primarily on segment income, which represents income from continuing operations before income taxes and noncontrolling interests excluding net financing charges, significant restructuring and impairment costs, and net mark-to-market adjustments on pension and postretirement plans. General corporate and other overhead expenses are allocated to business segments in determining segment income. As mentioned above, the previously reported GWS segment met the criteria to be classified as a discontinued operation, and general corporate overhead was not allocated to discontinued operations. The Company reported discontinued operations through retrospective application to all periods presented, resulting in general corporate allocation changes between the segments in the prior periods. Financial information relating to the Company’s reportable segments is as follows (in millions):

	Year Ended September 30,
	2015	2014	2013
Net Sales
Building Efficiency
Systems and Service North America	$4,184	$4,098	$4,238
Products North America	2,450	1,807	1,489
Asia	1,985	2,077	2,023
Rest of World	1,891	2,103	2,576
	10,510	10,085	10,326
Automotive Experience
Seating	16,539	17,531	16,285
Interiors	3,540	4,501	4,176
	20,079	22,032	20,461
Power Solutions	6,590	6,632	6,358

Total net sales	$37,179	$38,749	$37,145

	Year Ended September 30,
	2015	2014	2013
Segment Income (Loss)
Building Efficiency
Systems and Service North America (1)	$375	$354	$365
Products North America (2)	306	238	209
Asia (3)	191	270	233
Rest of World (4)	51	(45)	38
	923	817	845
Automotive Experience
Seating (5)	928	853	686
Interiors (6)	254	(1)	(19)
	1,182	852	667
Power Solutions (7)	1,153	1,052	999

Total segment income	$3,258	$2,721	$2,511

Net financing charges	(288)	(244)	(247)
Restructuring and impairment costs	(397)	(324)	(903)
Net mark-to-market adjustments on pension and postretirement plans	(422)	(237)	407

Income from continuing operations before income taxes	$2,151	$1,916	$1,768

	September 30,
	2015	2014	2013
Assets
Building Efficiency
Systems and Service North America	$2,332	$2,341	$2,315
Products North America	4,193	4,157	1,996
Global Workplace Solutions (8)	—	—	1,286
Asia	1,387	1,418	1,416
Rest of World	1,471	1,642	2,093
	9,383	9,558	9,106
Automotive Experience
Seating	8,611	8,969	9,763
Interiors (8)	1,265	321	1,872
	9,876	9,290	11,635
Power Solutions	6,590	6,888	7,459
Assets held for sale	55	2,787	804
Unallocated	3,691	4,262	2,639

Total	$29,595	$32,785	$31,643

	Year Ended September 30,
	2015	2014	2013
Depreciation/Amortization
Building Efficiency
Systems and Service North America	$32	$32	$38
Products North America	119	79	47
Asia	27	24	26
Rest of World	19	25	33
	197	160	144
Automotive Experience
Seating	345	328	354
Interiors	21	128	116
	366	456	470
Power Solutions	297	315	272
Discontinued Operations	—	24	66

Total	$860	$955	$952

	Year Ended September 30,
	2015	2014	2013
Capital Expenditures
Building Efficiency
Systems and Service North America	$22	$27	$6
Products North America	160	123	77
Global Workplace Solutions	16	16	7
Asia	32	39	88
Rest of World	38	34	20
	268	239	198
Automotive Experience
Seating	437	420	467
Interiors	121	181	235
Electronics	—	31	52
	558	632	754
Power Solutions	309	328	425

Total	$1,135	$1,199	$1,377

(1)
Building Efficiency - Systems and Service North America segment income for the years ended September 30, 2015, 2014 and 2013 excludes $2 million, $12 million and $35 million, respectively, of restructuring and impairment costs.

(2)
Building Efficiency - Products North America segment income for the years ended September 30, 2015, 2014 and 2013 excludes $2 million, $7 million and $28 million, respectively, of restructuring and impairment costs. For the years ended September 30, 2015, 2014 and 2013, Products North America segment income includes $9 million, $7 million and $5 million, respectively, of equity income.

(3)
Building Efficiency - Asia segment income for the years ended September 30, 2015, 2014 and 2013 excludes $7 million,$4 million and $5 million, respectively, of restructuring and impairment costs. For the years ended September 30, 2014 and 2013, Asia segment income includes $21 million and $2 million, respectively, of equity income.

(4)
Building Efficiency - Rest of World segment income for the years ended September 30, 2015, 2014 and 2013 excludes $27 million, $119 million and $70 million, respectively, of restructuring and impairment costs. For the years ended September 30, 2015, 2014 and 2013, Rest of World segment income includes $14 million, $7 million and $21 million, respectively, of equity income.

(5)
Automotive Experience - Seating segment income for the years ended September 30, 2015, 2014 and 2013 excludes $182 million, $29 million and $152 million, respectively, of restructuring and impairment costs. For the years ended September 30, 2015, 2014 and 2013, Seating segment income includes $264 million, $250 million and $287 million, respectively, of equity income.

(6)
Automotive Experience - Interiors segment income for the years ended September 30, 2014 and 2013 excludes $130 million and $560 million, respectively, of restructuring and impairment costs. For the years ended September 30, 2015, 2014 and 2013, Interiors segment income includes $31 million, $35 million and $16 million, respectively, of equity income.

(7)
Power Solutions segment income for the years ended September 30, 2015, 2014 and 2013 excludes $11 million, $16 million and $36 million, respectively, of restructuring and impairment costs. For the years ended September 30, 2015, 2014 and 2013, Power Solutions segment income includes $57 million, $75 million and $68 million, respectively, of equity income.

(8)
Current year and prior year amounts exclude assets held for sale. Refer to Note 3, "Discontinued Operations," of the notes to consolidated financial statements for further information regarding the Company's disposal groups classified as held for sale.

The Company has significant sales to the automotive industry. In fiscal years 2015, 2014 and 2013, no customer exceeded 10% of consolidated net sales.

Geographic Segments

Financial information relating to the Company’s operations by geographic area is as follows (in millions):

	Year Ended September 30,
	2015	2014	2013
Net Sales
United States	$16,841	$16,596	$15,406
Germany	3,375	3,853	4,411
Mexico	1,933	2,001	2,027
Other European countries	7,320	8,913	7,639
Other foreign	7,710	7,386	7,662

Total	$37,179	$38,749	$37,145

Long-Lived Assets (Year-end)
United States	$2,681	$2,762	$2,551
Germany	680	910	1,057
Mexico	594	567	560
Other European countries	1,006	1,064	1,439
Other foreign	909	1,011	978

Total	$5,870	$6,314	$6,585

Net sales attributed to geographic locations are based on the location of the assets producing the sales. Long-lived assets by geographic location consist of net property, plant and equipment.

20.    NONCONSOLIDATED PARTIALLY-OWNED AFFILIATES

Investments in the net assets of nonconsolidated partially-owned affiliates are stated in the "Investments in partially-owned affiliates" line in the consolidated statements of financial position as of September 30, 2015 and 2014. Equity in the net income of nonconsolidated partially-owned affiliates is stated in the "Equity income" line in the consolidated statements of income for the years ended September 30, 2015, 2014 and 2013.

The following table presents summarized financial data for the Company’s nonconsolidated partially-owned affiliates. The amounts included in the table below represent 100% of the results of operations of such nonconsolidated partially-owned affiliates accounted for under the equity method.

Summarized balance sheet data as of September 30 is as follows (in millions):

	2015	2014
Current assets	$7,083	$4,365
Noncurrent assets	3,294	1,822
Total assets	$10,377	$6,187

Current liabilities	$6,268	$3,318
Noncurrent liabilities	604	570
Noncontrolling interests	20	10
Shareholders’ equity	3,485	2,289
Total liabilities and shareholders’ equity	$10,377	$6,187

Summarized income statement data for the years ended September 30 is as follows (in millions):

	2015	2014	2013
Net sales	$12,922	$10,820	$9,973
Gross profit	1,911	1,638	1,483
Net income	890	790	644
Income attributable to noncontrolling interests	10	3	5
Net income attributable to the entity	880	787	639

21.    COMMITMENTS AND CONTINGENCIES

The Company accrues for potential environmental liabilities when it is probable a liability has been incurred and the amount of the liability is reasonably estimable. Reserves for environmental liabilities totaled $23 million and $24 million at September 30, 2015 and 2014, respectively. The Company reviews the status of its environmental sites on a quarterly basis and adjusts its reserves accordingly. Such potential liabilities accrued by the Company do not take into consideration possible recoveries of future insurance proceeds. They do, however, take into account the likely share other parties will bear at remediation sites. It is difficult to estimate the Company’s ultimate level of liability at many remediation sites due to the large number of other parties that may be involved, the complexity of determining the relative liability among those parties, the uncertainty as to the nature and scope of the investigations and remediation to be conducted, the uncertainty in the application of law and risk assessment, the various choices and costs associated with diverse technologies that may be used in corrective actions at the sites, and the often quite lengthy periods over which eventual remediation may occur. Nevertheless, the Company does not currently believe that any claims, penalties or costs in connection with known environmental matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. In addition, the Company has identified asset retirement obligations for environmental matters that are expected to be addressed at the retirement, disposal, removal or abandonment of existing owned facilities, primarily in the Power Solutions business. At September 30, 2015 and 2014, the Company recorded conditional asset retirement obligations of $59 million and $52 million, respectively.

The Company is involved in various lawsuits, claims and proceedings incident to the operation of its businesses, including those pertaining to product liability, environmental, safety and health, intellectual property, employment, commercial and contractual matters, and various other casualty matters. Although the outcome of litigation cannot be predicted with certainty and some lawsuits, claims or proceedings may be disposed of unfavorably to us, it is management’s opinion that none of these will have a material adverse effect on the Company’s financial position, results of operations or cash flows. Costs related to such matters were not material to the periods presented.

JOHNSON CONTROLS, INC. AND SUBSIDIARIES
SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
(In millions)

Year Ended September 30,	2015	2014	2013

Accounts Receivable - Allowance for Doubtful Accounts
Balance at beginning of period	$72	$68	$78
Provision charged to costs and expenses	41	50	68
Reserve adjustments	(15)	(22)	(50)
Accounts charged off	(16)	(19)	(27)
Acquisition of businesses	1	1	1
Divestiture of businesses	—	—	(1)
Currency translation	(1)	(1)	—
Transfers to held for sale	—	(5)	(1)
Balance at end of period	$82	$72	$68

Deferred Tax Assets - Valuation Allowance
Balance at beginning of period	$1,285	$1,172	$766
Allowance provision for new operating and other loss carryforwards	23	121	165
Allowance provision (benefit) adjustments	(52)	(8)	250
Transfers to held for sale	—	—	(9)
Balance at end of period	$1,256	$1,285	$1,172